     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1997

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CIRCE BIOMEDICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          8731                         65-0679166
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                              ONE LEDGEMONT CENTER
                               128 SPRING STREET
                              LEXINGTON, MA 02173
                                 (617) 863-8720
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 LASZLO J. EGER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CIRCE BIOMEDICAL, INC.
                              ONE LEDGEMONT CENTER
                               128 SPRING STREET
                              LEXINGTON, MA 02173
                                 (617) 863-8720
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

     LEWIS J. GEFFEN, ESQ.            ROBERT B. LAMM, ESQ.           STEVEN D. SINGER, ESQ.
  MINTZ, LEVIN, COHN, FERRIS,     VICE PRESIDENT AND SECRETARY     VIRGINIA H. KINGSLEY, ESQ.
    GLOVSKY AND POPEO, P.C.            W. R. GRACE & CO.               HALE AND DORR LLP
      ONE FINANCIAL CENTER            ONE TOWN CENTER ROAD              60 STATE STREET
        BOSTON, MA 02111           BOCA RATON, FL 33486-1010            BOSTON, MA 02109
         (617) 542-6000                  (561) 362-2000                  (617) 526-6000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM
                                                    PROPOSED MAXIMUM     AGGREGATE
   TITLE OF EACH CLASS OF          AMOUNT TO         OFFERING PRICE       OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED      BE REGISTERED        PER SHARE(2)        PRICE(2)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
 Class A Common Stock, $.001
  par value................. 2,875,000 shares (1)        $13.00         $37,375,000        $11,326
=======================================================================================================

(1) Includes 375,000 shares which the Underwriters have an option to purchase to cover over-allotments, if any. See "Underwriting."
(2) Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(o) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 20, 1997
PROSPECTUS
                                2,500,000 SHARES

                            [CIRCE BIOMEDICAL LOGO]

                              CLASS A COMMON STOCK
                               ------------------

     All of the 2,500,000 shares of Class A Common Stock offered hereby are being sold by Circe Biomedical, Inc. ("Circe" or the "Company"), currently a wholly owned subsidiary of W. R. Grace & Co. (together with its other subsidiaries, "Grace"). Grace currently owns, and upon the consummation of this Offering will own, all of the 4,600,000 outstanding shares of Class B Common Stock and no shares of Class A Common Stock. The Class B Common Stock will represent 39.5% of the voting power of the Class A Common Stock and Class B Common Stock outstanding (on a combined basis) upon the consummation of this Offering (36.3% if the Underwriters' over-allotment option is exercised in full). As the holder of all of the outstanding Class B Common Stock, Grace will be entitled to elect all of the Class B Directors of the Company; the holders of the Class A Common Stock, voting as a separate class, will be entitled to elect all of the Class A Directors. As long as Grace holds a specified amount of the Class B Common Stock, a majority of the Class B Directors will be required to approve certain fundamental corporate changes and significant transactions. See "Risk Factors -- Ownership by Grace; Restrictions on Certain Significant Transactions," "Relationship with Grace" and "Description of Capital Stock."

     Prior to this Offering, there has been no public market for any class of the Company's capital stock. The Company does not intend that there will ever be a public market for the Class B Common Stock. It is currently estimated that the initial public offering price of the Class A Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the trading symbol "CRCE."

     THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 7.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================

                                         Price to       Underwriting Discounts      Proceeds to
                                          Public          and Commissions(1)        Company(2)
--------------------------------------------------------------------------------------------------
Per Share...........................         $                     $                     $
--------------------------------------------------------------------------------------------------
Total(3)............................         $                     $                     $
==================================================================================================

1. For information regarding indemnification of the Underwriters, see "Underwriting."
2. Before deducting expenses of the Offering payable by the Company, estimated at $900,000.
3. The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 375,000 additional shares of Class A Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total
    Price to Public will be $         , the Underwriting Discounts and
    Commissions will be $         and the Proceeds to Company will be
    $         . See "Underwriting."

                               ------------------

     The shares of Class A Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and are subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York on or about
            , 1997.
                               ------------------

UBS SECURITIES                                             MONTGOMERY SECURITIES

            , 1997

[GRAPHICS ON INSIDE FRONT COVER INCLUDE ARTIST'S RENDITION AND PHOTOGRAPH OF THE
                              HEPATASSIST SYSTEM.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     HEPATASSIST(TM), PANCREASSIST(TM) AND CIRCE BIOMEDICAL(TM) ARE TRADEMARKS OF THE COMPANY FOR WHICH REGISTRATION APPLICATIONS HAVE BEEN FILED WITH THE UNITED STATES PATENT AND TRADEMARK OFFICE. ALL TRADEMARKS, SERVICE MARKS AND TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. The factors that might cause such differences include, but are not limited to, those discussed under "Risk Factors."

                                  THE COMPANY

     Circe Biomedical is engaged in the development, production and commercialization of novel bioartificial organs. The Company's lead product in development, the HepatAssist Liver Assist System (the "HepatAssist System"), is an extracorporeal, bioartificial liver incorporating porcine hepatocytes (pig liver cells), and is designed to treat acute and chronic liver failure by temporarily providing essential liver functions. The Company believes that the HepatAssist System is the most clinically advanced bioartificial liver in the world. Circe has completed a Phase I/II clinical trial of the HepatAssist System and has submitted to the United States Food and Drug Administration (the "FDA") a proposed protocol for a Phase II/III clinical trial that it expects to begin as early as the third quarter of 1997, subject to FDA approval. The Company's PancreAssist Artificial Pancreas System (the "PancreAssist System"), which is in preclinical development, is an implantable bioartificial pancreas, incorporating porcine pancreatic islets (pig pancreatic cells), and is designed as a novel therapy for the treatment of insulin-dependent diabetes. In addition to the HepatAssist and PancreAssist Systems, the Company is pursuing other research and development programs based on its proprietary technologies. These technologies enable the Company to (i) isolate, purify, handle and preserve primary mammalian cells; (ii) fabricate semipermeable, biocompatible membranes designed to regulate the passage of selected molecules; and (iii) design and develop novel biomedical systems incorporating these isolated cells and membranes to provide essential organ functions.

     The Company believes that the data from its Phase I/II clinical trial of the HepatAssist System indicate a safety profile and preliminary evidence of clinical efficacy sufficient to warrant initiation of the Company's proposed Phase II/III clinical trial for the treatment of patients with no history of liver disease who experience rapid liver failure (fulminant hepatic failure or "FHF") or who have received liver transplants that fail to function (primary non-function or "PNF"). For example, of the 26 patients with indications of FHF or PNF treated with the HepatAssist System during the Phase I/II clinical trial, 96% (25 patients) either were temporarily supported until they received a liver transplant (21 patients) or experienced liver regeneration sufficient to avoid the need for a transplant (4 patients), and 88% (23 patients) survived at least 30 days after the transplant or, if there was no transplant, after the patient's most recent HepatAssist System treatment. Survival at 30 days is considered to be clinically significant and is therefore the anticipated primary end point of the Company's planned Phase II/III clinical trial. Based on this data, the Company has submitted to the FDA a proposed protocol for a Phase II/III clinical trial for the treatment of FHF and PNF patients, which it expects to begin as early as the third quarter of 1997, subject to FDA approval. The Company believes that evidence of clinical efficacy sufficient for FDA approval may be available at an interim review point during the clinical trial and that the HepatAssist System qualifies for expedited review from the FDA. Based upon these and other factors, the Company expects that it could file with the FDA for approval of the HepatAssist System for these indications by the end of 1998. For a more detailed discussion of the results of the Company's Phase I/II clinical trial, as well as the anticipated Phase II/III clinical trial, see "Business
-- Products in Development -- The HepatAssist System -- Clinical Development."

     The Company believes that the initial market for the HepatAssist System will be FHF and PNF patients in late-stage comas. The Company estimates that, in 1996 in the United States, there were approximately 1,700 emergency liver transplants, 1,000 patients on the waiting list who died while waiting for a liver transplant and 1,000 patients with FHF or other sudden onsets of liver failure who either had not been placed on the waiting list or who died before being placed on the waiting list. Based on data from the United Network for Organ Sharing ("UNOS") and discussions with physicians, the Company believes that FHF and PNF patients accounted for approximately half of these 3,700 patients. The Company estimates that the size of the prospective patient population for the HepatAssist System in Europe is similar to that of the United States.

     The Company believes that, in addition to the FHF and PNF indications, the HepatAssist System will ultimately be used as a key therapy to enhance liver function during episodes of acute liver failure in chronic liver disease patients ("acute-on-chronic" liver failure or "AOC") and to compensate for liver insufficiency resulting from the surgical removal of liver tissue in cancer and trauma patients. Based on data from its Phase I/II clinical trial, the Company is preparing additional protocols for controlled Phase II clinical trials addressing significant portions of these patient populations. When and if additional data supporting safety and efficacy become available, the Company intends to proceed with Phase III clinical trials, subject to FDA approval, and ultimately to seek approval of the HepatAssist System for these additional indications. If approved for such indications, the Company believes that treatment with the HepatAssist System would be an appropriate therapy for a significant portion of patients admitted to hospitals due to acute liver failure. Based upon National Center for Health Statistics data, the Company estimates that there were approximately 350,000 hospitalizations due to liver failure in the United States in 1996, involving approximately 250,000 patients and 50,000 deaths. The Company estimates that of these 250,000 hospitalized patients, approximately 200,000 were AOC or liver cancer patients and over 40,000 of these patients died. The Company estimates that the size of the AOC and liver cancer patient population in Europe is similar to that of the United States.

     The PancreAssist System, which is currently in preclinical development, is an implantable, bioartificial pancreas incorporating porcine pancreatic islets and is designed to treat insulin-dependent diabetes. Based on the Company's preclinical testing, the Company filed an Investigational New Drug application ("IND") to initiate a Phase I/II clinical trial of a non-reseedable version of the PancreAssist System. Although the IND was allowed, prior to the treatment of any patients, the FDA placed the initiation of the trial on clinical hold pending the resolution of a device failure in preclinical testing. The Company has investigated the device failure, submitted its findings to the FDA and is in the process of evaluating its alternatives with the FDA. See "Risk
Factors -- Delays and Uncertainties Relating to the PancreAssist System" and "Business -- Products in Development -- Additional Applications of the Company's Core Technologies -- The PancreAssist System."

     The Company expects that the PancreAssist System, if successfully developed, will initially be used as a substitute for pancreatic transplants in "brittle" diabetics (insulin-dependent diabetics with a history of severe metabolic complications and erratic response to conventional insulin therapies). The Company believes that a significant portion of brittle diabetics would benefit from the PancreAssist System. If the PancreAssist System proves to be a successful therapy for this indication, the Company believes that it also could be used for the treatment of other insulin-dependent diabetics.

     In addition to the HepatAssist and PancreAssist Systems, the Company is pursuing, independently and in collaboration with others, other research and development programs based on the Company's proprietary technologies. These programs include: (i) a bioartificial kidney system using porcine kidney cells;
(ii) membrane-based immunoisolation devices to facilitate testing of cell/drug interactions in animal models; and (iii) an implantable device that uses biocompatible membranes and a proprietary enzymatic process to lower cholesterol levels. These projects are in various stages of early development, and the Company, depending on continued technological progress and commercial feasibility, may or may not seek to commercialize any of them.

     The Company's principal executive offices are located at One Ledgemont Center, 128 Spring Street, Lexington, Massachusetts 02173, and its telephone number is (617) 863-8720.

  Relationship with Grace

     The Company was incorporated in Delaware in 1996 and is currently a wholly owned subsidiary of Grace. From 1986 through 1996, the Company's business was operated as the biomedical division of Grace (the "Biomedical Division"). On December 31, 1996, Grace transferred to the Company, as a contribution to capital, the assets and liabilities of the Biomedical Division relating to the Company's business. Grace has provided substantially all of the Company's cash requirements since its inception, funding approximately

$72 million of research and development costs and other expenses from 1986 through the first quarter of 1997. Grace has advised the Company that, following the consummation of this Offering, Grace does not intend to provide any further financial assistance or support to the Company.

     Grace currently owns, and upon the consummation of this Offering will own, all of the 4,600,000 outstanding shares of the Company's Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), and no shares of the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock"). Upon the consummation of this Offering, Grace's ownership of the Class B Common Stock will represent 63.8% of the outstanding Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") on a combined basis (60.7% if the Underwriters' over-allotment option is exercised in full). Each share of Class A Common Stock entitles its holder to one vote, whereas each share of Class B Common Stock entitles its holder to 0.37 of a vote. Accordingly, the Class B Common Stock will represent 39.5% of the voting power of the outstanding Common Stock upon the consummation of this Offering (36.3% if the Underwriters' over-allotment option is exercised in full). As the holder of all of the outstanding Class B Common Stock, Grace will be entitled to elect all of the Class B Directors of the Company (the "Class B Directors"); the holders of the Class A Common Stock, voting as a separate class, will be entitled to elect all of the Class A Directors of the Company (the "Class A Directors"). As long as Grace holds a specified amount of the Class B Common Stock, a majority of the Class B Directors will be required to approve certain fundamental corporate changes and significant transactions. If Grace sells or otherwise transfers beneficial ownership of any shares of Class B Common Stock (other than to a wholly owned subsidiary of Grace), such shares will be automatically converted into shares of Class A Common Stock. See "Risk Factors -- Ownership by Grace; Restrictions on Certain Significant Transactions," "Relationship with Grace" and "Description of Capital Stock."

                                  THE OFFERING

Common Stock Offered.........................  2,500,000 shares of Class A Common Stock
Common Stock Outstanding after this
  Offering...................................  2,606,000 shares of Class A Common Stock(1)(2)
                                               4,600,000 shares of Class B Common Stock
                                               ----------
                                               7,206,000 total shares of Common Stock(1)(2)
                                               ==========

Use of Proceeds..............................  To fund (i) research and development; (ii)
                                               preclinical testing and clinical trials; (iii)
                                               the payment of $150,000 in connection with the
                                               settlement of certain litigation; (iv) the
                                               prepayment of $300,000 of royalties in
                                               connection with such settlement; and (v)
                                               working capital and general corporate
                                               expenses. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol.......  CRCE

---------------
(1) Includes an aggregate of 106,000 shares of Class A Common Stock to be issued pursuant to restricted stock awards (the "Management Stock Awards") to be granted to Laszlo J. Eger, Dr. Barry A. Solomon, David A. Butler and Dr. Claudy J.P. Mullon (each a "Management Stockholder," and collectively, the "Management Stockholders"), effective upon the consummation of this Offering. See "Capitalization" and "Management -- Employee Benefit Plans."
(2) Excludes an aggregate of 239,000 shares and 286,000 shares of Class A Common Stock issuable upon the exercise of stock options to be granted to the Management Stockholders and other employees of the Company, respectively, effective upon the consummation of this Offering. Also excludes an aggregate of 59,000 shares of Class A Common Stock issuable upon the exercise of stock options to be granted to certain of the Company's directors and to members of the Company's Scientific Advisory Board, effective upon the consummation of this Offering. The options to be granted to the Management Stockholders, directors and Scientific Advisory Board members will have a per share purchase price equal to the lower of the initial public offering price or $11.00. The options to be granted to the other employees of the Company will have a per share purchase price equal to the lower of the initial public offering price or $10.00. See "Capitalization" and "Management -- Employee Benefit Plans."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         THREE MONTHS
                                                                                             ENDED
                                                YEAR ENDED DECEMBER 31,                    MARCH 31,
                                    ------------------------------------------------   -----------------
                                     1992      1993      1994      1995       1996      1996      1997
                                    -------   -------   -------   -------   --------   -------   -------
STATEMENTS OF OPERATIONS DATA:
Operating costs and expenses:
  Research and development........  $ 4,999   $ 4,121   $ 4,312   $ 5,314   $  7,125   $ 1,405   $ 1,730
  General and administrative......    1,060       838     1,207       922      1,394       206       540
  Costs allocated by Grace(1).....    2,462     2,289     2,593     2,541      2,663       671       681
                                    -------   -------   -------   -------   --------   -------   -------
Net loss from operations..........   (8,521)   (7,248)   (8,112)   (8,777)   (11,182)   (2,282)   (2,951)
                                    =======   =======   =======   =======   ========   =======   =======
Net loss per share(2).............                                          $  (2.43)  $  (.50)  $ (0.64)
Weighted average shares used in
  computing net loss per
  share(2)........................                                             4,600     4,600     4,600

                                                                            MARCH 31, 1997
                                                                     ----------------------------
                                                                     ACTUAL        AS ADJUSTED(3)
                                                                     -------       --------------
BALANCE SHEET DATA:
Cash and equivalents...............................................  $    --          $ 26,550
Working capital (deficit)..........................................     (956)           26,044
Total assets.......................................................    1,589            27,858
Accumulated deficit................................................   (2,951)           (2,951)
Total stockholders' equity (deficit)...............................      (25)           26,975

---------------
(1) See Note 11 to the Financial Statements.
(2) Computed on the basis described in Note 3 to the Financial Statements.
(3) As adjusted to reflect (i) the sale of 2,500,000 shares of Class A Common Stock offered hereby and the receipt by the Company of the estimated net proceeds therefrom, at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, (ii) the issuance of an aggregate of 106,000 shares of Class A Common Stock pursuant to the Management Stock Awards and (iii) the grant of options to purchase 35,000 shares of Class A Common Stock to members of the Company's Scientific Advisory Board, as discussed in Note 14 to the Financial Statements. See "Use of Proceeds," "Capitalization" and "Management -- Employee Benefit Plans."

     Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the filing of the amendment and restatement of the Company's Certificate of Incorporation (as amended and restated, the "Restated Certificate") as described in Note 14 to the Financial Statements; (iii) reflects the amendment and restatement of the Company's By-laws (as amended and restated, the "By-laws"); and (iv) excludes an aggregate of 584,000 shares of Class A Common Stock issuable upon exercise of stock options to be granted effective upon the consummation of this Offering. In addition, unless otherwise indicated, all references in this Prospectus to the Company for the period prior to January 1, 1997 refer to the Biomedical Division. See "Underwriting" and "Management -- Employee Benefit Plans."

                                  RISK FACTORS

     Prospective investors in the shares offered hereby should carefully consider the following risk factors, in addition to the other information appearing in this Prospectus.

     Early Stage of Development; No Product Sales to Date and No Assurance of Future Sales. The Company is a development stage company. All of its product candidates are in research or development, and no revenues have been generated to date from product sales. There is no guarantee that the Company will ever develop commercially viable products. To achieve profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, produce, market and sell products. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained in a timely manner, if at all, that its product candidates can be manufactured at an acceptable cost and with acceptable quality or that any approved product candidates can be successfully marketed in the future. Moreover, even if the Company's product development objectives are achieved, the Company does not expect to receive significant revenue from the sale of any of its product candidates for at least the next few years, if ever. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products in Development."

     Novel Therapeutic Approach; Technological and Other Uncertainties. The Company's HepatAssist and PancreAssist Systems are based on the combination of isolated living porcine cells or tissue with the Company's proprietary membranes to create xenogeneic (derived from non-human species) biomedical systems for the treatment of both acute and chronic disease. Although several companies are conducting research and development activities relating to xenogeneic biomedical systems, there has been only limited clinical research in this area, and results obtained to date are inconclusive as to whether such systems will be safe or effective. To the Company's knowledge, no xenogeneic biomedical product incorporating living cells has ever been commercialized. Consequently, regulatory bodies, including the FDA, have limited experience with such products. To date, only 35 patients have been treated with the HepatAssist System in a Phase I/II clinical trial, conducted in the United States and Europe. An additional 12 patients were treated with a previous version of the system in an independent physician-sponsored study conducted in the United States. The PancreAssist System has not yet been tested in humans, and there can be no assurance that this product candidate will be safe or have clinical benefits. There can be no assurance that either the HepatAssist System or the PancreAssist System will be approved by the FDA or other regulatory authorities, or if so approved, that either product will be accepted by the medical community or third-party payors. If neither product is so approved and accepted, the Company will be required to dramatically change the scope and direction of its product development efforts. Such changes would have a material adverse effect on the Company's business, operating results and financial condition. See
"-- Comprehensive Government Regulation," "-- Uncertainty Associated with Preclinical Testing and Clinical Trials," "-- Delays and Uncertainties Related to the PancreAssist System" and "Business -- Government Regulation."

     Risks Associated with Xenogeneic Biomedical Systems. Several unique risks are attendant to xenogeneic biomedical systems. For example, it is possible that such systems could transmit viruses, infectious diseases or other contaminants from non-human species to human patients. In September 1996, the United States Public Health Service issued draft guidelines on infectious disease issues in xenotransplantation (transplantation from animals to humans), and additional guidance is anticipated. The FDA has also expressed continuing interest in developing guidelines or regulations for xenotransplantation and may issue such guidelines or regulations in the future. Should guidelines or regulations applicable to the Company's products in development be issued, there can be no assurance that the Company will be able to comply in a timely manner, if at all. In addition, unfavorable publicity resulting from unsuccessful efforts by the Company or others in the xenogeneic biomedical field or in the xenotransplantation field, or from individuals who oppose the use of xenogeneic biomedical technologies or xenotransplantation on ethical grounds, could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, the activities of animal rights groups and other organizations that have protested animal research and development programs or boycotted the products resulting from such programs could have a material adverse effect on the Company's business, operating results and financial condition. See "-- Comprehensive Government Regulation" and "Business -- Government Regulation."

     Comprehensive Government Regulation. The development, production and marketing of the Company's product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. In the United States, the Company's products in development will require FDA approval prior to commercialization; no such approval has yet been requested or obtained. Clinical trials are required before submitting an application for FDA approval. There can be no assurance that the FDA will allow the requisite clinical trials with respect to any of the Company's product candidates, or that such trials will be completed successfully within any specific time period, if at all. If clinical trials are completed successfully, the FDA may deny an application for approval if applicable regulatory criteria are not satisfied and/or may require additional testing or information. There can be no assurance that FDA approval of any application will be granted in a timely manner or at all. Even if regulatory approval of a product is granted, such approval may include limitations on the indicated uses for which such product may be marketed. The failure to receive, or any significant delay in receiving, FDA approval, or the imposition of significant limitations on the indicated uses of the Company's products, would have a material adverse effect on the Company's business, operating results and financial condition. The Company's product candidates are currently regulated by the FDA as biologics. There can be no assurance that the FDA will continue to treat the Company's product candidates as biologics. Any decision to change the designation of such product candidates could increase costs and delay approval.

     If regulatory approval is obtained, the Company will be required to comply with a number of post-approval requirements, including reporting certain adverse reactions, if any, to the FDA, post-marketing testing and surveillance to monitor the safety and efficacy of the Company's product candidates, and complying with advertising and promotional labeling requirements. In addition, facilities and procedures used in the manufacture of the Company's products must comply with Good Manufacturing Practices ("GMP") prescribed by the FDA. Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including the suspension or termination of clinical trials, delays in approving or refusal to approve a product, the withdrawal of an approved product from the market, seizures of product, and/or the imposition of injunctions, criminal penalties and/or civil penalties against the manufacturer and/or license holder. See "-- Limited Manufacturing and Marketing Capabilities."

     The Company's product candidates will also require regulatory approval in Europe before they can be marketed there; however, it is not clear which particular approvals will be required or from which agencies such approvals must be obtained. Since no products similar to the Company's product candidates are believed to have been approved in Europe, the regulatory process there is uncertain. The Company's product candidates may require separate regulatory approval in each country where they are to be marketed and, due to the combination of xenogeneic and hardware components in its products in development, may require multiple regulatory approvals in some European countries. At a minimum, some components will require regulatory review as medical devices. The xenogeneic cells used in the Company's product candidates may also require approval from appropriate agencies. Like regulators in the United States, European regulators have expressed concern about the potential for infectious disease transfer associated with xenogeneic biomedical systems, which could delay the regulatory approval process. See "-- Risks Associated with Xenogeneic Biomedical Systems." There can be no assurance that any European country will approve any of the Company's products in a timely manner, if at all, or that, if the Company's products are approved, the Company will be able to market the products for the indications which the Company desires or will be able to comply with post-approval restrictions. Failure to obtain regulatory approvals and to market the Company's products in Europe would have a material adverse effect on the Company's business, operating results and financial condition.

     Additionally, the Company is or may become subject to various federal, state, local and foreign laws, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development activities and manufacturing processes. The Company is unable to predict the nature and extent of restrictions that might arise from these laws, regulations and policies or any related governmental action. The Company may be required to incur significant costs to comply with these laws, regulations and policies, which could have a material adverse effect on its business, operating results and financial condition. See "Business -- Government Regulation."

     Uncertainty Associated with Preclinical Testing and Clinical
Trials. Before obtaining regulatory approvals for the commercial sale of any of the Company's products in development, the products must be subjected to extensive preclinical testing and clinical trials to demonstrate their safety and efficacy in humans. The Company has limited experience in conducting clinical trials and is dependent on third-party contract research organizations to conduct clinical trials of the HepatAssist System and to conduct preclinical testing and any future clinical trials of the PancreAssist System and any future product candidates. The Company has completed a Phase I/II clinical trial of the HepatAssist System and has submitted to the FDA a proposed protocol for a Phase II/III clinical trial that it expects to begin as early as the third quarter of 1997, subject to FDA approval. There can be no assurance that the Company will receive FDA approval to begin the clinical trial on the terms of the Company's protocol, that the Phase II/III clinical trial will commence in the third quarter of 1997, that patients will enroll in the trial at the anticipated rate, that the Company will be able to achieve clinical evidence of efficacy at an interim review point in the trial and be in a position to file for approval by the end of 1998, or that the FDA will grant the Company expedited review.

     The results of initial preclinical testing and clinical trials of products under development are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical testing and clinical trials; companies in the biomedical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after achieving promising results in earlier trials. Further, clinical trials are often conducted with patients at the most advanced stages of disease; during the course of treatment, these patients can suffer adverse medical effects or die for reasons that may not relate to the product being tested, but which can nevertheless adversely affect the clinical trials. There can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals. Furthermore, the rate of completion of the Company's clinical trials is dependent upon, among other things, the rate of patient enrollment, which in turn is a function of many factors, including the size of the patient population, the nature of the clinical protocol under which the Company's products under development will be studied, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in patient enrollment may result in increased costs, regulatory filing delays, or both. Furthermore, the Company, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time. The failure to adequately demonstrate the safety and efficacy of a product under development in a timely manner could have a material adverse effect on the Company's business, operating results and financial condition. See "-- Comprehensive Government Regulation," "-- Delays and Uncertainties Relating to the PancreAssist System," "Business -- Government Regulation" and "-- Products in Development -- Additional Applications of the Company's Core Technologies -- the PancreAssist System."

     History of Losses; No Assurance of Revenue or Profit. The Company has experienced significant operating losses since its inception; at March 31, 1997, the Company's cumulative losses since January 1, 1986 were approximately $72 million. The Company expects to incur substantial additional costs, including costs related to ongoing research and development activities, preclinical testing and clinical trials, the expansion of research facilities, administrative activities, and the development of manufacturing, marketing and sales capabilities, which will result in significant and increasing losses for some period. The Company's ability to achieve significant revenue or profitability is dependent on its ability to successfully research and develop its product candidates, obtain required regulatory approvals and manufacture, market and sell its products. There can be no assurance as to whether or when the Company will successfully accomplish these objectives or achieve profitability. The failure to accomplish any of these objectives would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Need for Substantial Additional Funds; Uncertainty of Additional
Funding. The Company will need substantial additional funds to complete preclinical testing and clinical trials, obtain regulatory approvals and develop manufacturing, marketing and sales capabilities. Since the Company's inception, Grace has provided substantially all of the Company's cash requirements, funding approximately $72 million of research and development costs and other expenses from 1986 through the first quarter of 1997. Grace has advised the Company that, following the consummation of this Offering, Grace does not intend to provide any further financial assistance or support to the Company. The Company anticipates that the net proceeds from this Offering, including interest thereon, will be sufficient to fund its currently planned operating expenses and capital requirements for approximately 15 to 18 months; however, there can be no assurance that such funds will be sufficient to fund its operating expenses and capital requirements during such period. Substantial additional funds will be required to support the Company's operations beyond such period and to commercialize the Company's product candidates. To obtain these funds, the Company intends to seek additional equity, debt and/or lease financings and/or third-party collaboration opportunities. However, there can be no assurance that any financing will be available on commercially acceptable terms, if at all, or that any available financing will be adequate and will not be dilutive to existing stockholders. Further, so long as the Class B Common Stock owned by Grace constitutes a majority of the Total Common Shares and Preferred Votes (defined below), the approval of a majority of the Class B Directors will be required for the Company to (i) sell capital stock under certain circumstances,
(ii) incur debt in excess of an aggregate principal amount of $10 million or
(iii) enter into certain strategic collaborations. "Total Common Shares and Preferred Votes" means the aggregate of the number of issued and outstanding shares of Common Stock plus the number of votes, if any, entitled to be cast by any of the Preferred Stock, par value $.001 per share (the "Preferred Stock"), outstanding at the time (prior to or after any conversion rights are exercised). There can be no assurance that the Class B Directors would approve any such sale of capital stock, incurrence of debt or participation in a strategic collaboration. If adequate funds are not available, the Company may be required to delay, reduce or eliminate certain of its product development programs or to license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Relationship with Grace" and "Description of Capital Stock -- Delaware Law and Certain Charter and By-law Provisions."

     Limited Manufacturing and Marketing Capabilities. Because of the relatively early stage of its product development activities, the Company has not yet invested significantly in manufacturing, marketing, distribution or product sales resources. Although the Company's long-term objective is to develop increased internal manufacturing capabilities, it will initially rely on third parties to manufacture most of the components of its product candidates for research, preclinical testing, clinical trials and commercialization. See "-- Reliance Upon Third-Party Suppliers."

     The Company has no experience in manufacturing the HepatAssist System or any other product in commercial quantities, and there can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs. In addition, in order to produce commercial quantities of its products, the Company will need to relocate its manufacturing facility, which may result in inefficiencies and delays caused by losses in production yield, the unavailability of technically qualified personnel, quality issues or other problems. Further, facilities and procedures used in the manufacture of the Company's products for clinical use or for commercial sale must comply with GMP requirements. The Company intends to operate its facilities in compliance with GMP requirements; however, there can be no assurance that the Company will be able to do so. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions or criminal proceedings. Difficulties in increasing manufacturing capability or the failure to develop and maintain facilities and processes in accordance with applicable regulations could delay or halt production, which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company also has no experience in marketing and distributing products. To market and distribute the HepatAssist System or any future product candidates, the Company plans to develop a direct sales and marketing force with distribution capabilities, but may enter into marketing and distribution arrangements with third parties that have established capabilities. Significant additional expenditures, management resources and time will be required for the Company to develop a sales and marketing force and distribution capability. There can be no assurance that the Company will be able to establish a direct sales and marketing force or enter into marketing and distribution arrangements with third parties, that any such arrangements will be on terms favorable to the Company or that any third party will market and distribute the Company's products successfully. If the Company fails to establish marketing and distribution capabilities or fails to enter into marketing and distribution arrangements with third parties, or if any marketing or distribution partner does not market and distribute a product successfully, the Company's business, operating results and financial condition would be materially and adversely affected. The Company intends to market and sell its products in Europe and may encounter additional difficulties in managing its European operations. See "Business -- Sales and Marketing" and "-- Manufacturing."

     Reliance Upon Third-Party Suppliers. The Company currently purchases hardware from several suppliers, including components such as the plasma reservoir, pump and monitor, charcoal column detoxifier and membrane oxygenator used in the HepatAssist System. The Company currently purchases pigs from one supplier and intends to purchase pigs from several suppliers in the future. In order to meet FDA requirements, the pigs must be free of specific pathogens at the time of purchase. If the hardware components of the HepatAssist System or the specific-pathogen-free pigs become unavailable from a particular supplier, there can be no assurance that the Company would be able to purchase hardware components and/or such pigs on commercially acceptable terms. With respect to the hardware components, the integration of any new component could require system design changes and further regulatory approval and could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, a disease or other catastrophe could destroy all or a portion of the pigs maintained by the Company, which would interrupt or significantly delay the development, testing and/or distribution of the Company's products. See "Business -- Manufacturing."

     Uncertainty Relating to Third-Party Reimbursement and Product Pricing. The successful commercialization of the Company's products will depend substantially on whether and to what extent the costs of such products and related treatments are reimbursed at acceptable levels by government authorities, private health insurers and other third-party payors, such as health maintenance organizations ("HMOs"). Since no products similar to the HepatAssist System are currently approved for marketing, no reimbursement plan exists for the costs associated with such treatment, and there can be no assurance that treatment with the HepatAssist System will be covered. In addition, reimbursement rates may vary depending on the procedure performed, the third-party payor, the type of insurance plan and other factors. The Company estimates that it will charge a health care provider between $15,000 to $50,000 during a typical course of treatment with the HepatAssist System. Even if third-party reimbursement is available to the Company, third-party payors may only be willing to provide coverage for the use of the HepatAssist System for indications where the HepatAssist System competes favorably on the basis of cost and clinical effectiveness. Further, there can be no assurance that providers will choose to use the Company's products, when and if they become available. Moreover, the Company is unable to predict what legislative or regulatory changes relating to the health care industry, including any changes affecting governmental and/or private or third-party coverage and reimbursement, may be enacted in the future or what effect such legislative or regulatory changes would have on the Company's business. The failure of physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from third-party payors for the procedures in which the Company's products would be used, or adverse changes in governmental and/or private third-party payors' policies toward reimbursement for such procedures, would have a material adverse effect on the Company's business, operating results and financial condition. If the Company obtains the necessary European regulatory approvals, market acceptance of the Company's product candidates in European markets would be dependent, in part, upon the availability of reimbursement. There can be no assurance that reimbursement in the United States or other countries will be available for any products the Company may develop or, if available, that reimbursement amounts will be at levels sufficient to permit the Company to achieve profitability.

     Particularly in the United States, third-party payors carefully review, and increasingly challenge, the prices charged for medical procedures and medical products. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for therapeutic products. The cost containment measures that health care providers are instituting, including practice protocols and guidelines, and the effect of any health care reform, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Reimbursement."

     Delays and Uncertainties Relating to the PancreAssist System. In March 1997, prior to the treatment of any patients, the FDA placed on clinical hold the Company's IND to initiate a Phase I/II clinical trial of a non-reseedable version of the PancreAssist System, pending the resolution of a device failure in preclinical testing. The provisions of the IND, which had been allowed in March 1996, required the Company to upgrade certain procedures and quality systems before commencing the clinical trial. During the course of an experiment used to validate the upgraded procedures, a vascular graft connecting the PancreAssist System to the circulatory system failed in one animal, leading to its death. The Company subsequently completed a failure analysis of the device and the graft and reported its findings and recommendations to the FDA in May 1997. In June 1997, the FDA advised the Company that it would require additional preclinical testing of the non-reseedable version of the PancreAssist System, which could significantly delay commencement of the Phase I/II clinical trial. In the event that the Company and the FDA are unable to agree on an acceptable level of preclinical testing, the Company may elect to (i) seek to proceed only with the development of the reseedable version, either independently or in collaboration with a partner; (ii) seek a partner for the development of the non-reseedable version; or (iii) delay any further development of the PancreAssist System for an indefinite period of time. There can be no assurance that the PancreAssist System will ever be successfully developed. See
"Business -- Government Regulation" and "Business -- Products in
Development -- Additional Applications of the Company's Core Technologies -- The PancreAssist System."

     Intense Competition. The Company's product candidates are expected to compete with new products and technologies being developed by pharmaceutical, biopharmaceutical, biotechnology and biomedical companies, as well as by universities and other research institutions. The Company is aware of several biotechnology companies that are attempting to create bioartificial liver and pancreas devices and other products that are competitive with those of the Company.

     Competitors are also developing a wide array of products, drugs and other therapies for diabetes, including products using normal or modified porcine, human or bovine pancreatic islets, modified forms of insulin or other drugs, insulin pumps that are either extracorporeal or implantable (certain of which may be implanted with glucose sensors), and drugs that directly attack the underlying causes of diabetes. One or more competitors may be successful in creating and commercializing bioartificial liver or pancreas devices or other products, drugs, therapies or improvements in the prevention or treatment of diabetes or liver diseases, any of which could adversely affect the size of the Company's available markets or eliminate the potential market for one or both of the Company's product candidates.

     Many of the Company's competitors are in the process of developing technologies that are, or in the future may be, the basis for competitive products that may be more effective and less costly than those of the Company. Many of these competitors have significantly greater research and development capabilities than the Company, as well as substantial marketing, manufacturing, financial and managerial resources. In addition, many competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of products and obtaining FDA and other regulatory approvals of such products. Accordingly, these competitors may succeed in commercializing products more rapidly than the Company. These competitors also compete with the Company in recruiting and retaining scientific personnel. See "Business -- Competition."

     Ownership by Grace; Restrictions on Certain Significant Transactions. The Company is currently a wholly owned subsidiary of Grace. Grace currently owns, and upon the consummation of this Offering will own, all of the 4,600,000 outstanding shares of Class B Common Stock and no shares of Class A Common Stock. Upon the consummation of this Offering, Grace's ownership of the Class B Common Stock will represent 63.8% of the outstanding Common Stock (60.7% if the Underwriters' over-allotment option is exercised in full). Each share of Class A Common Stock entitles its holder to one vote, whereas each share of Class B Common Stock entitles its holder to 0.37 of a vote. Accordingly, the Class B Common Stock will represent 39.5% of the voting power of the outstanding Common Stock upon the consummation of this Offering (36.3% if the Underwriters' over-allotment option is exercised in full). So long as Grace owns at least 30% of the Total Common Shares and Preferred Votes, Grace will be entitled to elect a number of Class B Directors equal to 40% of the Company's Board of Directors (the "Board"), excluding any directors to be elected, exclusively by holders of Preferred Stock. So long as Grace owns at least 15% of the Total Common Shares and Preferred Votes, Grace will be entitled to elect a number of Class B Directors equal to 20% of the Board, excluding any directors to be elected exclusively by holders of Preferred Stock. In addition, as long as the number of shares of Class B Common Stock owned by Grace constitutes a majority of the Total Common Shares and Preferred Votes, a majority of the Class B Directors will be required to approve certain fundamental corporate changes and significant transactions. Even after Grace's equity interest in the Company decreases below a majority of the Total Common Shares and Preferred Votes and, as a consequence, the approval of a majority of the Class B Directors is no longer required to authorize these changes and transactions, Grace may, by virtue of its ownership of a significant percentage of the voting power of the outstanding Common Stock, continue to be able to influence the outcome of stockholder votes and, by virtue of its ownership of all of the Class B Common Stock, continue to be able to elect the Class B Directors. Furthermore, subject to certain exceptions, if the Class B Common Stock owned or controlled by Grace should cease to constitute at least 50% of the Total Common Shares and Preferred Votes, then any or all shares of Class B Common Stock owned by Grace may be converted, at Grace's election, into an equal number of shares of Class A Common Stock. Although such conversion might result in Grace no longer being entitled to elect the Class B Directors, such conversion could cause Grace's voting power to increase and constitute a significant percentage of the voting power of the Common Stock (since the Class A Common Stock has greater voting power per share than the Class B Common Stock). The foregoing rights may limit the manner in which the Company conducts its business and may have the effect of discouraging an unsolicited acquisition proposal or limit the price that investors might be willing to pay for shares of Class A Common Stock. For a more complete description, see "Relationship with Grace" and "Description of Capital Stock."

     Uncertainties Regarding Patents and Proprietary Rights; Potential Third-Party Claims. The Company's success will depend in part on its ability to effectively protect its proprietary rights, including obtaining patent protection for its products and processes and preserving its trade secrets, and its ability to operate without infringing the proprietary rights of third parties. The Company's strategy is to actively pursue patent protection in the United States and other jurisdictions for technology that it believes to be proprietary and where patenting would offer a potential competitive advantage for its products.

     The Company holds two United States patents relating to the HepatAssist System, four United States patents relating to the PancreAssist System and seven United States patents relating to other exploratory development programs. The Company has also filed ten patent applications in the United States, seven of which relate to the technologies used in connection with the HepatAssist System and the PancreAssist System, and three of which relate to other exploratory technologies and programs. The Company also has the option to negotiate royalty-bearing licenses for three patents relating to such technologies and programs. The Company has filed corresponding patent applications in certain other countries. There can be no assurance that any patents will be issued from pending or any future patent applications, that the scope of any patent protection will provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. In addition, the laws of certain countries other than the United States may not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Further, while the Company generally enters into confidentiality agreements with its employees, consultants and strategic collaborators, there can be no assurance that the Company's proprietary technology will not become known or be independently developed by competitors in such a manner that leaves the Company with no practical recourse.

     Moreover, substantially all patents and proprietary rights presently owned by the Company were transferred from Grace to the Company. In connection with such transfer, Grace made no representations or warranties with respect to its title to these assets; consequently, there can be no assurance that the Company received such patents and proprietary rights free and clear of defects in title. See "Business -- Patents and Proprietary Rights" and "Relationship with
Grace -- Transfer and Assumption Agreement."

     A significant portion of the Company's technology has been developed in collaboration with third parties such as hospitals, universities and independent research laboratories. The Company is licensing certain know-how and technology relating to the HepatAssist System from Cedars-Sinai Medical Center and Rhode Island Hospital. These third parties generally have retained certain rights to use technology developed in the collaborations, or pre-existing technology that they contributed to research projects, and the Company has agreed to pay royalties on certain technology that it may use in commercial products. Depending on the final configuration of the Company's products, the Company may need to negotiate additional royalty-bearing licenses from some of these third parties in order to produce and sell its products commercially or to preserve its exclusive use of key technology. In addition, if the Company fails to pay the royalties due under any of these licenses, then, under certain circumstances, these licenses may be terminated. The termination of any license or the failure to negotiate any needed additional licenses could have a material adverse effect on the Company's business, operating results and financial condition. Certain of the technology relating to the HepatAssist System was developed by Dr. Achilles Demetriou under federal research grants at a number of research institutions. This development occurred prior to his joining the Cedars-Sinai Medical Center in 1993 and commencement of the Company's collaboration with Cedars-Sinai in 1994. Much of Dr. Demetriou's prior work regarding such technology has been published. Dr. Demetriou has agreed to serve as a member of the Company's Scientific Advisory Board.

     The medical products market has been characterized by extensive litigation regarding patents, trade secrets and other intellectual property rights. Administrative proceedings or litigation, which could result in substantial cost and uncertainty to the Company, may be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. The Company and Grace have recently entered into a settlement agreement with a third party involving portions of the technology relating to the PancreAssist System. See
"Business -- Legal Proceedings." There can be no assurance that third parties will not assert patent infringement claims in the future with respect to the Company's current or future products; such claims could potentially require the Company to enter into license arrangements or result in litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses can be obtained on commercially acceptable terms, if at all. Litigation with respect to any infringement claims or any other patent, trade secret or intellectual property rights could be expensive and time consuming and could have a material adverse effect on the Company's business, operating results and financial condition, regardless of the outcome of such litigation. See
"Business -- Patents and Proprietary Rights."

     Risk of Technological Obsolescence. The development of immunosuppressant drugs, biomechanical organ systems, xenotransplantation and other technological improvements is marked by rapid and significant change, and the Company expects that this development will continue at a rapid pace. The Company's success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Technological developments by the Company or others may result in the obsolescence of products or processes before the Company recovers the research, development and commercialization expenses it has incurred. There can be no assurance that the Company will successfully address these technological challenges or other challenges that may arise in the course of development. Any failure by the Company to anticipate or respond adequately to technological developments will have a material adverse effect on the Company's business, operating results and financial condition.

     Potential Product Liability. The Company's business exposes it to potential product liability risks inherent in the testing, manufacturing, marketing and sale of xenogeneic biomedical products, and there can be no assurance that the Company will be able to avoid significant product liability claims. Product liability insurance for the biomedical product industry is generally expensive, if available at all. The Company currently obtains through Grace product liability insurance covering its preclinical testing and clinical trials. However, such coverage will not be available from Grace following the consummation of this Offering. There can be no assurance that, following this Offering, the Company will be able to independently obtain and maintain such insurance on commercially acceptable terms or that such insurance will provide adequate protection against potential liabilities. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of products developed by the Company. Furthermore, a product liability claim, and any related adverse publicity, could have a material adverse effect on the business, operating results and financial condition of the Company.

     Dependence on Key Personnel. The Company depends to a considerable degree on a limited number of key personnel. The Company does not maintain "key person" life insurance on any of its employees. The loss of certain members of senior management or certain scientific personnel could have a material adverse effect on the Company's business, operating results and financial condition. Recruiting and retaining qualified scientific personnel to perform research and development work is also critical to the Company's success. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in these areas, and there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms. The failure to attract and retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Scientific Advisory Board" and "Management."

     No Prior Public Market; Stock Price Volatility. Prior to this Offering, there has been no public market for the Company's capital stock. Accordingly, there can be no assurance that an active trading market will develop and continue upon consummation of this Offering or that the market price of the Class A Common Stock will not decline below the initial public offering price. The initial public offering price of the Class A Common Stock will be determined by negotiations among the Company, Grace and the Representatives. See "Underwriting." The market price of the Company's securities, like those of the securities of many other emerging companies, is likely to be highly volatile. Factors such as the results of preclinical testing and clinical trials by the Company and/or its competitors, other evidence of the safety or efficacy of products of the Company and/or its competitors, announcements of technological innovations or new products by the Company and/or its competitors, governmental regulation, health care legislation, developments affecting patent or other proprietary rights of the Company and/or its competitors, including litigation, fluctuations in the Company's operating results and market conditions for biotechnology stocks in general, could have a significant impact on the future price of the Class A Common Stock. It is not intended that there ever will be a public market for the Class B Common Stock.

     Possible Adverse Impact of Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options) in the public market, or the availability of such shares for sale, could adversely affect the market price of the Class A Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations. Upon completion of this Offering, the Company will have 7,206,000 shares of Common Stock outstanding. The 2,500,000 shares of Class A Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by the Company's "affiliates," within the meaning of the Securities Act, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). Of the remaining 4,706,000 shares of Common Stock outstanding upon the consummation of this Offering, 4,600,000 will be shares of Class B Common Stock held by Grace and will be "restricted securities," as that term is defined in Rule 144, that may be sold only if registered under the Securities Act or in accordance with an applicable exemption from registration, such as Rule 144. The remaining 106,000 shares will be shares of Class A Common Stock issued pursuant to the Management Stock Awards to the Management Stockholders, who are "affiliates" of the Company within the meaning of the Securities Act, these shares will be subject to the resale limitations of Rule 144, as well as restrictions on transferability and to forfeiture until they vest. Grace has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell, or otherwise dispose of any securities of the Company owned by Grace for a period of one year after the date of this Prospectus (the "Grace Lock-Up Period"). The Management Stockholders (who will hold the Management Stock Awards and options to purchase 239,000 shares of Class A Common Stock) and the directors and members of the Scientific Advisory Board of the Company (who will hold options to purchase an aggregate of 59,000 shares of Class A Common Stock), have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell, or otherwise dispose of any securities of the Company owned by them for a period of 180 days after the date of this Prospectus (the "Management Lock-Up Period"). The Grace Lock-Up Period and the Management Lock-Up Period are collectively referred to hereafter as the "Lock-Up Periods." Upon the expiration of the Lock-Up Periods, the 4,600,000 shares of Common Stock held by Grace, and 35,333 shares of Common Stock held by the Management Stockholders (if such shares have vested), will be eligible for sale in the public market, subject to the volume limitations of Rule 144. In addition, Grace has the right under certain circumstances to require the Company to register its shares of Class B Common Stock under the Securities Act for resale to the public. The Class B Common Stock would be converted into shares of Class A Common Stock upon sale by Grace. If Grace, by exercising its registration rights, causes a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Class A Common Stock. See "Shares Eligible for Future Sale," "Relationship with Grace -- Stockholder Agreement" and "Underwriting."

     Anti-Takeover Effect of Certain Charter and By-law Provisions and Delaware Law. Grace's ownership of the Class B Common Stock, as well as its right to elect the Class B Directors, could delay or make more difficult a merger, tender offer or proxy contest involving the Company. However, even if Grace disposed of all of its Class B Common Stock, certain provisions of the Restated Certificate, the By-laws and the Delaware General Corporation Law (the "DGCL") could have the effect of discouraging an unsolicited acquisition proposal or limiting the price that investors might be willing to pay for shares of Class A Common Stock. The Restated Certificate authorizes the Board to issue, without stockholder approval, up to 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The Restated Certificate also provides for staggered terms for members of the Board other than Class B Directors. These provisions may have the effect of deterring unsolicited acquisition proposals or delaying or preventing changes in control or changes in management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. Further, certain provisions of the DGCL applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any stockholder owning 15% or more of the Company's outstanding voting stock ("interested stockholder") for a period of three years from the date a stockholder becomes an interested stockholder, unless certain conditions are met. These provisions could also limit the price that investors might be willing to pay in the future for shares of Class A Common Stock. See "-- Ownership by Grace; Restrictions on Certain Significant Transactions" and "Description of Capital Stock."

     Discretion in Application of Proceeds. Substantially all of the net proceeds of this Offering will initially be applied to the working capital of the Company. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Class A Common Stock offered hereby are estimated to be $27,000,000 ($31,185,000 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use the net proceeds (i) for research and development; (ii) to fund preclinical testing and clinical trials; (iii) to pay $150,000 in connection with the settlement of certain litigation; (iv) to prepay $300,000 of royalties in connection with such settlement (see "Business -- Legal Proceedings"); and (v) for working capital and general corporate expenses. Except for the payments relating to the settlement, the Company is not yet able to estimate the allocation of the net proceeds among the various uses, as the timing and amount of expenditures will vary depending upon numerous factors. The Board and management will have complete discretion with respect to the allocation of the net proceeds and the timing of expenditures. Although the Company may use a portion of the net proceeds to acquire or license products and/or technologies complementary to those of the Company, there are no current plans or commitments to do so. Pending the above uses, the Company plans to invest the net proceeds from this Offering in investment grade, interest-bearing securities.

     The Company anticipates that the net proceeds from this Offering, including interest thereon, will be sufficient to fund its currently planned operating expenses and capital requirements for approximately 15 to 18 months; however, there can be no assurance that such funds will be sufficient to fund its operating expenses and capital requirements during such period. Substantial additional funds will be required to support the Company's operations beyond such period and to commercialize the Company's product candidates. To obtain these funds, the Company intends to seek additional equity, debt and/or lease financings and/or third-party collaboration opportunities. However, there can be no assurance that any financing will be available on commercially acceptable terms, if at all, or that any available financing will be adequate and will not be dilutive to existing stockholders. Further, so long as the Class B Common Stock owned by Grace constitutes a majority of the Total Common Shares and Preferred Votes, the approval of a majority of the Class B Directors will be required for the Company to (i) sell capital stock under certain circumstances,
(ii) incur debt in excess of an aggregate principal amount of $10 million or
(iii) enter into certain strategic collaborations. There can be no assurance that the Class B Directors would approve any such sale of capital stock, incurrence of debt or participation in a strategic collaboration. See "Risk Factors -- Discretion in Application of Proceeds," "-- Need for Substantial Additional Funds; Uncertainty of Additional Funding," "Description of Capital Stock -- Delaware Law and Certain Charter and By-law Provisions" and "Relationship with Grace."

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, to finance the development of its business. In addition, so long as the Class B Common Stock owned by Grace constitutes a majority of the Total Common Shares and Preferred Votes, a majority of the Class B Directors must approve the declaration and payment of any dividend. See "Description of Capital Stock -- Common Stock -- Dividends."

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1997 (i) the actual capitalization of the Company, after giving effect to the filing of the Restated Certificate as described in Note 14 to the Financial Statements, and (ii) the capitalization of the Company as adjusted to reflect the sale of 2,500,000 shares of Class A Common Stock offered hereby and the receipt by the Company of the estimated net proceeds therefrom (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) and the issuance of 106,000 shares of Class A Common Stock pursuant to the Management Stock Awards. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                       ACTUAL      AS ADJUSTED(1)
                                                                       -------     --------------
                                                                             (IN THOUSANDS)
Stockholders' equity (deficit):
  Preferred Stock, par value $.001 per share, 5,000,000 shares authorized; no shares issued or outstanding, actual and as
     adjusted........................................................  $    --        $     --
  Class A Common Stock, par value $.001 per share, 15,000,000 shares authorized; no shares issued or outstanding, actual; 2,606,000
     shares issued and outstanding, as adjusted......................       --               3
  Class B Common Stock, par value $.001 per share, 5,000,000 shares authorized; 4,600,000 shares issued and outstanding, actual and
     as adjusted.....................................................        5               5
  Additional paid-in capital.........................................    2,921          31,376
  Deferred compensation(2)...........................................       --          (1,458)
  Accumulated deficit................................................   (2,951)         (2,951)
                                                                       -------         -------
          Total stockholders' equity (deficit).......................      (25)         26,975
                                                                       -------         -------
          Total capitalization.......................................  $   (25)       $ 26,975
                                                                       =======         =======

---------------
(1) Excludes an aggregate of 549,000 shares of Class A Common Stock issuable upon the exercise of stock options to be granted upon the consummation of this Offering. See Note 14 to the Financial Statements and "Management -- Employee Benefit Plans."
(2) Reflects the issuance of an aggregate of 106,000 shares of Class A Common Stock pursuant to the Management Stock Awards and the grant of options to purchase 35,000 shares of Class A Common Stock to members of the Company's Scientific Advisory Board, as discussed in Note 14 to the Financial Statements.

                                    DILUTION

     At March 31, 1997, the Company had a net tangible book value (deficit) of $(25,000), or ($.01) per share. Net tangible book value (deficit) per share is determined by dividing the net tangible book value (tangible assets less total liabilities) of the Company by the 4,600,000 shares of Common Stock outstanding at such date, after giving effect to the filing of the Restated Certificate. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Class A Common Stock in this Offering and the net tangible book value per share of Class A Common Stock immediately after the consummation of this Offering. Without taking into account any changes in net tangible book value after March 31, 1997 other than as described above and to give effect to (i) the sale by the Company of 2,500,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the receipt by the Company of the estimated net proceeds therefrom, and (ii) the issuance of 106,000 shares of Class A Common Stock pursuant to the Management Stock Awards, the net tangible book value of the Company as of March 31, 1997 would have been $3.74 per share. This represents an immediate increase in net tangible book value of $3.75 per share to Grace, and an immediate dilution in net tangible book value of $8.26 per share to new investors purchasing shares of Class A Common Stock in this Offering.

     The following table illustrates this per share dilution:

    Assumed initial public offering price per share....................            $ 12.00
          Net tangible book value (deficit) per share as of March 31,
      1997.............................................................  $(.01)
          Increase per share attributable to this Offering.............   3.75
                                                                         -----
    Net tangible book value per share after this Offering..............               3.74
                                                                                   -------
    Dilution per share to new investors................................            $  8.26
                                                                                   =======

     The following table summarizes, at March 31, 1997, the total consideration paid and the average price per share paid by Grace, the Management Stockholders and the investors purchasing the shares offered hereby.

                                                                                             AVERAGE
                                        SHARES PURCHASED          TOTAL CONSIDERATION         PRICE
                                      ---------------------     -----------------------     ----------
                                       NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                      ---------     -------     -----------     -------     ----------
Grace...............................  4,600,000       63.8%     $ 2,926,000(1)     8.9%       $ 0.64(1)
Management Stockholders(2)..........    106,000        1.5                0        0.0          0.00
Investors in this Offering..........  2,500,000       34.7       30,000,000       91.1         12.00
                                      ---------      -----      -----------      -----
      Total.........................  7,206,000      100.0%      32,926,000      100.0%
                                      =========      =====      ===========      =====

---------------
(1) The $2,926,000 reflects Grace's advances to the Company during the first three months of 1997, which have been treated as contributions to capital. Since the Company's inception, Grace has provided substantially all of the Company's cash requirements, funding approximately $71,850,000 of research and development costs and other expenses from 1986 through the first quarter of 1997. Had such advances been included in this table, the total consideration paid by Grace would have been approximately $71,850,000 and the average price per share paid by Grace would have been $15.62.
(2) Represents the Management Stock Awards. See "Management -- Employee Benefit Plans."

     Effective upon the consummation of this Offering, options to purchase an aggregate of 584,000 shares of Class A Common Stock will be outstanding and the Company will have reserved an additional 485,000 shares of Class A Common Stock for future option and stock grants. The exercise of options will result in further dilution to new investors. See Note 14 to the Financial Statements and "Management -- Employee Benefit Plans."

                            SELECTED FINANCIAL DATA

     The following Selected Financial Data should be read in conjunction with the Financial Statements and the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus. The data set forth below for each of the three years in the period ended December 31, 1996 are derived from the Company's financial statements, which have been audited by Price Waterhouse LLP, independent public accountants, and which are included elsewhere in this Prospectus. The Selected Financial Data for the two years in the period ended December 31, 1993, and at March 31, 1997 and for the three months ended March 31, 1996 and 1997, are derived from, and are qualified by reference to, the Company's unaudited financial statements, which in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments), necessary for a fair presentation of the Company's financial position at such dates and results of operations for those periods. The operating results set forth below are not necessarily indicative of the results to be realized for any future period.

                                                                                         THREE MONTHS
                                                                                             ENDED
                                                YEAR ENDED DECEMBER 31,                    MARCH 31,
                                    ------------------------------------------------   -----------------
                                     1992      1993      1994      1995       1996      1996      1997
                                    -------   -------   -------   -------   --------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Operating costs and expenses:
  Research and development.......   $ 4,999   $ 4,121   $ 4,312   $ 5,314   $  7,125   $ 1,405   $ 1,730
  General and administrative.....     1,060       838     1,207       922      1,394       206       540
  Costs allocated by Grace(1)....     2,462     2,289     2,593     2,541      2,663       671       681
                                    -------   -------   -------   -------   --------   -------   -------
Net loss from operations.........    (8,521)   (7,248)   (8,112)   (8,777)   (11,182)   (2,282)   (2,951)
                                    =======   =======   =======   =======   ========   =======   =======
Net loss per share(2)............                                           $  (2.43)  $  (.50)  $ (0.64)
Weighted average shares used in
  computing net loss per
  share(2).......................                                              4,600     4,600     4,600

                                                                             MARCH 31, 1997
                                                                        -------------------------
                                                                        ACTUAL     AS ADJUSTED(3)
                                                                        -------    --------------
BALANCE SHEET DATA:
Cash and equivalents..................................................  $    --       $ 26,550
Working capital (deficit).............................................     (956)        26,044
Total assets..........................................................    1,589         27,858
Accumulated deficit...................................................   (2,951)        (2,951)
Total stockholders' equity (deficit)..................................      (25)        26,975

---------------
(1) See Note 11 to the Financial Statements.
(2) Computed on the basis described in Note 3 to the Financial Statements.
(3) As adjusted to reflect (i) the sale of 2,500,000 shares of Class A Common Stock offered hereby and the receipt by the Company of the estimated net proceeds therefrom, at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, (ii) the issuance of an aggregate of 106,000 shares of Class A Common Stock pursuant to the Management Stock Awards and (iii) the grant of options to purchase 35,000 shares of Class A Common Stock to members of the Company's Scientific Advisory Board, as discussed in Note 14 to the Financial Statements. See "Use of Proceeds," "Capitalization" and "Management -- Employee Benefit Plans."

                       PRO FORMA STATEMENTS OF OPERATIONS

     The following table sets forth the unaudited Pro Forma Statements of Operations of the Company for the year ended December 31, 1996 and for the three months ended March 31, 1997. The Pro Forma Statements of Operations were prepared by the Company to illustrate the estimated effects of this Offering and the related transactions described in the Notes following the table as if they had occurred as of January 1, 1996. The Pro Forma Statements of Operations do not purport to represent what the results of operations of the Company would actually have been if this Offering and the related transactions had in fact occurred on such dates or to project the results of operations of the Company for any future period. The Pro Forma Statements of Operations should be read together with the Financial Statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus.

                                                                                    THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31, 1996                MARCH 31, 1997
                                       ----------------------------------   -----------------------------------
                                                  PRO FORMA                            PRO FORMA
                                        ACTUAL   ADJUSTMENTS   PRO FORMA    ACTUAL    ADJUSTMENTS    PRO FORMA
                                       --------  -----------  -----------   -------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                     (UNAUDITED)
Operating costs and expenses:
  Research and development............ $  7,125    $ 2,059(1)  $   9,184    $ 1,730      $ 526(1)     $ 2,256
  General and administrative..........    1,394      1,227(2)      2,621        540        254(2)         794
  Costs allocated by Grace (3)........    2,663     (2,663)           --        681       (681)            --
                                        -------       ----       -------     ------       ----        -------
Net loss from operations..............  (11,182)      (623)      (11,805)    (2,951)       (99)        (3,050)
                                        =======       ====       =======     ======       ====        =======
Pro forma net loss per share..........                         $   (1.64)                             $ (0.42)
Weighted average shares used in
  computing pro forma net loss per
  share(4)............................                             7,206                                7,206

---------------
(1) Represents research and development expenses allocated by Grace that the Company expects to directly incur subsequent to this Offering. See Note 11 to the Financial Statements.
(2) Adjustments to general and administrative expenses reflect the following:

                                                                              Year Ended       Three Months Ended
                                                                           December 31, 1996     March 31, 1997
                                                                           -----------------   ------------------
   Costs allocated by Grace (a)..........................................       $   273              $   93
   Additional services and employees (b).................................           458                  37
   Management Stock Awards (c)...........................................           424                 106
   Scientific Advisory Board annual cash retainers and option
     grants(d)...........................................................            72                  18
                                                                                   ----                ----
                                                                                  1,227                 254
                                                                                   ====                ====

    (a) Represents general and administrative expenses allocated by Grace that the Company expects to directly incur subsequent to this Offering. See
        Note 11 to the Financial Statements.
    (b) Represents services to be provided by third parties, by Grace pursuant to an agreement to be entered into between the Company and Grace, and by additional employees assumed to be hired by the Company to provide services previously provided by Grace. See "Relationship with Grace -- Transitional Services Agreement."
    (c) Represents the compensation expense the Company will recognize in connection with the issuance of 106,000 shares of Class A Common Stock pursuant to the Management Stock Awards. The Company estimates that it will recognize approximately $1.3 million of total expense related to the Management Stock Awards during the three years following this Offering (based on an assumed fair market value of $12.00 per share at the date of grant. See "Management -- Employee Benefit Plans."
    (d) Represents the compensation expense the Company will recognize in connection with the annual issuance of options to purchase 1,000 shares of Class A Common Stock to be granted to each member of the Company's Scientific Advisory Board (the "SAB") as discussed in Note 14 to the Financial Statements and the $5,000 annual cash retainer to be paid to each SAB member. See "Management -- Employee Benefit Plans."
(3) See Note 11 to the Financial Statements.
(4) Reflects the issuance and sale of the 2,500,000 shares offered hereby and the issuance of 106,000 shares of Class A Common Stock pursuant to the Management Stock Awards.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. The factors that might cause such differences include, but are not limited to, those discussed under "Risk Factors."

OVERVIEW

     Circe is engaged in the development, production and commercialization of novel bioartificial organs. The Company's lead product in development, the HepatAssist System, is an extracorporeal, bioartificial liver designed to treat acute and chronic liver failure by temporarily providing essential liver functions. Circe has completed a Phase I/II clinical trial of the HepatAssist System and has submitted to the FDA a protocol for a Phase II/III clinical trial that it expects to begin as early as the third quarter of 1997, subject to FDA approval. The Company's PancreAssist System, which is in preclinical development, is an implantable bioartificial pancreas designed as a novel therapy for the treatment of insulin-dependent diabetes.

     The Company was incorporated as a wholly owned subsidiary of Grace in June 1996. From 1986 through 1996, the Company's business was operated as the Biomedical Division of Grace. On December 31, 1996, Grace transferred to the Company, as a contribution to capital, the assets and liabilities of the Biomedical Division relating to the Company's business. Grace has invested a significant amount of developmental capital in the Company's business, which has generated no revenues from product sales and has experienced significant operating losses since inception. Grace has provided substantially all of the Company's cash requirements since the inception of its business, funding approximately $72 million in research and development costs and other expenses from 1986 through the first quarter of 1997, and intends to continue to provide such requirements only until the consummation of this Offering.

     Losses are expected to continue and increase for the foreseeable future, as the Company continues to expend significant amounts of developmental capital, primarily to fund preclinical testing, clinical trials and other research and development activities. Additionally, the Company expects to incur substantial production, sales, marketing and other expenses in order to launch its products in development. The Company expects that these losses will be substantial.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1997 and 1996

     Research and Development Expenses. Total research and development expenses were $1,730,000 in the three months ended March 31, 1997 compared to $1,405,000 in the three months ended March 31, 1996, an increase of $325,000, or 23%. This increase was primarily due to increased staffing for research and development, production, and quality assurance, as well as increased expenses related to the anticipated commencement of clinical trials of the HepatAssist System. The Company expects that research and development expenses will continue to increase as a result of these factors, as well as the possible resumption of preclinical testing and/or clinical trials related to the PancreAssist System, and the undertaking of research efforts relating to other development programs. See "Business -- Products in Development -- Additional Applications of the Company's Core Technologies -- The PancreAssist System."

     General and Administrative Expenses. General and administrative expenses were $540,000 in the three months ended March 31, 1997 compared to $206,000 in the three months ended March 31, 1996, an increase of $334,000, or 162%. The increase was primarily due to increases in executive and administrative staffing to support activities leading to clinical trials and to provide functions and services, currently provided by Grace, that the Company will require following the consummation of this Offering. The Company expects that its general and administrative expenses will continue to increase as a result of these factors.

     Costs Allocated by Grace. Allocated costs were $681,000 for the three months ended March 31, 1997 compared to $671,000 for the three months ended March 31, 1996, an increase of $10,000, or 2%.

     Net Loss. The Company incurred net losses of $2,951,000 for the three months ended March 31, 1997 and $2,282,000 for the three months ended March 31, 1996, a change of $669,000, or 29%, primarily as a result of the increased expenses described above.

  Years Ended December 31, 1996 and 1995

     Research and Development Expenses. Total research and development expenses were $7,125,000 in the 12 months ended December 31, 1996 compared to $5,314,000 in the 12 months ended December 31, 1995, an increase of $1,811,000, or 34%. This increase was primarily due to increased staffing for research and development, production, and quality assurance, as well as increased expenditures related to the production of products for use in, and the commencement of, the Phase I/II clinical trial of the HepatAssist System.

     General and Administrative Expenses. General and administrative expenses were $1,394,000 in 1996 compared to $922,000 in 1995, an increase of $472,000, or 51%. This increase was primarily due to increases in administrative staffing to support activities leading to clinical trials and to prepare for this Offering.

     Costs Allocated by Grace. Allocated costs were $2,663,000 in 1996 compared to $2,541,000 in 1995, an increase of $122,000, or 5%. The increase was primarily attributable to increased costs to support clinical trials and the Company's quality assurance program.

     Net Loss. The Company incurred net losses of $11,182,000 during 1996 and $8,777,000 in 1995, a change of $2,405,000, or 27%, primarily as a result of the increased expenses described above.

  Years Ended December 31, 1995 and 1994

     Research and Development Expenses. Total research and development expenses were $5,314,000 in the 12 months ended December 31, 1995 compared to $4,312,000 in the 12 months ended December 31, 1994, an increase of $1,002,000, or 23%. This increase was primarily due to increases in payments under third-party research contracts, as well as increases in staffing for production and quality assurance.

     General and Administrative Expenses. General and administrative expenses were $922,000 in 1995 compared to $1,207,000 in 1994, a decrease of $285,000, or
24%. This decrease was primarily due to reductions in travel and legal expenses.

     Costs Allocated by Grace. Allocated costs were $2,541,000 in 1995 compared to $2,593,000 in 1994, a decrease of $52,000, or 2%.

     Net Loss. The Company incurred net losses of $8,777,000 during 1995 and $8,112,000 during 1994, a change of $665,000, or 8%, primarily as a result of increased expenditures on staffing for research and development.

LIQUIDITY AND CAPITAL RESOURCES

     Since the inception of the Company's business, Grace has provided substantially all of the Company's cash requirements, funding approximately $72 million in research and development costs and other expenses from 1986 through the first quarter of 1997. Net cash used in operating activities was $7,921,000, $8,657,000, $10,385,000 and $2,711,000 in 1994, 1995, 1996 and the three months ended March 31, 1997, respectively. The cash used in operations was primarily directed to fund research and development activities and, to a lesser extent, for general and administrative expenses. Grace has advised the Company that, following the completion of this Offering, Grace does not intend to provide any further financial assistance or support to the Company.

     The Company anticipates that the net proceeds from this Offering, including interest thereon, will be sufficient to fund its currently planned operating expenses and capital requirements for approximately 15 to 18 months; however, there can be no assurance that such funds will be sufficient to fund its operating expenses and capital requirements during this period. The Company expects to make continued expenditures during this period for research and development activities, preclinical testing and clinical trials, the expansion of laboratory, manufacturing and administrative activities and the development of marketing and sales capabilities. With the exception of the $150,000 payment in connection with the settlement of certain litigation and the prepayment of $300,000 of royalties in connection with such settlement (see "Business -- Legal Proceedings"), the Company has not entered into any commitments to use the net proceeds from this Offering for any purpose. Substantial additional funds will be required to support the Company's operations beyond the 15 to 18 month period following this Offering and to commercialize the Company's product candidates. To obtain these funds, the Company intends to seek additional equity, debt and/or lease financings and/or third-party collaboration opportunities. However, there can be no assurance that any financing will be available on commercially acceptable terms, if at all, and that any available financing will be adequate and will not be dilutive to existing stockholders. Further, so long as the Class B Common Stock owned by Grace constitutes a majority of the Total Common Shares and Preferred Votes, the approval of a majority of the Class B Directors will be required for the Company to (i) sell capital stock under certain circumstances, (ii) incur debt in excess of an aggregate principal amount of $10 million or (iii) enter into certain strategic collaborations. There can be no assurance that a majority of the Class B Directors would approve any such sale of capital stock, incurrence of debt or participation in a strategic collaboration. See "Risk Factors -- Need for Substantial Additional Funds; Uncertainty of Additional Funding," "Use of Proceeds," "Business -- Legal Proceedings" and "Description of Capital
Stock -- Delaware Law and Certain Charter and By-law Provisions."

INCOME TAXES

     The Company's net operating losses have been used by Grace, as the Company has been included in Grace's income tax returns. Although net operating loss carryforwards are shown in the Financial Statements under the separate taxpayer approach required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company does not have any net operating loss carryforwards available to reduce any future taxable income.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Boards issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 simplifies the earnings per share ("EPS") computation and replaces the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with a complex capital structure and requires a reconciliation of the numerator and denominator used for the basic and diluted EPS computations. Early adoption is not permitted; therefore, the Company will implement SFAS No. 128 in 1998.

                                    BUSINESS

OVERVIEW

     Circe Biomedical is engaged in the development, production and commercialization of novel bioartificial organs. The Company's lead product in development, the HepatAssist System, is an extracorporeal, bioartificial liver using porcine hepatocytes, and is designed to treat acute and chronic liver failure by temporarily providing essential liver functions. The Company believes that the HepatAssist System is the most clinically advanced bioartificial liver in the world. Circe has completed a Phase I/II clinical trial of the HepatAssist System and has submitted to the FDA a proposed protocol for a Phase II/III clinical trial that it expects to begin as early as the third quarter of 1997, subject to FDA approval. The Company's PancreAssist System, which is in preclinical development, is an implantable bioartificial pancreas incorporating porcine pancreatic islets, and is designed as a novel therapy for the treatment of insulin-dependent diabetes. In addition to the HepatAssist and PancreAssist Systems, the Company is pursuing other research and development programs based on its proprietary technologies. These technologies enable the Company to (i) isolate, purify, handle and preserve primary mammalian cells; (ii) fabricate semipermeable, biocompatible membranes designed to regulate the passage of selected molecules; and (iii) design and develop novel biomedical systems incorporating these isolated cells and membranes to provide essential organ functions.

     The Company believes that the data from its Phase I/II clinical trial of the HepatAssist System indicate a safety profile and preliminary evidence of clinical efficacy sufficient to warrant initiation of the Company's proposed Phase II/III clinical trial for the treatment of FHF and PNF patients. For example, of the 26 patients with indications of FHF or PNF treated with the HepatAssist System during the Phase I/II clinical trial, 96% (25 patients) either were temporarily supported until they received a liver transplant (21 patients) or experienced sufficient liver regeneration to avoid the need for a transplant (4 patients), and 88% (23 patients) survived at least 30 days after the transplant or, if there was no transplant, after the patient's most recent HepatAssist System treatment. Survival at 30 days is considered to be clinically significant and is therefore the anticipated primary end point of the Company's planned Phase II/III clinical trial. Based on this data, the Company has submitted to the FDA a proposed protocol for a Phase II/III clinical trial for the treatment of FHF and PNF patients, which it expects to begin as early as the third quarter of 1997, subject to FDA approval. The Company believes that evidence of clinical efficacy sufficient for FDA approval may be available at an interim review point during the clinical trial and that the HepatAssist System qualifies for expedited review from the FDA. Based upon these and other factors, the Company expects that it could file with the FDA for approval of the HepatAssist System for these indications by the end of 1998. For a more detailed discussion of the results of the Company's Phase I/II clinical trial, as well as the anticipated Phase II/III clinical trial, see "-- Products in Development -- The HepatAssist System -- Clinical Development."

     The Company believes that the initial market for the HepatAssist System will be FHF and PNF patients in late-stage comas. The Company estimates that, in 1996 in the United States, there were approximately 1,700 emergency liver transplants, 1,000 patients on the waiting list who died while waiting for a liver transplant and 1,000 patients with FHF or other sudden onsets of liver failure who either had not been placed on the waiting list or who died before being placed on the waiting list. Based on data from UNOS and discussions with physicians, the Company believes that FHF and PNF patients accounted for approximately half of these 3,700 patients. The Company estimates that the size of the prospective patient population for the HepatAssist System in Europe is similar to that of the United States.

     The Company believes that, in addition to the FHF and PNF indications, the HepatAssist System will ultimately be used as a key therapy to enhance liver function during episodes of acute liver failure in AOC patients and to compensate for liver insufficiency resulting from the surgical removal of liver tissue in cancer and trauma patients. Based on data from its Phase I/II clinical trial, the Company is preparing additional protocols for controlled Phase II clinical trials addressing significant portions of these patient populations. When and if additional data supporting safety and efficacy become available, the Company intends to proceed with Phase III clinical trials, subject to FDA approval, and ultimately to seek approval of the HepatAssist System for these additional indications. If approved for such indications, the Company believes that treatment with the HepatAssist System would be an appropriate therapy for a significant portion of patients admitted to hospitals due to acute liver failure. Based upon National Center for Health Statistics data, the Company estimates that there were approximately 350,000 hospitalizations due to liver failure in the United States in 1996, involving approximately 250,000 patients and 50,000 deaths. The Company estimates that of these 250,000 hospitalized patients, approximately 200,000 were AOC or liver cancer patients and over 40,000 of these patients died. The Company estimates that the size of the AOC and liver cancer patient population in Europe is similar to that of the United States.

     The PancreAssist System, which is currently in preclinical development, is an implantable, bioartificial pancreas incorporating porcine pancreatic islets and is designed to treat insulin-dependent diabetes. Based on the Company's preclinical testing, the Company filed an IND application to initiate a Phase I/II clinical trial of a non-reseedable version of the PancreAssist System. Although the IND was allowed, prior to the treatment of any patients, the FDA placed the initiation of the trial on clinical hold pending the resolution of a device failure in preclinical testing. The Company has investigated the device failure, has submitted its findings to the FDA and is in the process of evaluating its alternatives with the FDA. See "Risk Factors -- Delays and Uncertainties Relating to the PancreAssist System" and "-- Products in Development -- Additional Applications of the Company's Care Technologies -- The PancreAssist System."

     The Company expects that the PancreAssist System, if successfully developed, will initially be used as a substitute for pancreatic transplants in brittle diabetics. The Company believes that a significant portion of brittle diabetics would benefit from the PancreAssist System. If the PancreAssist System proves to be a successful therapy for this indication, the Company believes that it also could be used for the treatment of other insulin-dependent diabetics.

     In addition to the HepatAssist and PancreAssist Systems, the Company is pursuing, independently and in collaboration with others, other research and development programs based on the Company's proprietary technologies. These programs include: (i) a bioartificial kidney system using porcine kidney cells;
(ii) membrane-based immunoisolation devices to facilitate testing of cell/drug interactions in animal models; and (iii) an implantable device that uses biocompatible membranes and a proprietary enzymatic process to lower cholesterol levels. These projects are in various stages of early development, and the Company, depending on continued technological progress and commercial feasibility, may or may not seek to commercialize any of them.

BUSINESS STRATEGY

     The Company's goal is to become a leading commercial manufacturer and marketer of novel bioartificial organs that serve as therapies of choice for acute and chronic diseases. The Company will focus its initial efforts on the treatment of liver failure. In executing its business strategy, the Company intends to:

     - Obtain Regulatory Approval of the HepatAssist System for FHF and PNF Indications. The Company believes that the data from its Phase I/II clinical trial of the HepatAssist System indicate a safety profile and preliminary evidence of clinical efficacy sufficient to warrant initiation of the Company's proposed Phase II/III clinical trial for the treatment of patients. Based on this data, the Company has submitted to the FDA a proposed protocol for a Phase II/III clinical trial for the treatment of FHF and PNF patients, which it expects to begin as early as the third quarter of 1997, subject to FDA approval. The Company believes that evidence of clinical efficacy sufficient for FDA approval may be available at an interim review point during the clinical trial and that the HepatAssist System qualifies for expedited review from the FDA. Based upon these and other factors, the Company expects that it may be able to file with the FDA for approval of the HepatAssist System for these indications by the end of 1998. The Company also intends to seek regulatory approval of the HepatAssist System in Europe, initially in France.

     - Obtain Regulatory Approval for Additional Indications for the HepatAssist System. Based on data from its Phase I/II clinical trial, the Company is preparing additional protocols for controlled Phase II clinical trials addressing significant portions of the AOC and liver cancer patient populations. When and if additional data supporting safety and efficacy becomes available, the Company intends to proceed with

       Phase III clinical trials, subject to FDA approval, and ultimately seek approval of the HepatAssist System for these additional indications.

     - Focus Sales and Marketing Efforts for the HepatAssist System on the Highest-Volume Liver Transplant Centers. Following the receipt of required regulatory approvals, the Company intends to sell and market the HepatAssist System through a direct sales force, initially targeting the 75 highest-volume liver transplant centers in the United States and Europe, which account for approximately 75% of all liver transplants in the United States and Europe. The Company believes that it will be essential for leading experts in the field of liver transplantation to become advocates of the HepatAssist System in order for it to become the standard of care for FHF and PNF indications, as well as for further indications. Therefore, its focused sales effort will be supported by a program to educate key, opinion-leading physicians regarding the clinical benefits of the HepatAssist System.

     - Leverage Key Aspects of the Company's Proprietary Technologies to Develop the PancreAssist System and Build a Product Pipeline. In addition to the HepatAssist System, the Company is pursuing, independently and in collaboration with others, other research and development programs based on its proprietary technologies. The most advanced of these programs is the PancreAssist System, which is currently in preclinical development and is subject to a clinical hold by the FDA under an allowed IND. Other programs include a bioartificial kidney system using porcine kidney cells, membrane-based immunoisolation devices to facilitate testing of cell/drug interactions in animal models, and an implantable device that uses biocompatible membranes and a proprietary enzymatic process to lower cholesterol levels. These projects are in various stages of early development, and, depending on continued technological progress and commercial feasibility, the Company may or may not seek to commercialize any of them.

     - Scale-up Manufacturing of the HepatAssist System. Circe currently supplies each of its clinical testing centers with a fully designed, commercially feasible HepatAssist System. While the Company's current manufacturing capability is sufficient to meet anticipated demand through the early stages of commercialization, the Company intends to build full-scale commercial manufacturing capabilities for the HepatAssist System. The Company also intends to expand its animal housing and manufacturing facilities and further refine its proprietary methods, as well as gain full regulatory clearance of its facilities.

PRODUCTS IN DEVELOPMENT

  The HepatAssist System

     Liver Disease. The liver is one of the largest and most complex organs in the body, serving many metabolic functions, such as detoxifying blood by removing alcohol, chemicals and certain drugs and regulating the amounts of glucose, protein, fat and other components that enter the bloodstream. Unlike most other organs, the liver has multiple sections that are responsible for the same tasks and can regenerate itself by repairing or replacing injured tissue. If tissue in one section is injured by disease or trauma, another section or sections can perform the functions of the injured section indefinitely or until the damage has been repaired. A liver in an otherwise healthy patient that is functioning at a minimal level can typically regenerate itself in one to two weeks to a level that would enable the patient to avoid intensive care therapy, and can generally completely regenerate itself in two to three months. Despite the protections of overlapping functions and tissue regeneration, the liver can fail as a result of disease or damage. Death occurs when approximately 80% to 90% of liver function is lost, depending on the effectiveness of the remaining liver tissue and other factors.

     The most common liver diseases are cirrhosis (scarred or hardened liver tissue due primarily to viral or bacterial infection, as well as alcohol abuse), hepatitis (inflammation of the liver, usually as a result of viral infection or alcohol abuse) and cancer. In addition to cancer originating in the liver, cancers from other tissues often metastasize to the liver. Other causes of liver damage include drug overdoses, metabolic and autoimmune disorders, chemical toxins and trauma. Liver failure can progress extremely rapidly, as in FHF, or more slowly, as with chronic liver diseases.

     Limited Treatments for Liver Failure. Based upon National Center for Health Statistics data, the Company estimates that there were approximately 350,000 hospitalizations due to liver failure in the United States in 1996, involving approximately 250,000 patients and 50,000 deaths. Currently, there is no direct treatment for liver failure, except for a successful liver transplant. Transplantation has limitations however, due to the scarcity of donor livers and the significant failure rate of transplants in many recipients, particularly those receiving emergency liver transplants. All other treatments are short-term, palliative measures to either permit liver regeneration or sustain a potential transplant recipient until an acceptable donor organ becomes available.

     In an attempt to ensure the equitable and efficient distribution of scarce donor livers, UNOS enforces stringent criteria for accepting patients onto the liver transplant waiting list. Approximately 4,100 liver transplants are performed in the United States each year, but more than twice as many patients are on the waiting list. According to UNOS, as of May 21, 1997 there were 8,342 patients on the waiting list in the United States. UNOS data further indicate that this number of patients has increased by an average of 34% each year over the last five years. The consequence of this shortage is that approximately 1,000 patients who were on the waiting list in 1996 died while waiting for a liver transplant, and that number has increased by an average of 18% per year over the past four years. Additionally, most liver disease patients are not placed on the waiting list. Because of the shortage of donor livers, patients are typically excluded from the waiting list if they possess characteristics that make survival following the transplant less likely, such as alcohol or drug abuse, cancer, cardiovascular disease or inadequate post-operative support by family or others.

     While liver transplants have significantly increased the chances of survival for patients with acute liver failure, emergency liver transplantation is expensive and the uncertainty of the outcome following transplantation remains significant. Based upon American Liver Foundation estimates and other sources, the Company believes that a liver transplant for an average patient costs between $100,000 and $300,000. Liver transplants requiring more complicated procedures, such as those involving patients in advanced comas, can cost in excess of $500,000. According to UNOS, of the patients who receive an emergency liver transplant, only 72% survive for at least 90 days following transplantation.

     The Circe Solution. The Company has designed the HepatAssist System to provide temporary liver support in acute situations, similar to the application of artificial heart systems for patients suffering from heart failure. The Company believes that the HepatAssist System will ultimately be used to:

     - INCREASE SURVIVAL RATE PRIOR TO TRANSPLANTATION. The Company believes that the HepatAssist System, by temporarily providing essential liver functions, will increase survival rates prior to transplantation and will potentially also provide more time for a patient to receive a well-matched liver. A well-matched liver would help not only the transplant patient, but also other patients waiting for donor livers, because it would reduce the likelihood of rejection of the donor livers and the need for retransplants, avoiding the waste of scarce donor livers.

     - INCREASE SURVIVAL RATE AFTER TRANSPLANTATION. The Company believes that the essential liver functions provided by the HepatAssist System will not only prevent further deterioration of, but will improve, the patient's vital functions while waiting for a liver transplant, thereby enhancing survival rates after transplantation.

     - SERVE AS A BRIDGE TO LIVER REGENERATION IN ACUTE LIVER FAILURE PATIENTS. A significant number of hospitalized liver failure patients die each year because palliative therapy does not lead to liver regeneration or because they are ineligible or unable to receive liver transplants. The Company believes that the HepatAssist System would benefit many such patients by temporarily providing essential liver function until regeneration can occur. Also, liver regeneration could diminish the need for liver transplantation for many patients on the liver transplant waiting list.

     - ENABLE MORE AGGRESSIVE SURGICAL REMOVAL OF LIVER TISSUE IN CANCER AND TRAUMA PATIENTS. The Company believes the HepatAssist System could enable more aggressive surgical removal of liver tissue in cancer and trauma patients by temporarily compensating for the diminished capacity of the smaller liver remaining following surgery.

     - REDUCE HEALTH CARE COSTS. The Company believes that liver failure patients treated with the HepatAssist System will likely experience shorter hospitalizations, fewer complications, a reduced need for both transplants and retransplants and reduced post-operative care, resulting in reduced health care costs.

     Circe's Product. The HepatAssist System incorporates several proprietary components and technologies into an integrated liver assist system. It consists of a bioartificial liver cartridge (the "Liver Cartridge"), a single-use plasma circuit (the "HepatAssist Circuit"), and a reusable HepatAssist 2000 machine (comprised of hardware to control the fluid flow through the Liver Cartridge and HepatAssist Circuit and to monitor associated safety mechanisms). The Liver Cartridge is a cylindrical plastic cartridge that contains thousands of capillary-like hollow fiber membranes through which the patient's plasma flows. These biocompatible membranes are produced using the Company's proprietary fabrication technology. Isolated and purified porcine hepatocytes are placed in the Liver Cartridge so that they surround the membranes. The HepatAssist Circuit consists of a charcoal column detoxifier, a combined oxygenator/blood warmer, and special tubing that connects the HepatAssist Circuit to the Liver Cartridge, the HepatAssist 2000 machine and a plasmapheresis device. The HepatAssist 2000 machine conforms to current extracorporeal medical machine standards. A schematic diagram of the HepatAssist System is shown below:

                                      LOGO

     During a HepatAssist System treatment, the plasmapheresis device draws blood from the patient and separates it into plasma and other blood components. The separated plasma enters the HepatAssist System through the HepatAssist Circuit, which continuously circulates the plasma through the Liver Cartridge. As it passes through the Liver Cartridge, the plasma flow divides into thousands of capillary-like hollow fiber membranes. The pore size of the membranes in the Liver Cartridge allows the patient's plasma to flow into the space surrounding the hollow fiber membranes, which is also occupied by the porcine hepatocytes. The plasma provides nutrients and oxygen to the hepatocytes, allowing them to perform essential metabolic functions of the liver. However, the pore size of the membrane prevents the hepatocytes from passing through the membrane wall and into the patient's bloodstream by way of the plasma. Once the patient's plasma is treated by the HepatAssist System via multiple passes through the Liver Cartridge, it is returned to the plasmapheresis device, where it is recombined with the patient's other blood components and returned to the patient.

     Because the HepatAssist System circulates the patient's plasma in a self-contained, extracorporeal circuit, it provides certain advantages over circulating whole blood, including the ability to use lower levels of anticoagulants and the ability to adjust the flow rate in the HepatAssist Circuit, independently of the blood flow rate from the patient, in order to allow for multiple passes of the plasma through the Liver Cartridge for the optimal provision of essential liver functions. Under the current protocols, one HepatAssist System treatment is administered for approximately six hours and can be performed up to twice daily, ideally until regeneration or transplantation occurs. However, in the Company's Phase I/II clinical trial, patients were generally not treated more than once a day and no patient received more than six treatments.

     The Company has developed expertise in animal selection and in isolating, purifying and handling porcine hepatocytes that, together with a quality control and assurance program, enables it to produce isolated porcine hepatocytes that meet strict sterility specifications. The Company also has developed a proprietary method of storage in which the porcine hepatocytes are frozen at extremely cold temperatures and can remain viable for at least two years. These cryopreserved hepatocytes are carefully tested to assure quality before shipment to hospitals or transplant centers, where they remain in a cryopreserved state until used. At these medical centers, the hepatocytes are thawed and washed, using commercially available cell-washing equipment, in a closed-loop sterile system that minimizes the risk of contamination. During the preparation of the cells, the HepatAssist 2000 machine is set up with the components of a single-use, pre-sterilized kit, supplied by the Company, which contains a Liver Cartridge and a HepatAssist Circuit. The porcine hepatocytes are then infused into the Liver Cartridge at the patient's bedside for the beginning of treatment.

     Clinical Development. Thirty-five patients were treated under the protocols for the Company's Phase I/II clinical trial, which allowed treatment for acute liver failure and other indications, and was conducted at three clinical sites: Cedars-Sinai Medical Center in Los Angeles, California, Paul Brousse Hospital in Villejuif, France and The University of California, Los Angeles Medical Center.

     The following table shows the results of the Company's Phase I/II clinical trial.

          SUMMARY DATA REGARDING PATIENTS TREATED IN PHASE I/II TRIAL

                                                         LIVER REGENERATED
                                 DIED WITHOUT                 WITHOUT                  RECEIVED              SURVIVED AT LEAST
                NUMBER OF         TRANSPLANT                TRANSPLANT                TRANSPLANT                30 DAYS(1)
                PATIENTS    -----------------------   -----------------------   -----------------------   -----------------------
  INDICATION     TREATED    PATIENTS   % OF TREATED   PATIENTS   % OF TREATED   PATIENTS   % OF TREATED   PATIENTS   % OF TREATED
--------------- ---------   --------   ------------   --------   ------------   --------   ------------   --------   ------------
FHF............     23          1            4%           3           13%          19           83%          20            87%
PNF............      3          0            0%           1           33%           2           67%           3           100%
AOC/Liver
  Cancer.......      9          6           67%           0            0%           3           33%           3            33%
                    --          -                         -                        --                        --
Total..........     35          7(2)        20%           4           11%          24           69%          26            74%

---------------
(1) Following transplant or most recent HepatAssist System treatment.
(2) Of the seven patients who died without a transplant, one FHF patient and one AOC patient died after being removed from the transplant waiting list because of complications related to other organ failure and coexisting conditions, and the other five AOC or liver cancer patients died after being treated on a compassionate basis. These five patients were treated at the request of a physician and were near death as a result of end-stage liver failure, complicated by the failure of other organs or coexisting conditions that rendered the patient ineligible for liver transplantation. All of these patients showed signs of clinical improvement, but died shortly after treatment.

     Prior to the commencement of the Company's Phase I/II clinical trial, a total of 12 patients with acute liver failure were treated with a device developed by Dr. Achilles Demetriou that was functionally equivalent to the HepatAssist System. These patients were treated under an independent physician-sponsored study conducted by Dr. Demetriou, currently the Director of the Liver Support Unit at the Cedars-Sinai Medical Center in Los Angeles. Dr. Demetriou served as the principal investigator for the Company's Phase I/II clinical trial and has agreed to serve as the principal investigator for the Company's proposed Phase II/III clinical trial and on the Company's Scientific Advisory Board. Although this previous version of the system was not produced by the Company, the data regarding patients treated with the previous version of the system were shown to the FDA as part of the Company's request to obtain the IND. While the data regarding the patients treated with the previous version of the system are not, and could not be, included in the Company's Phase I/II clinical trial results submitted to the FDA, the Company believes that all 12 patients treated with such previous version would have qualified as candidates under the Company's Phase I/II clinical trial. The following table shows the results of the 12 patients treated with the previous version of the system, prior to the commencement of the Company's Phase I/II clinical trial.

    SUMMARY DATA REGARDING PATIENTS TREATED DURING PHYSICIAN-SPONSORED STUDY

                                         DIED              LIVER REGENERATED
                                       WITHOUT                  WITHOUT                  RECEIVED            SURVIVED AT LEAST
                    NUMBER OF         TRANSPLANT               TRANSPLANT               TRANSPLANT               30 DAYS(1)
                    PATIENTS    ----------------------   ----------------------   ----------------------   ----------------------
    INDICATION       TREATED    PATIENTS  % OF TREATED   PATIENTS  % OF TREATED   PATIENTS  % OF TREATED   PATIENTS  % OF TREATED
------------------- ---------   --------  ------------   --------  ------------   --------  ------------   --------  ------------
FHF................      7          0           0%           0           0%           7          100%          7          100%
PNF................      1          0           0%           0           0%           1          100%          1          100%
AOC/Liver
  Cancer(2)........      4          3          75%           0           0%           1           25%          1           25%
                        --          -                        -                       --                       --
Total..............     12          3          25%           0           0%           9           75%          9           75%

---------------
(1) Following transplant or most recent treatment.
(2) None of the four AOC patients was a candidate for liver transplantation at the time of treatment, but one patient whose liver regenerated after treatment with the system was successfully transplanted six months after treatment. All of the other three AOC patients showed signs of clinical improvement, but died shortly after treatment.

     The following table shows the results of the 34 FHF and PNF patients treated to date, either with the HepatAssist System under the Company's Phase I/II clinical trial (26 patients) or with a previous version of the system under the physician-sponsored study conducted by Dr. Demetriou (8 patients).

          SUMMARY DATA REGARDING TREATMENT OF FHF/PNF PATIENTS ONLY(1)

                                         DIED              LIVER REGENERATED
                                       WITHOUT                  WITHOUT                  RECEIVED            SURVIVED AT LEAST
                    NUMBER OF         TRANSPLANT               TRANSPLANT               TRANSPLANT               30 DAYS(2)
                    PATIENTS    ----------------------   ----------------------   ----------------------   ----------------------
    INDICATION       TREATED    PATIENTS  % OF TREATED   PATIENTS  % OF TREATED   PATIENTS  % OF TREATED   PATIENTS  % OF TREATED
------------------- ---------   --------  ------------   --------  ------------   --------  ------------   --------  ------------
FHF................     30          1           3%           3          10%          26          87%          27           90%
PNF................      4          0           0%           1          25%           3          75%           4          100%
                        --          -                        -                       --                       --
Total FHF/ PNF.....     34          1           3%           4          12%          29          85%          31           91%

---------------
(1) Data from the Phase I/II clinical trial and the physician-sponsored study have never been presented on a combined basis in any submission to the FDA.

(2) Following transplant or most recent treatment with the HepatAssist System or a previous version of the system.

     The Company believes that the data from the Phase I/II clinical trial of the HepatAssist System indicate a safety profile and preliminary evidence of clinical efficacy sufficient to warrant initiation of the Company's proposed Phase II/III clinical trial for the treatment of FHF and PNF patients. The results of the treatment of FHF patients with the HepatAssist System compare favorably to figures published by Paul Brousse Hospital, the largest liver transplant center in Europe. These figures indicate that of the 175 FHF patients listed for transplantation between 1986 and 1995, approximately 14% died prior to receiving a transplant, approximately 1% regenerated their livers sufficiently to avoid the need for a transplant, 86% received liver transplants and

67% of the 175 patients survived at least 30 days. Comparative survival rate figures at 30 days on similar patient populations in the United States are not readily available. Survival rates at one year for a small number of selected FHF patients have been reported to be as high as 78%. However, the Company believes that 50% to 60% is more typical. The Company believes that the survival profile for PNF patients is similar to that of FHF patients.

     The Company has completed its analysis of the Phase I/II clinical trial data and has submitted such data to the FDA, along with a proposed protocol for a Phase II/III clinical trial for use of the HepatAssist System in the treatment of FHF and PNF patients. The protocol currently contemplates that a maximum of 150 patients will be enrolled in the trial, with up to 75 of the patients being randomly selected to receive HepatAssist System treatments and up to 75 to undergo conventional palliative therapy. The actual number of patients treated in the trial may be less, depending on the statistical significance, determined at certain interim points in the trial, between the survival rate in the treatment group as compared to that in the control group. Based upon historical clinical data, the Company believes that evidence of clinical efficacy sufficient for FDA approval may be available with 120 patients or less. Subject to FDA approval of the protocol, the Company expects to begin the Phase II/III clinical trial for these indications as early as the third quarter of 1997. Based upon these assumptions and other factors, including patient enrollment rates, the Company expects that it could file with the FDA for approval of the HepatAssist System for these indications by the end of 1998. There can be no assurance that the Company will receive FDA approval to begin the Phase II/III clinical trial on the terms of the Company's protocol, that the clinical trial will commence in the third quarter of 1997, that patients will enroll in the trial at the anticipated rate, that the Company will be able to achieve clinical evidence of efficacy at an interim review point in the trial and be in a position to file for approval by the end of 1998, or that the FDA will grant the Company expedited review. The Company is also seeking regulatory approval of the HepatAssist System in Europe, initially in France. See "Risk Factors -- Uncertainty Associated with Preclinical Testing and Clinical Trials" and "-- Comprehensive Government Regulation."

     To date, the Company has trained and equipped Cedars-Sinai Medical Center, Paul Brousse Hospital and the University of California, Los Angeles Medical Center, and is currently in the process of negotiating final agreements to train and equip three additional centers to participate in the Company's planned Phase II/III clinical trial. The Company also expects to equip and train from six to nine additional clinical trial centers over the next twelve months.

     The Company believes that the preclinical and clinical data of the HepatAssist System indicate a safety profile and limited preliminary evidence of clinical efficacy sufficient to warrant initiation of controlled Phase II clinical trials for the treatment of acute liver failure in AOC and liver cancer patients. Accordingly, based on discussions with the FDA, the Company is preparing additional protocols for controlled Phase II clinical trials addressing significant portions of these patient populations. The Company intends to initiate these clinical trials before the end of 1997, subject to regulatory approval. When and if additional data supporting safety and efficacy become available, the Company intends to proceed with Phase III clinical trials, subject to FDA approval, and ultimately seek approval of the HepatAssist System for these additional indications.

     Market Opportunities for the HepatAssist System. The Company believes that the initial market for the HepatAssist System will be FHF and PNF patients in late-stage comas. The Company estimates that, in 1996 in the United States, there were approximately 1,700 emergency liver transplants, 1,000 patients on the waiting list who died while waiting for a liver transplant and 1,000 patients with FHF or other sudden onsets of liver failure who either had not been placed on the waiting list or who died before being placed on the waiting list. Based on data from UNOS and discussions with physicians, the Company believes that FHF and PNF patients accounted for approximately half of these 3,700 patients. The Company estimates that the size of the prospective patient population for the HepatAssist System in Europe is similar to that of the United States.

     The Company believes that in addition to the FHF and PNF indications, the HepatAssist System will ultimately be used as a key therapy for the treatment of AOC and liver cancer patients. Based upon National Center for Health Statistics data, the Company estimates that of the approximately 250,000 patients hospitalized with acute liver failure in the United States in 1996, approximately 200,000 were AOC and liver cancer patients and over 40,000 of these patients died. The Company estimates that the size of the AOC and liver cancer patient population in Europe is similar to that of the United States.

Additional Applications of the Company's Core Technologies

  The PancreAssist System

     Diabetes and Existing Therapies. Diabetes is a chronic, life-threatening disease for which there is no known cure. In diabetics, the body either does not produce or does not respond adequately to insulin, a hormone produced by the islet cells of the pancreas, that is critical for the metabolic regulation of blood glucose levels. Diabetes is typically classified into two types. The first, more severe form of diabetes, known as Type I diabetes, is controlled by patients through daily insulin therapy. The second, more prevalent form of diabetes, known as Type II, is usually controlled by patients through diet, exercise and various oral medications. Brittle diabetes is a particularly severe form of Type I diabetes in which patients have severe metabolic complications resulting from poor glucose control and do not respond well to conventional insulin therapies. According to estimates of the American Diabetes Association, there are currently approximately 700,000 Type I diabetics in the United States. Based on this and other information, the Company believes that there are approximately 16,000 brittle diabetics in the United States.

     Diabetics who tightly control their blood glucose levels with multiple daily injections of insulin may avoid the acute effects of diabetes and reduce its associated complications. However, since a patient's blood glucose level will vary depending upon factors such as food intake, insulin levels, exercise, stress and illness, maintaining the proper level of insulin is complex and time consuming and often leads to erroneous conclusions by the patient regarding the amount of insulin needed. Patients who have received a pancreas transplant report significant improvements in their quality of life because the transplanted pancreas naturally provides insulin to match the metabolic demands of the patient. However, pancreatic transplants are rare and are not the standard of care due to the difficulty of the procedure and the post-operative recovery, as well as the shortage of donor organs (according to UNOS, approximately 1,000 were performed in the United States in 1996).

     Circe's Product. The PancreAssist System, currently in preclinical development, is an implantable, membrane-based system designed to improve blood glucose control in diabetics by providing insulin in response to changes in the patient's blood glucose level. The PancreAssist System consists of a single tubular membrane surrounded by insulin-producing porcine islets, which are, in turn, enclosed within a disk-shaped housing. The tubular membrane is porous and permeable to glucose and insulin. The Company is designing the PancreAssist System to be implanted near the kidney and surgically connected directly to the patient's circulatory system using standard vascular grafts and a common surgical procedure. As the patient's blood flows through the center of the tubular membrane, the porcine islets are able to detect changes in the patient's blood glucose levels and to respond by producing insulin, which diffuses across the membrane into the patient's blood. The small pores in the membrane are designed to prevent the white blood cells and antibodies in the patient's blood from attacking the porcine islets, thereby providing an immunologically isolated compartment for the islets so that the use of immunosuppressant drugs is not required. The Company has conducted preclinical testing of a non-reseedable version of the PancreAssist System, which must be surgically replaced when the islets are no longer functioning (which the Company expects will be between six and twelve months) and has developed a prototype of, and has begun preclinical testing of, a reseedable version in which the islets can be replaced while the device remains implanted, through a minimally invasive procedure similar to an injection. A schematic diagram of the reseedable PancreAssist System is shown below.

                                      LOGO

     The Company is designing the PancreAssist System to provide the following key advantages: (i) rapid response to changes in blood glucose levels through a direct connection of the PancreAssist System to the patient's circulatory system; (ii) an acceptable and plentiful cell source as a result of the use of normal porcine islets (as compared to alternate therapies that use human or genetically altered animal cells); (iii) no need for anticoagulation or immunosuppressant therapy; and (iv) long-term implantation, which is made possible in the reseedable version. The Company expects that the PancreAssist System could be used as a substitute for pancreatic transplants in brittle diabetics, subject to regulatory approval and further development. If the PancreAssist System proves to be a successful therapy for this indication, the Company believes that it also could be used for the treatment of other insulin-dependent diabetics.

     The Company has conducted preclinical testing of a non-reseedable version of the PancreAssist System to evaluate its safety and efficacy using normal large animals (primarily dogs) and large animal models of diabetes (animals from which the pancreas has been surgically removed). The Company believes that the data from these preclinical tests, conducted in over 275 large animals, indicate that the PancreAssist System achieved the targeted level of blood glucose control and provided 65% to 75% of the insulin requirement for up to nine months in severely diabetic dogs, without the need for immunosuppressant drugs. In other preclinical tests on normal non-human primates, the PancreAssist System performed like similarly sized, commercially available vascular shunts with respect to clotting behavior and permitted continuous blood flow without clotting when an unseeded device was implanted in normal, healthy animals for up to four years without the use of anticoagulants. In the small number of animals tested with the reseedable version, the PancreAssist System was reseeded with fresh islets without removing the device.

     In March 1996, the FDA allowed the Company's IND to initiate a preliminary Phase I/II clinical trial of the non-reseedable version of the PancreAssist System for implantation for up to six months in up to six brittle diabetics. The provisions of the IND required the Company to upgrade its islet isolation and device manufacturing procedures and quality systems before commencing the clinical trial. During the course of an experiment used to validate the upgraded procedures, a vascular graft connecting the PancreAssist System to the circulatory system failed in one animal, leading to its death. As a result of this event, the FDA placed the initiation of the clinical trial on clinical hold in March 1997. The Company subsequently completed a failure analysis of the device and the graft, and reported its findings and recommendations to the FDA in May 1997. After an initial review of the Company's analysis and recommendations, the FDA advised the Company in June 1997 that it would require additional preclinical testing of the non-reseedable version of the PancreAssist System, which could significantly delay commencement of the Phase I/II clinical trial. In the event that the Company and the FDA are unable to agree on an acceptable level of preclinical testing, the Company may elect to (i) seek to proceed only with the development of the reseedable version, either independently or in collaboration with a partner; (ii) seek a partner for the development of the non-reseedable version; or (iii) delay any further development of the PancreAssist System for an indefinite period of time. There can be no assurance that the PancreAssist System will ever be successfully developed. See "Risk Factors -- Delays and Uncertainties Relating to the PancreAssist System."

  Other Projects

     In addition to the HepatAssist System and the PancreAssist System, the Company is pursuing, independently and in collaboration with others, other research and development programs based on its proprietary technologies. These programs include: (i) a bioartificial kidney system using porcine kidney cells;
(ii) membrane-based immunoisolation devices to facilitate testing of cell/drug interactions in animal models; and (iii) an implantable device that uses biocompatible membranes and a proprietary enzymatic process to lower cholesterol levels. These projects are in various stages of early development, and the Company, depending on continued technological progress and commercial feasibility, may or may not seek to commercialize any of them. See "-- Patents and Proprietary Rights."

SALES AND MARKETING

     The Company plans to sell and market its products both in the United States and internationally, subject to receipt of required regulatory approvals. The Company's sales and marketing efforts will initially focus on launching the HepatAssist System for the FHF and PNF indications. The Company intends to market and sell HepatAssist 2000 machines and single-use treatment kits containing Liver Cartridges and HepatAssist Circuits. The Company will initially focus on marketing the HepatAssist System in the United States and Europe, where it believes the majority of liver transplants are performed.

     In the United States and Europe, the Company intends to sell and market the HepatAssist System through a direct sales force, initially targeting the 75 highest-volume liver transplant centers, which account for approximately 75% of all liver transplants in the United States and Europe. The Company believes that it will be essential for leading experts in the field of liver transplantation to become advocates of the HepatAssist System in order for it to become the standard of care for FHF and PNF indications, as well as for further indications. Therefore, its focused sales efforts will be supported by a program to educate key, opinion-leading physicians regarding the clinical benefits of the HepatAssist System.

     The Company intends to eventually sell and market its products in countries outside of the United States and Europe either directly or through established distributors or other strategic partners. To date, the Company does not have a direct sales force in the United States or in Europe and has not established relationships with distributors or other strategic partners for sales and marketing in countries outside of the United States and Europe. There can be no assurance that the Company will be able to successfully establish a direct sales force or commercialize any of its product candidates. See "Risk Factors -- Limited Manufacturing and Marketing Capabilities."

MANUFACTURING

     The Company's products incorporate membranes and living porcine cells or tissue, as well as Company-designed and commercially available components. The Company currently purchases pigs from one supplier and intends to purchase pigs from several suppliers in the future. In order to meet FDA requirements, the pigs must be free of specific pathogens at the time of purchase. Currently, the Company leases an animal facility in North Grafton, Massachusetts, where the Company houses and maintains pigs and surgically removes their organs. The Company monitors the health of these pigs and the cells obtained from the pigs to assure that the pigs and cells remain free from infection and meet specific sterility requirements.

     After surgical removal, the organ is transported to the Company's manufacturing facility in Lexington, Massachusetts, where the Company isolates, washes, purifies and stores the cells, using the Company's proprietary isolation process and, in the case of porcine hepatocytes, its proprietary cryopreservation storage process. These processes result in viable cells that maintain essential cell functions. The Lexington facility is also the site at which the Company manufactures its proprietary membranes and assembles Liver Cartridges and PancreAssist System devices. Components of the HepatAssist 2000 machine and the HepatAssist Circuit are designed to general industry standards, and the machine and circuit are built by third-party vendors to the Company's specifications and design. The Company believes that the current facilities for animal housing and cell purification provide the Company with sufficient capacity to meet its anticipated requirements through 1998. Site selection and planning are underway for a new facility to meet the increased commercial sales demand anticipated for the HepatAssist System; the new facility will require significant time, money and effort.

     The Company has developed a quality assurance and quality control program that focuses on the donor animals, cell processing and hardware component manufacturing. The Company's quality program includes (i) the operation of a specialized bio-secure animal facility with monitoring and quarantine programs in place; (ii) the application of microbiological and virological testing for contaminants in its final cell product; (iii) the use of a functionally closed system to thaw and wash its cryopreserved cells at the clinical sites; and (iv) a comprehensive GMP training program of clinical site personnel in cell handling and preparation as well as in overall system operation. The Company believes that it has adequate quality control of its manufacturing process in place to permit clinical trials of the HepatAssist System. Facilities and manufacturing procedures used for the manufacture of commercial products must be operated in conformity with GMP requirements. The Company expects to expend significant time, money and effort in the area of production and quality control to comply with GMP requirements.

     Because of the relatively early stage of its product development activities, the Company has not yet invested significantly in manufacturing resources. Although the Company's long-term objective is to develop increased internal manufacturing capabilities, it will initially rely on third parties to manufacture most of the components of its product candidates for research, preclinical testing, clinical trials and commercialization. The Company currently purchases hardware from several suppliers, including components such as the plasma reservoir, pump and monitor, charcoal column detoxifier and membrane oxygenator used in the HepatAssist System. If the hardware components of the HepatAssist System or the specific-pathogen-free pigs become unavailable from a particular supplier, there can be no assurance that the Company would be able to purchase hardware components and/or such pigs on commercially acceptable terms. With respect to the hardware components, the integration of any new component could require system design changes and further regulatory approval and could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, a disease or other catastrophe could destroy all or a portion of the pigs maintained by the Company, which would interrupt or significantly delay the development, testing and/or distribution of the Company's products. See "Risk Factors -- Reliance Upon Third-Party Suppliers."

     The Company has no experience in manufacturing the HepatAssist System or any other product in commercial quantities, and there can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs. In addition, in order to produce commercial quantities of its products, the Company will need to relocate its manufacturing facility, which may result in inefficiencies and delays caused by losses in production yield, the unavailability of technically qualified personnel, quality issues or other problems. Further, difficulties in increasing manufacturing capability or the failure to develop and maintain facilities and processes in accordance with applicable regulations could delay or halt production, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Limited Manufacturing and Marketing Capabilities."

     The Company's products are subject to manufacturing quality regulations in the United States and other countries. In certain countries, regulations also restrict the import and export of the Company's products. To address these regulations, the Company has hired quality assurance and control, as well as regulatory professionals and is designing quality control systems intended to comply with the applicable regulations. Difficulties in increasing manufacturing capacity or failure to implement and maintain facilities and processes in accordance with applicable regulations could delay or halt production or shipment, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Comprehensive Government Regulation."

PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in part on its ability to effectively protect its proprietary rights, including obtaining patent protection for its products and processes and preserving its trade secrets, as well as its ability to operate without infringing the proprietary rights of third parties. The Company's strategy is to actively pursue patent protection in the United States and other jurisdictions for technology that it believes to be proprietary and where patenting would offer a potential competitive advantage for its products.

     The Company holds two United States patents relating to the HepatAssist System, four United States patents relating to the PancreAssist System and seven United States patents relating to other exploratory development programs. The Company has also filed ten patent applications in the United States, seven of which relate to the HepatAssist System and the PancreAssist System, and three of which relate to other exploratory technologies and programs. The Company also has the option to negotiate royalty-bearing licenses for three patents relating to such technologies and programs. The Company has filed corresponding patent applications in certain other countries. The Company's patents and patent applications relate to cell and tissue isolation, purification and preservation, membrane technology and biomedical systems technology. There can be no assurance that any patents will be issued from pending or any future patent applications, that the scope of any patent protection will provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. In addition, the laws of certain countries other than the United States may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

     Substantially all patents and proprietary rights presently owned by the Company were transferred from Grace to the Company. In connection with such transfer, Grace made no representations or warranties with respect to its title to these assets. Grace has delivered to the United States Patent and Trademark Office instruments of recordation in order to perfect the assignment of the 23 United States patents and applications related to the Company's systems and programs. However, there can be no assurance that the Company received such patents and applications and their attendant proprietary rights free and clear of defects in title.

     A significant portion of the Company's technology has been developed in collaboration with third parties such as hospitals, universities and independent research laboratories. The Company is licensing certain know-how and technology relating to the HepatAssist System from Cedars-Sinai Medical Center and Rhode Island Hospital. These third parties generally have retained certain rights to use technology developed in the collaboration, or pre-existing technology that they contributed to research projects, and the Company has agreed to pay royalties on certain technology that it may use in commercial products. Depending on the final configuration of the Company's products, the Company may need to negotiate additional royalty-bearing licenses from some of these third parities in order to produce and sell its products commercially or to preserve its exclusive use of key technology. In addition, if the Company fails to pay the royalties due under any of these licenses, then, under certain circumstances, these licenses may be terminated. The termination of any license or the failure to negotiate any needed additional license could have a material adverse effect on the Company's business, operating results and financial condition. Certain of the technology relating to the HepatAssist System was developed by Dr. Achilles Demetriou under federal research grants at a number of research institutions. This development occurred prior to his joining the Cedars-Sinai Medical Center in 1993 and commencement of the Company's collaboration with Cedars-Sinai in 1994. Much of Dr. Demetriou's prior work regarding such technology has been published. Dr. Demetriou has agreed to serve as a member of the Company's Scientific Advisory Board.

     The medical products market has been characterized by extensive litigation regarding patents, trade secrets and other intellectual property rights. Administrative proceedings or litigation, which could result in substantial cost and uncertainty to the Company, may be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. The Company and Grace have recently entered into a settlement agreement with a third party involving portions of the technology relating to the PancreAssist System. See "-- Legal Proceedings." There can be no assurance that third parties will not assert patent infringement claims in the future with respect to the Company's current or future products; such claims could potentially require the Company to enter into license arrangements or result in litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses can be obtained on commercially acceptable terms, if at all. Litigation with respect to any infringement claims or any other patent, trade secret or intellectual property rights could be expensive and time consuming and could have a material adverse effect on the Company's business, operating results and financial condition, regardless of the outcome of such litigation.

     It is the Company's policy to enter into a confidentiality agreement with each of its employees and with each consultant and strategic collaborator with whom the Company commences a relationship. The confidentiality agreements generally prohibit the disclosure of confidential information to any third party and, in the case of employees, require disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by the employee during the term of such employee's employment. However, there can be no assurance that the Company's trade secrets or proprietary technology will not become known or be independently developed by competitors in such a manner that leaves the Company with no practical recourse. See "Risk Factors -- Uncertainties Regarding Patents and Proprietary Rights; Third-Party Claims."

GOVERNMENT REGULATION

     Virtually all aspects of the Company's operations are subject to extensive regulation by governmental authorities in the United States and other countries.

     In the United States, the FDA regulates therapeutic and diagnostic products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. Although the HepatAssist System and the PancreAssist System combine medical devices and biologics. The Company's product candidates currently are regulated by the FDA as biologics. In most cases, medical products that depend on living cells to achieve their primary intended purpose are regulated as biologics. These products will require FDA approval prior to commercialization; no such approval has yet been obtained. The steps required before a biologic may be approved for marketing in the United States generally include (i) preclinical laboratory and animal tests; (ii) the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product; (iv) the submission to the FDA of either a Product License Application ("PLA") and an Establishment License Application ("ELA") or a Biologics License Application ("BLA"); (v) FDA review of the PLA/ELA or BLA; and (vi) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is made to assess compliance with GMP.

     Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may be commenced. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed.

     Human clinical trials typically involve three sequential phases that may overlap or be combined. Each trial must be reviewed and approved by an independent Institutional Review Board before it can begin. Phase I involves the initial introduction of the experimental product into human subjects to evaluate its safety and, if possible, to gain early indications of efficacy. Phase II usually involves a trial in a limited patient population to (i) evaluate preliminarily the efficacy of the product for specific, targeted indications;
(ii) determine dosage tolerance and optimal dosage; and (iii) identify possible adverse effects and safety risks. Phase III typically involves further evaluation of clinical efficacy and testing of product safety of a product in final form within an expanded patient population. Where initial human testing is done in patients already afflicted with the targeted disease, such studies are frequently referred to as Phase I/II clinical trials. Where follow-on human testing of a product in final form is designed to determine safety as well as to demonstrate more than preliminary efficacy of the product, such studies are sometimes referred to as Phase II/III clinical trials. The results of preclinical testing and clinical trials, together with detailed information on the manufacture and composition of the product, are submitted to the FDA in the form of a PLA/ELA or BLA requesting approval to market the product. Before approving a PLA/ELA or BLA, the FDA will inspect the facilities at which the product is manufactured, and will not approve the product unless GMP compliance is satisfactory. GMP regulations govern the Company's quality control and manufacturing procedures. The Company expects to expend significant time, money and effort in the area of production and quality control to comply with GMP requirements. See "Risk Factors -- Uncertainty Associated with Preclinical Testing and Clinical Trials."

     The Company's IND for the HepatAssist System became effective August 23, 1994, and, as of June 1, 1997, 35 patients had been treated in the Company's Phase I/II clinical trial. The Company has completed its analysis of the Phase I/II clinical trial data and submitted it to the FDA, along with a protocol for a Phase II/III clinical trial for use of the HepatAssist System in the treatment of FHF and PNF. The FDA has not yet responded to the proposed Phase II/III clinical trial. There can be no assurance that the FDA will approve the Company's protocol for its proposed Phase II/III clinical trial. The Company's IND for the PancreAssist System became effective March 29, 1996. However, in March 1997, before any patients were treated, the FDA placed the clinical trial on hold pending the resolution of a device failure in preclinical testing. It is expected that the Company will be required to perform additional preclinical testing prior to initiating the clinical trial, and there can be no assurance that the FDA will ever allow the clinical trial of the PancreAssist System to begin. See "-- Products in Development -- The HepatAssist System -- Clinical Development" and "-- Products in Development -- Additional Applications of the Company's Core Technologies -- The PancreAssist System."

     To the Company's knowledge, no xenogeneic biomedical product incorporating living cells has ever been commercialized. Consequently, regulatory bodies, including the FDA, have limited experience with such products. A number of private parties and regulatory agencies have indicated concern about xenogeneic products, especially with respect to the potential for unintended transmission of infectious diseases. In September 1996, the United States Public Health Service issued draft guidelines on infectious disease issues in xenotransplantation, and additional guidance is anticipated. The FDA has also expressed continuing interest in developing guidelines or regulations for xenotransplantation and may issue such guidelines or regulations in the future. Should guidelines or regulations applicable to the Company's products in development be issued, there can be no assurance that the Company will be able to comply with them in a timely manner, if at all. Because the HepatAssist and PancreAssist Systems raise important safety questions, and because regulatory requirements for such products are evolving and uncertain, the Company may encounter unusual regulatory delays, rejection, or changes in criteria for approval during the period of product development and regulatory review.

     The testing and approval process requires substantial time, effort and financial resources. There can be no assurance that the FDA will allow the requisite clinical trials with respect to any of the Company's product candidates, or that such trials will be completed successfully within any specific time period, if at all. The FDA or the Company may suspend clinical trials at any point in the process if either concludes that clinical subjects are being exposed to an unacceptable health risk, that the trials are not being conducted in compliance with applicable requirements, or for other reasons. The FDA may deny a PLA/ELA or BLA if applicable regulatory criteria are not satisfied and/or require additional testing or information. In addition, as a condition to approval, the FDA generally requires post-marketing testing and surveillance to monitor the safety or efficacy of a product. There can be no assurance that FDA approval of any PLA/ELA or BLA submitted by the Company will be granted in a timely manner, if at all. There can be no assurance that the FDA will determine that Circe's facilities and manufacturing procedures will conform to GMP requirements. There can be no assurance that the FDA will continue to treat the Company's product candidates as biologics. Any decision to change the designation of such product candidates could increase costs and delay approval. The failure to receive or any delay in receiving such approval would have a material adverse effect on the Company's business, operating results and financial condition. Also, if regulatory approval of a product is granted, such approval may include limitations on the indicated uses for which such product may be marketed.

     If regulatory approval is obtained, the Company will be required to comply with a number of post-approval requirements. PLA/ELA and BLA license holders are required to report certain adverse reactions, if any, to the FDA, and to comply with certain requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to GMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with GMP. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain GMP compliance. In addition, discovery of problems may result in restrictions on a product, manufacturer, or license holder, including withdrawal of the product from the market.

     Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including the suspension or termination of clinical trials, delays in approving or refusal to approve a product, the withdrawal of an approved product from the market, seizures of a product, and/or the imposition of injunctions, criminal penalties and/or civil penalties against the manufacturer and/or license holder.

     Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a PLA/ELA or BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has an orphan drug designation subsequently receives FDA approval for the indication for which it has such designation, the FDA may not approve any other applications to market the same product for the same indication, except in certain limited circumstances, for a period of seven years unless a competitor pursues approval of a clinically superior product. The Company intends to pursue this designation with respect to any of its products (including the HepatAssist System and, possibly, the PancreAssist System) that are intended to treat such a rare disease or condition. There can be no assurance, however, that any of the Company's products are eligible for, or will receive, orphan drug status.

     The Company's product candidates will also require regulatory approval in Europe before they can be marketed there; however, it is not clear which particular approvals will be required or from which agencies such approvals must be obtained. Since no products similar to the Company's product candidates are believed to have been approved in Europe, the regulatory process there is uncertain. The Company's product candidates may require separate regulatory approval in each country where they are to be marketed, and, due to the combination of xenogeneic and hardware components in its products in development, may also require multiple regulatory approvals in some European countries. At a minimum, some components will require regulatory review as medical devices. The xenogeneic cells used in the Company's product candidates may require approval from appropriate agencies. Like regulators in the United States, European regulators have expressed concern about the potential for infectious disease transfer associated with xenogeneic biomedical systems, which could delay the regulatory approval process. The Company intends to seek regulatory approval of the HepatAssist System in Europe, with its initial efforts concentrated in France. There can be no assurance that any European country will approve any of the Company's products in a timely manner, if at all, or that, if the Company's products are approved, the Company will be able to market the products for the indications which the Company desires or will be able to comply with post-approval restrictions. Failure to obtain regulatory approvals and to market the Company's products in Europe would have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

     The Company expects that its products will compete primarily on the basis of safety and efficacy. The Company is not aware of any xenogeneic biomedical systems that are currently on the market that will compete against the HepatAssist System. One competitor that had previously received FDA approval for the treatment of drug detoxification with a combined charcoal/dialyzer system has obtained FDA approval to market its product as a treatment for patients in acute hepatic coma. However, this product is a filtration system and adsorption system that does not provide a broad range of liver function. The Company is aware that several biotechnology companies are attempting to create bioartificial liver devices. In particular, some competitors are developing bioartificial liver devices using normal or modified porcine or human hepatocytes, and other competitors are using organs, or devices containing organs, derived from genetically modified transgenic animal donors. However, the Company is not aware of any other competitors that have completed Phase I clinical trials of a bioartificial liver and believes that the HepatAssist System is the most clinically advanced bioartificial liver in the world.

     The PancreAssist System, if successfully developed, will compete against existing devices (such as insulin pumps) and alternate therapies (such as insulin injections). In addition, competitors are developing a wide array of products, drugs and other therapies for diabetes, including products using normal or modified porcine, human or bovine islets, modified forms of insulin or other drugs, insulin pumps that are either extracorporeal or implantable (certain of which may be implanted with glucose sensors), and drugs that directly attack the underlying causes of diabetes. The Company is aware that a competitor has obtained an IND from the FDA and has treated at least six patients with implanted human or porcine islets encapsulated in microcapsules or microbeads. This competitor has received FDA approval to conduct further Phase I/II clinical trials. However, to the Company's knowledge, none of its competitors' bioartificial pancreas devices are connected directly to the patient's circulatory system in a perfusion device like the PancreAssist System.

     The Company believes that its products have certain advantages over its competitors' products. However, despite these potential advantages and the Company's progress in developing the HepatAssist and PancreAssist Systems, one or more competitors may be successful in creating and commercializing bioartificial liver or pancreas devices or other products, drugs, therapies, or improvements in the prevention or treatment of diabetes or liver diseases, any of which could adversely affect the size of the Company's available markets or eliminate the demand for one or both of the Company's product candidates.

     Many of the Company's competitors are in the process of developing technologies that are, or in the future may be, the basis for competitive products that may be more effective and less costly than those of the Company. Many of these competitors have significantly greater research and development capabilities than the Company, as well as substantial marketing, manufacturing, financial and managerial resources; consequently, they represent significant competition for the Company. In addition, these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of products and obtaining FDA and other regulatory approvals of such products. Accordingly, these competitors may succeed in commercializing products more rapidly than the Company. These competitors also compete with the Company in recruiting and retaining scientific personnel. See "Risk Factors -- Intense Competition."

REIMBURSEMENT

     The Company expects that sales volumes and prices of its products will be dependent in large measure on the availability of reimbursement from third-party payors and that individuals seldom would be willing or able to pay for the costs associated with the use of the Company's products. The Company expects that its products will be purchased by hospitals, clinics, doctors and other users that bill various third-party payors, such as Medicare, Medicaid and other government insurance programs, and private payors, including indemnity insurers, such as Blue Cross/Blue Shield plans and managed care organizations ("MCOs"), including HMOs. Since no products similar to the HepatAssist System are currently approved for marketing, no reimbursement plan exists for the costs associated with such treatment, and there can be no assurance that treatment with the HepatAssist System will be covered. In addition, reimbursement rates may vary depending on the procedure performed, the third-party payor, the type of insurance plan and other factors. The Company estimates that it will charge a health care provider between $15,000 to $50,000 during a typical course of treatment with the HepatAssist System. Even if third-party reimbursement is available to the Company, third-party payors may only be willing to provide coverage for the use of the HepatAssist System for indications where the HepatAssist System competes favorably on the basis of cost and clinical effectiveness. Further, there can be no assurance that providers will choose to use the Company's products, when and if they become available.

     Particularly in the United States, third-party payors carefully review, and increasingly challenge, the prices charged for procedures and medical products. In addition, an increasing percentage of insured individuals are receiving their medical care through MCOs, which monitor and often require preapproval of the services that a member will receive. Many MCOs are paying their providers on a capitated basis, which puts the providers at financial risk for the services provided to their patients by paying them a predetermined payment per member per month. The percentage of individuals covered by MCOs is expected to grow in the United States over the next decade. Even Medicare is shifting many of its beneficiaries into managed care plans.

     In countries other than the United States, reimbursement is obtained from a variety of sources, including governmental authorities, private health insurance plans and labor unions. Although not as prevalent as in the United States, HMOs are emerging in certain European countries. The Company may need to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals would have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought. See "Risk Factors -- Uncertainty Relating to Third-Party Reimbursement and Product Pricing."

     The Company believes that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the health care industry to reduce the costs of products and services. There can be no assurance, in either the United States or international markets, that third-party reimbursement and coverage will be available or adequate, or that future legislation, regulation, or reimbursement policies of third-party payors will not adversely affect the demand for the Company's products in development or its ability to sell these products on a profitable basis. The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on the Company's business, operating results and financial condition.

EMPLOYEES

     As of June 1, 1997, the Company had 62 full-time employees, 51 of whom were engaged in research and development and 11 of whom were engaged in management, administration and finance. None of the Company's employees is covered by a collective bargaining agreement. The Company has never experienced an employment-related work stoppage and considers its employee relations to be good.

FACILITIES

     The Company leases approximately 33,000 square feet of office, laboratory and manufacturing space in Lexington, Massachusetts. The lease expires in May 2000, although the Company may, at its option, terminate the lease in May 1998. The Company also has an option for two five-year extensions of the lease to May 2005 and May 2010, respectively.

     The Company also leases approximately 8,000 square feet of space in North Grafton, Massachusetts for the housing of pigs and the surgical removal of organs. The lease for this facility expires in September 1998, although the Company may, at its option, extend the lease until September 2001.

     The Company believes that its current facilities will meet its requirements at least through 1998. Site selection and planning are under way for a new facility to meet the anticipated sales demand for the HepatAssist System.

LEGAL PROCEEDINGS

     Portions of the technology relating to the PancreAssist System were developed during the period from 1986 to 1993 under a series of agreements (the "BHT Agreements") between Grace and BioHybrid Technologies, Inc. and an affiliate of the latter (collectively, "BHT"). During this period, BHT's primary development efforts related to the isolation and maintenance of canine pancreatic islets, and Grace's primary efforts focused on the development, design and fabrication of synthetic membranes and membrane devices for biomedical applications and the management of preclinical testing programs. On December 31, 1996, Grace contributed all of its rights under the BHT Agreements to the Company.

     In June 1997, the Company, Grace and BHT entered into a Settlement Agreement (the "Settlement Agreement"), primarily to resolve issues arising out of the BHT Agreements. The Settlement Agreement provides that Grace will pay $50,000 to BHT and the Company will pay $150,000 to BHT. In addition, the Company agreed to prepay $300,000 in royalties to BHT. The Company will pay the $150,000 and the $300,000 in prepaid royalties with a portion of the proceeds of this Offering. Grace paid the $50,000 following the execution of the Settlement Agreement. The Settlement Agreement further provides that the Company will have the exclusive right to use and sublicense the technology developed by the parties under the BHT Agreements (the "New Technology"), as well as certain technology developed by BHT prior to 1986 (the "BHT Background Technology") in the field of perfusion devices (defined as hybrid artificial organs that have tubular membranes through which blood or other body fluids flow, or that are connected to the circulatory system, either directly or though a plasmapheresis device); the Company's PancreAssist System as presently configured is a perfusion device. Both the Company and BHT will have non-exclusive rights to use and sublicense the New Technology in all fields other than perfusion devices, and to use and sublicense the BHT Background Technology for hybrid artificial organs that are not perfusion devices. BHT will have exclusive rights to use and license the BHT Background Technology for all fields other than hybrid artificial organs. The Company will be required to pay BHT royalties on any sales of the PancreAssist System through 2001, and on sales thereafter only if the PancreAssist System uses certain New Technology. The Company cannot currently predict whether its PancreAssist System, when ready for commercialization, will be configured so as to use the New Technology. In the event this Offering is not consummated on or before November 30, 1997, the Company may elect to pay BHT the $150,000 in connection with the settlement and the $300,000 in prepaid royalties on or before such date to satisfy the terms of the Settlement Agreement. See "Use of Proceeds."

SCIENTIFIC ADVISORY BOARD

     Upon the consummation of this Offering, the Company will establish a Scientific Advisory Board (the "SAB"). The SAB will be a group of scientists and physicians in the fields of transplantation biology, biomedical engineering, microbiology, cell therapy and surgery who will informally advise the Company on long-term scientific planning, research, and the development of products and processes for the Company's bioartificial organ business. Members of the SAB will also evaluate the Company's research programs, recommend personnel to the Company and advise the Company on technological and clinical laboratory matters. Effective upon the consummation of this Offering, and subject to each SAB member's execution of a definitive consulting agreement, each member of the SAB will be granted an option to purchase 5,000 shares of Class A Common Stock under the Company's 1997 Outside Director and Consultant Stock Option Plan (the "Outside Director Stock Plan"), with a purchase price per share equal to the lower of the initial public offering price and $11.00. The Outside Director Stock Plan provides that (i) beginning in 1998, each continuing member of the SAB will be granted an option to purchase 1,000 shares of Class A Common Stock each year on the date of the Company's annual stockholders' meeting, and (ii) any new SAB member will be granted an initial option to purchase 2,500 shares of Class A Common Stock, in both cases with a purchase price per share equal to the fair market value of the Class A Common Stock on the date of grant. Options granted under the Outside Director Plan become fully exercisable one year following the date of grant. See "Management -- Employee Benefit Plans -- 1997 Outside Director and Consultant Stock Option Plan." In addition, the Company will pay each member of the SAB an annual retainer of $5,000 and a fee of $1,500 per SAB meeting attended. The Company will also reimburse each member of the SAB for travel expenses incurred in connection with attending SAB meetings. In addition, Dr. Robert S. Langer, who has agreed to serve as Chairman of the SAB, has a separate consulting agreement with the Company, pursuant to which Dr. Langer provides consulting services to the Company, as the Company from time to time requests. Pursuant to this agreement, Dr. Langer receives a monthly consulting fee of $2,000, plus reimbursement of his out-of-pocket expenses. The members of the SAB are expected to be as follows:

     Robert S. Langer, Sc.D., is the Kenneth J. Germeshausen Professor of Chemical and Biomedical Engineering in the Department of Chemical Engineering at the Massachusetts Institute of Technology ("MIT"). He is a member of the National Academy of Science, the National Academy of Engineering and the Institute of Medicine of the National Academy of Science. He is recognized internationally as a leader in the development of controlled drug-release systems using both non-degradable and bio-degradable polymers. He advises the Company on tissue engineering and biomaterials. Dr. Langer received his Sc.D. in Chemical Engineering from MIT. Dr. Langer has agreed to serve as Chairman of the SAB.

     Henri Bismuth, M.D., is the Head of the Department of Surgery and Director of the Hepato-Biliary Center at the Paul Brousse Hospital in Villejuif, France. Dr. Bismuth is also a Professor of Surgery at the Faculty of Medicine at Paris South University. He is an expert in surgery of the liver, biliary tract, and pancreas and in portal hypertension, and has pioneered the use of liver transplants in Europe. He advises the Company on liver transplantation. Dr. Bismuth received his M.D. from The University of Paris.

     Achilles Demetriou, M.D., Ph.D., is the Chairman of the Department of Surgery and the Director of the Liver Support Unit at the Cedars-Sinai Medical Center in Los Angeles, California. He is an expert in surgery, cell-based liver support systems and hepatocyte transplantation and pioneered the development and clinical testing of bioartificial liver systems. He advises the Company on liver support systems. Dr. Demetriou received his M.D. from the Hebrew University-Hadassah Medical School in Israel and his Ph.D. in Biochemistry from George Washington University.

     Alexander Klibanov, Ph.D., is Professor of Chemistry and a member of the Biotechnology Process Engineering Center at MIT. He is a leading authority on protein stabilization and on the food and medical applications of enzymes. He is a member of the National Academy of Science and the National Academy of Engineering. He advises the Company on biosystems and biotechnology processes. Dr. Klibanov received both his M.S. in chemistry and Ph.D. in Chemical Enzymology from Moscow University in Russia.

     Monty Krieger, Ph.D., is the Charles F. Hopewell Professor of Biology and MacVicar Faculty Fellow in the Department of Biology at MIT. He advises the Company on cell and molecular biology issues. Dr. Krieger received his Ph.D. in Chemistry from the California Institute of Technology.

     David E.R. Sutherland, M.D., Ph.D., is a Professor of Surgery and the head of the Division of Transplantation in the Department of Surgery at the University of Minnesota. Dr. Sutherland is recognized as an expert in pancreas and islet transplantation and advises the Company on those subjects. Dr. Sutherland received his M.D. and his Ph.D. in surgery from the University of Minnesota.

     Joseph Vacanti, M.D., is the Director of Organ Transplantation and of the Laboratory for Transplantation and Tissue Engineering at The Children's Hospital, Boston, Massachusetts. He is also an Associate Professor of Surgery at the Harvard Medical School. He is widely regarded as an expert in the area of liver transplantation, tissue engineering and neomorphogenesis. He advises the Company on pediatric liver transplantation and tissue engineering. Dr. Vacanti received his M.D. from the University of Nebraska College of Medicine.

                            RELATIONSHIP WITH GRACE

     The Company currently is a wholly owned subsidiary of Grace. Upon the consummation of this Offering, Grace will own 4,600,000 shares of Class B Common Stock, which will represent 39.5% of the voting power of the outstanding Common Stock (36.3% if the Underwriters' over-allotment option is exercised in full), and will be entitled to elect the Class B Directors, a majority of whom must approve certain fundamental corporate changes and significant transactions involving the Company. See "Risk Factors -- Ownership by Grace; Restrictions on Certain Significant Transactions" and "Description of Capital Stock." Grace has provided substantially all of the Company's cash requirements since inception, funding approximately $72 million of research and development costs and other expenses from 1986 through March 31, 1997. Grace has advised the Company that, following the consummation of this Offering, it does not intend to provide any further financial assistance or support to the Company.

     Since the Company's inception, Grace has also paid for or provided substantially all of the Company's administrative and other staff functions and services, including financial and legal services and participation in Grace's employee benefits and insurance programs. Grace has agreed to provide certain of these functions and services to the Company for a brief transitional period following the consummation of this Offering, as described below under "Transitional Services Agreement." Following such transitional period, Grace expects that it will not provide any further administrative services or support to the Company. In addition, the Company and Grace have entered into agreements concerning their respective rights and obligations with respect to the functions and services provided by Grace prior to this Offering and other related matters. The Company believes that the terms of such agreements are no less favorable than those that could be obtained from third parties.

     The following are descriptions of the agreements between the Company and Grace; except for the Transfer and Assumption Agreement (which was executed in 1996), these agreements will be executed prior to the consummation of this Offering. Each description is qualified in its entirety by reference to the applicable agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

     Transfer and Assumption Agreement. On December 31, 1996, Grace transferred to the Company, as a contribution to capital, all of the assets, properties and rights of the Biomedical Division, other than cash, interests in bank accounts and certain intercompany accounts. In connection with such transfer, Grace made no representations or warranties concerning the assets, properties and rights transferred to the Company, including whether Grace had valid title or rights to transfer such assets to the Company or whether the assets as a whole were sufficient to conduct the Company's business as Grace had conducted it prior to such transfer. The Company assumed all of Grace's obligations with respect to the transferred assets and rights. Effective January 1, 1997, substantially all of the employees of the Biomedical Division became employees of the Company.

     Stockholder Agreement. The Company and Grace will enter into a Stockholder Agreement (the "Stockholder Agreement"), to be effective upon the consummation of this Offering, that provides for certain rights and restrictions with respect to the 4,600,000 shares of Class B Common Stock owned by Grace and any shares issued in respect of such shares. Under the terms of the Stockholder Agreement, if the Company proposes to register, at any time beginning one year from the date of this Prospectus, any shares of Class A Common Stock under the Securities Act for its own account or otherwise (other than in connection with employee benefit plans and certain business combinations), Grace is entitled to notice of such registration and to include shares of Class B Common Stock in the registration statement (which shares would be converted into shares of Class A Common Stock upon sale by Grace), subject to certain conditions and limitations, such as the right of the underwriters of a registered offering to limit, for marketing reasons, the number of shares included in such registration. In addition, Grace has "demand" registration rights pursuant to which, on not more than three occasions at any time after the second anniversary of the date of this Prospectus, Grace may require the Company to register for resale shares of Class B Common Stock owned by Grace (which shares would be converted into shares of Class A Common Stock upon sale by Grace), subject to certain conditions and limitations (including the requirement that the number of shares being registered is at least 20% of the number of shares of Common Stock owned or controlled by Grace). The Company is required to bear all expenses

(other than selling expenses and the fees of Grace's counsel) in connection with all such "demand" registrations.

     The Stockholder Agreement further provides that Grace will not sell, transfer, assign or otherwise dispose of, any capital stock of the Company owned by Grace until one year from the date of this Prospectus. Following the first anniversary of the date of this Prospectus, Grace may sell capital stock (i) in a registered public offering pursuant to the registration rights described above, (ii) through sales pursuant to Rule 144, (iii) in one or more private sales or (iv) in connection with a tender offer or exchange offer, which, if commenced by a person other than the Company, is either (A) approved by the Board or (B) subject to the non-waivable requirement that, upon consummation of such offer, such person be the beneficial owner of at least 90% of the Company's then outstanding capital stock.

     Also, under the terms of the Stockholder Agreement, Grace has agreed that for the four years following the date of this Prospectus, it will not acquire any of the Company's securities, unless such an acquisition is made (i) in connection with a sale of assets or rights by Grace to the Company, (ii) in connection with a bona fide tender offer by Grace for 100% of the Company's then outstanding securities or (iii) with the approval of the Board. In addition, Grace may acquire shares of Class A Common Stock in an aggregate amount not exceeding 5% of the number of shares of Common Stock outstanding upon the consummation of this Offering.

     Transitional Services Agreement. Prior to this Offering, Grace has provided administrative services to the Company. As a transitional accommodation to the Company, Grace has agreed to continue to provide certain of these services, primarily payroll and related services, for fees equal to Grace's estimated costs (including allocations of overhead) of providing these services. This agreement expires on December 31, 1997; however, the Company may terminate the agreement at any earlier time on 15 days' notice.

     Tax Sharing and Indemnification Agreement. Grace has agreed to prepare and file all tax returns that the Company is required to file with Grace on a consolidated, combined or unitary basis with respect to any period beginning prior to the consummation of this Offering, whether such period ends prior to or after that date (the "Pre-Closing and Straddle Periods"). Grace will be responsible for the payment of, and Circe will have no liability for, any taxes reflected on such returns ("Consolidated Taxes"). Other tax returns which are not required to be filed on a consolidated, combined or unitary basis will be prepared and filed by, and the taxes with respect thereto will be paid by, the party upon whom the tax is imposed by law. The Company is prohibited from taking any action that would have the effect of increasing any tax liability of Grace, unless the Company satisfies certain conditions. Grace will be entitled to refunds for any overpayments of tax liabilities with respect to any Pre-Closing and Straddle Periods, to the extent the refund is attributable to a payment of Consolidated Taxes made by Grace. Grace will also be entitled to all other tax benefits allowed or allowable with respect to the calculation of Consolidated Taxes and attributable to the portion of any Pre-Closing and Straddle Period occurring prior to the consummation of this Offering.

     Employee Benefits Agreement. Upon the consummation of this Offering, the Company's employees will cease participation in Grace's retirement, savings, disability and other employee benefit plans, and will commence participation in the Company's disability, medical, dental, and group life insurance plans; provided that the Company's employees may continue to participate in certain Grace benefit plans for up to 30 days following the consummation of this Offering, if necessary to facilitate the transition to coverage under the Company's benefit plans. There will be no transfer of assets from Grace's retirement plan to any Company plan; however, the Company's employees will become fully vested in the Grace retirement plan, which will be liable for any accrued benefits in accordance with such plan. Within 21 days after the consummation of this Offering, the Company's employees will be eligible to participate in a savings plan established by the Company and will be given full credit for service to Grace for purposes of determining eligibility and vesting under such plan. The Grace long-term disability plan will be liable to any employee whose total disability commenced prior to the date that this Offering is consummated, and the Company's long-term disability plan will be liable for any employee whose total disability commences on or after that date. Grace's benefit plans (other than its long-term disability plan) will be liable for the payment of benefits for claims related to services performed, supplies furnished or deaths occurring prior to the date this Offering is consummated, and the

Company's benefit plans (other than its long-term disability plan) will be liable for the payment of benefits for claims related to services performed, supplies furnished or deaths occurring on or after that date. The Company's medical plan may include coverage through one or more organizations that provided coverage to the Company's employees under the Grace medical plans prior to the consummation of this Offering, but only in accordance with a contract between the Company and such organization that does not impose liability upon Grace. The Company's medical plan will be the primary payor in relation to post-retirement medical expenses provided by Grace, but only for the period that the employee is employed by the Company. The Company will assume all accrued vacation liabilities and continue Grace's vacation policy through at least 1998. This agreement provides that the Company will indemnify Grace for, among other things, any liabilities resulting from the Company's hiring practices and decisions and the employment, or termination of employment, of any Company employee, whether relating to events occurring or circumstances existing before, on or after the consummation of this Offering.

     Insurance Procedures Agreement. Prior to this Offering, the Company was covered under insurance policies maintained by Grace, and a portion of the premiums for such insurance was allocated to the Company. Following the consummation of this Offering, the Company will be required to obtain and maintain its own insurance coverage. The Company will continue to be covered under Grace's insurance coverage for events or occurrences resulting in damage or injury prior to the consummation of this Offering, except that excess liability insurance coverage with respect to events or occurrences resulting in damage or injury prior to the consummation of this Offering shall terminate on June 30, 1998, and the right to make claims under Grace's business interruption and blanket crime insurance coverage will terminate upon the consummation of this Offering. There can be no assurance that the Company will be able to obtain adequate insurance coverage on commercially acceptable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES

     The executive officers and directors of the Company, and certain other individuals who have agreed to serve as directors upon the consummation of this Offering, and their respective ages as of June 1, 1997, are as follows:

              NAME                 AGE                          POSITION
---------------------------------  ----  ------------------------------------------------------
Laszlo J. Eger(1)................    51  President, Chief Executive Officer and Director
Barry A. Solomon, Ph.D...........    50  Executive Vice President and Chief Scientific Officer
David A. Butler..................    52  Vice President, Finance
Claudy J.P. Mullon, Ph.D.........    41  Vice President, Research and Development
Larry Ellberger (2)(3)...........    49  Director
Martin B. Sherwin, Ph.D.             58  Director
  (3)(4).........................
Timothy J. Barberich (2)(4)(5)...    49  Director Nominee
James J. Mauzey(2)(4)(6).........    48  Director Nominee

---------------

(1) Will become a Class A - III Director upon the consummation of this Offering; term will expire in 2000.
(2) Will become a member of the Compensation Committee upon the consummation of this Offering.
(3) Will become a Class B Director upon the consummation of this Offering; term will expire in 1998 and annually thereafter.
(4) Will become a member of the Audit Committee upon the consummation of this Offering.
(5) Will become a Class A - I Director upon the consummation of this Offering; term will expire in 1998.
(6) Will become a Class A - II Director upon the consummation of this Offering; term will expire in 1999.

     Laszlo J. Eger has acted as Chief Executive Officer since joining the Company on November 1, 1996, was formally elected President and Chief Executive Officer effective January 1, 1997, and has served as a Director since January 1997. From 1994 to October 1996, he served as a consultant in Europe and the United States on strategic alliances in the medical area. From 1973 to 1994, he held a number of management positions with American Cyanamid Company, then a publicly traded biotechnology and chemical company ("American Cyanamid"), most recently as President of Lederle-Cyanamid France. Mr. Eger received his B.S. in Physics from Yale University and his M.B.A. from Stanford University.

     Barry A. Solomon, Ph.D. has served as Executive Vice President of the Company since January 1, 1997. Prior to that he held a variety of managerial and technical positions with the Biomedical Division and Grace's Corporate Research Division from 1985. Dr. Solomon is a Fellow of the American Institute for Medical and Biological Engineers and a member of the Advisory Committee of the Biomedical Engineering Department and Chairman of the Visiting Committee of the Chemical Engineering Department at The Johns Hopkins University. Dr. Solomon received his B.E.S. in Chemical Engineering from The Johns Hopkins University and his Ph.D. in Biomedical/Biochemical Engineering from Yale University, and has had post-doctoral training at MIT.

     David A. Butler has served as Vice President, Finance since January 1997. From 1988 to November 1996, Mr. Butler served as a financial officer of Sequoia Systems, Inc., a publicly traded computer company, most recently as Vice President and Treasurer. Mr. Butler received both his B.S. in Finance and his M.B.A. from Boston University.

     Claudy J.P. Mullon, Ph.D. has served as Vice President, Research and Development since January 1, 1997. Prior to that he held a variety of managerial and technical positions with the Biomedical Division from 1987. Dr. Mullon received his M.S. in Chemical Engineering from Oregon State University and his Ph.D. in both Chemical and Biomedical Engineering from Washington University in St. Louis, and has had post-doctoral training at MIT.

     Larry Ellberger has served as a Director since July 1996. Since 1995, Mr. Ellberger has served as Senior Vice President, Strategic Planning and Development of Grace. He was named Grace's Chief Financial Officer in November 1996. From 1991 to 1995, he served as a corporate Vice President and Director of Corporate Development and Planning of American Cyanamid. Mr. Ellberger received his B.A. in Economics from Columbia College and his B.S. in Chemical Engineering from the Columbia School of Engineering.

     Martin B. Sherwin, Ph.D. has served as a Director since July 1996. In February 1997, Dr. Sherwin retired as a Vice President of Grace, a position he had held since April 1992. At Grace, he was responsible for the commercialization of various research and development projects, including the HepatAssist and PancreAssist Systems. Dr. Sherwin received his B.S. in Chemical Engineering from City College of New York, his M.S. in Chemical Engineering from Brooklyn Polytech and his Ph.D. in Chemical Engineering from the City University of New York.

     The following individuals have agreed to serve as Class A Directors of the Company upon the consummation of this Offering:

     Timothy J. Barberich has served as President and Chief Executive Officer of Sepracor Inc., a publicly traded pharmaceutical company, since 1984. Mr. Barberich received his B.S. in Chemistry from King's College and currently serves as a director of Sepracor Inc., HemaSure Inc. and BioSepra, Inc.

     James J. Mauzey has served as Chairman and Chief Executive Officer of Alteon Inc., a publicly traded biopharmaceutical company, since 1994. From 1992 to 1994, Mr. Mauzey served as Senior Vice President, Industry and Public Affairs, for the Bristol-Myers Squibb Worldwide Pharmaceutical Group and as President of the Corporate Accounts Division of Bristol-Myers Squibb Company. Mr. Mauzey received his B.A. in Business Management from Lewis University and his M.B.A. from Xavier University.

ELECTION AND COMPENSATION OF DIRECTORS

     Upon the consummation of this Offering, Grace will own 63.8% of the Total Common Shares and Preferred Votes (60.7% if the Underwriters' over-allotment option is exercised in full) and consequently will be entitled to elect Class B Directors constituting 40% of the authorized number of members of the Board, or two of the five members of the Board as it will be constituted upon the consummation of this Offering. See "Description of Capital Stock -- Common Stock -- Voting Rights." Grace has designated Mr. Ellberger and Dr. Sherwin as the initial Class B Directors, and Messrs. Eger, Barberich and Mauzey will be the initial Class A Directors.

     Each Class B Director will serve for a term ending on the date of the next annual meeting of stockholders following such director's election. The Restated Certificate provides for the Class A Directors to be divided into three classes, with the Class A Directors as of the consummation of this Offering serving initial terms expiring at the 1998, 1999 and 2000 annual stockholders' meetings, respectively. Thereafter, Class A Directors in each class will be elected for three-year terms. Each director will serve until the election and qualification of his or her successor or his or her earlier resignation or removal.

     Directors do not receive cash compensation for their services as directors. However, the Outside Director Stock Plan provides for the grant of stock options to all nonemployee directors of the Company, except for Grace employees (currently, only Mr. Ellberger). Effective upon the consummation of this Offering, each nonemployee director (other than Mr. Ellberger) will be granted an option to purchase 8,000 shares of Class A Common Stock under the Outside Director Stock Plan, with a purchase price per share equal to the lower of the initial public offering price and $11.00. Any new nonemployee director (other than any Grace employee) will be granted an initial option to purchase 4,000 shares of Class A Common Stock, and beginning in 1998 each continuing nonemployee director (other than any Grace employee) will be granted an option to purchase 2,000 shares of Class A Common Stock each year on the date of the Company's annual stockholders' meeting, in both cases with a purchase price per share equal to the fair market value of the Class A Common Stock on the date of grant. Options granted under the Outside Director Stock Plan become fully exercisable one year following the date of grant. See "Management -- Employee Benefit Plans -- 1997 Outside Director and Consultant Stock Option Plan." In addition, with the exception of Grace employees, all directors will be reimbursed for travel and other expenses incurred in attending meetings of the Board and its committees, and are expected to be covered by the Company's business travel accident insurance.

COMMITTEES OF THE BOARD

     Upon the consummation of this Offering, the Board will establish an Audit Committee (whose members are expected to be Dr. Sherwin and Messrs. Barberich and Mauzey) and a Compensation Committee (whose members are expected to be Messrs. Ellberger, Barberich and Mauzey).

     The Audit Committee will oversee the engagement of the Company's independent accountants, review the annual financial statements and the scope of annual audits and consider matters relating to accounting policy and internal controls.

     The Compensation Committee will review, approve and make recommendations to the Board concerning the Company's compensation policies, practices and procedures. The Compensation Committee will also administer the Company's 1997 Stock Incentive Plan (the "Employee Stock Plan") and the Outside Director Stock Plan. See "-- Employee Benefit Plans."

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or earned by (i) the individuals who served as Chief Executive Officer of the Company during 1996, and (ii) the additional executive officers of the Company whose salary and bonus earned during 1996 exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered to the Company in all capacities during 1996.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL           LONG-TERM
                                                    COMPENSATION     COMPENSATION(1)
                                                  -----------------  ---------------       ALL OTHER
          NAME AND PRINCIPAL POSITION             SALARY($) BONUS($) LTIP PAYOUTS($)   COMPENSATION($)(2)
------------------------------------------------  --------  -------  ---------------   ------------------
Laszlo J. Eger(3)...............................    32,000    --         --                     114
  President and Chief Executive Officer
Barry A. Solomon, Ph.D(4).......................   138,584   33,000      114,168              4,648
  Executive Vice President and Chief Scientific
     Officer
Claudy J.P. Mullon, Ph.D.(4)....................   103,000   15,000      --                   3,647
  Vice President, Research and Development
Melvin D. Soule(4)(5)...........................   111,208   20,000      --                   3,032
  Former President

---------------
(1) Long-Term Compensation consists of payments made by Grace under its Long-Term Incentive Program.

(2) All Other Compensation consists of matching contributions made by Grace under its Salaried Employee Savings & Investment Plan in the amounts of $4,098, $3,432 and $2,624 for Dr. Solomon, Dr. Mullon and Mr. Soule, respectively, and premiums paid under Grace's standard term life insurance programs in the amounts of $114, $550, $215 and $408 for Mr. Eger, Dr. Solomon, Dr. Mullon and Mr. Soule, respectively.

(3) Mr. Eger has acted as Chief Executive Officer since joining the Company on November 1, 1996; he was formally elected President and Chief Executive Officer of the Company effective January 1, 1997. Salary shown for Mr. Eger reflects his services for November and December 1996 at an annual rate of $192,000. See "-- Employment Arrangements."

(4) In addition to the amounts shown in the above table, Dr. Solomon, Dr. Mullon and Mr. Soule realized $409,718, $7,842 and $15,399, respectively, from the exercise of options to purchase shares of Grace common stock in 1996. At year-end 1996, Dr. Solomon, Dr. Mullon and Mr. Soule held options with respect to 7,452, 1,346 and 1,139 shares of Grace common stock, respectively. These options will remain outstanding following the consummation of this Offering.

(5) Mr. Soule resigned as President of the Company effective January 1, 1997.

EMPLOYEE BENEFIT PLANS

1997 Stock Incentive Plan

     The Company has adopted the Employee Stock Plan, effective upon the consummation of this Offering. The purpose of the Employee Stock Plan is to attract and retain employees of the Company and to link their incentives directly to the performance of the Class A Common Stock. The Employee Stock Plan provides for the grant of stock incentives, which may be granted in the form of stock options, stock awards or a combination of the two, to such persons (generally limited to "key" persons), for such consideration and upon such other terms as the Compensation Committee may determine from time to time, including the purchase price (see below), the number of shares subject to options or stock awards and the time or times at which such options or stock awards become exercisable. Up to 1,050,000 shares of Class A Common Stock (subject to adjustment for stock splits, recapitalizations and similar events) may be issued pursuant to stock incentives under the Employee Stock Plan. The purchase price of all stock options granted under the Employee Stock Plan must equal at least 90% of the fair market value of a share of Class A Common Stock on the date of grant, except the options to be granted to the Management Stockholders and other employees effective upon consummation of this Offering. The term of any stock option granted under the Employee Stock Plan may not exceed ten years and one month.

     Effective upon the consummation of this Offering, the Management Stock Awards will be granted to the Management Stockholders under the Employee Stock Plan. The Management Stock Awards will vest in three equal annual installments beginning one year following the consummation of this Offering, and are subject to forfeiture by a Management Stockholder in the event that such Management Stockholder's employment with the Company terminates prior to vesting or specified performance objectives are not achieved by the end of the three-year period following the consummation of this Offering, in which case the Management Stockholder will be granted an option under the Employee Stock Plan covering the number of shares forfeited, having a purchase price equal to the fair market value of the Class A Common Stock on the date of grant. In addition, effective upon the consummation of this Offering, options to purchase an aggregate of 239,000 shares and 286,000 shares of Class A Common Stock will be granted under the Employee Stock Plan to the Management Stockholders and other employees of the Company, respectively. Such options will also vest in three equal annual installments beginning one year following the consummation of this Offering. The options to be granted to the Management Stockholders will have a purchase price per share equal to the lower of the initial public offering price and $11.00. The options to be granted to the other employees of the Company will have a purchase price per share equal to the lower of the initial public offering price and $10.00.

1997 Outside Director and Consultant Stock Option Plan

     The Company has adopted the Outside Director Stock Plan, effective upon the consummation of this Offering. The Outside Director Stock Plan provides for the grant of stock options to the Company's nonemployee directors, except for employees of Grace (currently, only Mr. Ellberger), as well as to consultants and members of the SAB. A total of 125,000 shares of Class A Common Stock has been reserved for issuance under the Outside Director Stock Plan, of which options covering 8,000 shares will be granted to each nonemployee director (other than Mr. Ellberger) and 5,000 shares will be granted to each SAB member (or an aggregate of 59,000 shares to the directors and SAB members), effective upon the consummation of this Offering. Such outstanding options will have a purchase price per share equal to the lower of the initial public offering price and $11.00, and will become fully exercisable one year following the consummation of this Offering.

     The Outside Director Stock Plan provides for automatic grants of stock options to nonemployee directors and SAB members, as well as discretionary grants to those persons and consultants. Any nonemployee director (other than any Grace employee) elected to the Board after the consummation of this Offering will, upon election, be granted an option to purchase 4,000 shares of Class A Common Stock at the fair market value of the Class A Common Stock on the date of grant. On the date of each annual stockholders' meeting, each nonemployee director (other than any Grace employee) will receive an option to purchase 2,000 shares of Class A Common Stock at the fair market value of the Class A Common Stock on the date of grant. Any SAB member elected to the SAB after the consummation of this Offering will, upon election, be granted an option to purchase 2,500 shares of Class A Common Stock at the fair market value of the Class A Common Stock on the date of grant. On the date of each annual stockholders' meeting, each SAB member will receive an additional option to purchase 1,000 shares of Class A Common Stock at the fair market value of the Class A Common Stock on the date of grant. All of the options described above will become fully exercisable one year after the date of grant.

     Under the Outside Director Stock Plan, no option may be exercised more than three months following termination of service unless the termination is due to death or disability, in which case the option shall be exercisable for a maximum of one year after such termination. It is intended that options granted under the Outside Director Stock Plan will expire a maximum of ten years and one month following the date of grant.

     The Outside Director Stock Plan will be administered by the Compensation Committee. Subject to the provisions of the Outside Director Stock Plan, the Compensation Committee will have the authority to select the optionees and determine the terms of any discretionary option grants, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable,
(iii) the purchase price of the option, (iv) the duration of the option, and (v) the time, manner and form of payment due upon exercise of an option.

401(k) Plan

     Effective upon the consummation of this Offering (or as soon as practicable thereafter), the employees of the Company will become eligible to participate in an employee savings plan sponsored by the Company that is intended to satisfy the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), including Section 401(k) thereof (the "Circe 401(k) Plan"). The employees of the Company who participate in the Circe 401(k) Plan will be permitted to make contributions to the Circe 401(k) Plan, on a pre-tax and after-tax basis. These contributions will also be subject to certain limitations under the Code. Initially, employee contributions to the Circe 401(k) Plan will not be matched by the Company. The Company, however, will reserve the ability, at its sole discretion, to provide a periodic match or other type of contribution to the Circe 401(k) Plan on behalf of its employees. Certain employees of the Company are currently active participants in Grace's Salaried Employee Savings & Investment Plan (the "Grace 401(k) Plan"). The active participation of the Company's employees in the Grace 401(k) Plan will cease upon the consummation of this Offering, whereupon such employees will have the option of either transferring their aggregate contributions in the Grace 401(k) Plan to the Circe 401(k) Plan or maintaining their account balances in the Grace 401(k) Plan indefinitely.

EMPLOYMENT ARRANGEMENTS

     In November 1996, Grace entered into a letter agreement with Mr. Eger setting forth the terms of his employment as the Company's President. The letter agreement provides that Mr. Eger is entitled to a base salary of $192,000 per annum plus possible annual incentive compensation approximating 30% of such base salary. Mr. Eger is also entitled to participate in certain of the Company's employee benefit plans. If Mr. Eger's employment with the Company is terminated (other than by death, disability, voluntary resignation or for cause) before, or within 12 months after, the consummation of this Offering, Mr. Eger will be entitled to receive a severance payment equal to his annual base salary, less any amount he receives from a third party. The letter agreement does not provide for any specified term of employment.

     In December 1996, the Company entered into a letter agreement with Mr. Butler setting forth the terms of his employment as the Company's Vice President, Finance. The letter agreement, as amended in January 1997, provides that Mr. Butler is entitled to a base salary of $130,000 per annum plus possible annual incentive compensation approximating 25% of such base salary. Mr. Butler is also entitled to participate in certain of the Company's employee benefit plans. The agreement provides that if Mr. Butler's employment with the Company terminates on or before January 20, 1998 as a result of the sale of the Company, Mr. Butler will be entitled to receive a severance payment equal to half of his annual base salary, less any amount he receives from a third party in connection with such termination. The letter agreement does not provide for any specified term of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are expected to be Messrs. Ellberger, Barberich and Mauzey. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Board or the Compensation Committee.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of June 1, 1997 and as adjusted to reflect the sale of the Class A Common Stock offered hereby, certain information regarding beneficial ownership of Class A Common Stock and Class B Common Stock by (i) Grace, the only person to beneficially own 5% or more of the outstanding shares of either the Class A Common Stock or the Class B Common Stock, (ii) each director of the Company and each person who has consented to become a director upon the consummation of this Offering, (iii) each of the Named Executive Officers, and (iv) all directors, director nominees and executive officers of the Company as a group. Except as indicated in the footnotes to this table, the Company believes, based on information provided to the Company, that the persons named in these tables have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them.

                                   BEFORE THIS OFFERING                         AFTER THIS OFFERING
                           -------------------------------------    -------------------------------------------
                            NUMBER          % OF         VOTING      NUMBER          % OF            VOTING
          NAME             OF SHARES   OUTSTANDING(1)   POWER(1)    OF SHARES   OUTSTANDING(1)    POWER(1)(2)
-------------------------  ---------   --------------   --------    ---------   --------------   --------------
                                                      CLASS A COMMON STOCK(3)(4)(5)
NAMED EXECUTIVE OFFICERS:
Laszlo J. Eger...........      0           --              --          52,755(6)     *              1.2%
Claudy J. P. Mullon......      0           --              --          16,317(6)     *               *
Barry A. Solomon.........      0           --              --          26,377(6)     *               *
Melvin D. Soule..........      0           --              --           0           --               --
NONEMPLOYEE DIRECTORS:
Larry Ellberger(7).......      0           --              --           0           --               --
Martin B. Sherwin........      0           --              --           0           --               --
DIRECTOR NOMINEES:
Timothy J. Barberich.....      0           --              --           0           --               --
James J. Mauzey..........      0           --              --           0           --               --
All directors, director
  nominees and executive
  officers as a group (9
  persons):..............      0           --              --         106,000      1.5%             2.5%
                                                         CLASS B COMMON STOCK(3)
5% STOCKHOLDER:
W. R. Grace &
  Co.(5)(8)..............  4,600,000      100%            100%      4,600,000     63.8%            39.5%
  One Town Center Road
  Boca Raton, FL 33486-
     1010

---------------
 * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Represents percentage of all outstanding Common Stock.

(2) Except for the election or removal of directors, the amendment of certain provisions of the Restated Certificate and By-laws and any class votes required by law, holders of both classes of Common Stock vote as a single class on all matters, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having 0.37 of a vote. See "Description of Capital Stock -- Common Stock -- Voting Rights."

(3) Upon the occurrence of certain events, or the satisfaction of certain conditions, each share of Class B Common Stock will be converted into one share of Class A Common Stock. See "Description of Capital Stock -- Common Stock -- Conversion."

(4) Excludes options to be granted effective upon the consummation of this Offering, none of which will be exercisable for one year.

(5) No shares of Class A Common Stock will be issued and outstanding prior to the consummation of this Offering. Grace will not own any shares of Class A Common Stock upon consummation of this Offering.

(6) Represents the Management Stock Awards.

(7) Excludes the shares of Class B Common Stock held by Grace, as to which Mr. Ellberger disclaims beneficial ownership. Mr. Ellberger is Senior Vice President and Chief Financial Officer of Grace.

(8) The shares of Class B Common Stock are owned by a wholly owned subsidiary of Grace.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Class A Common Stock, par value $.001 per share, of which 2,606,000 shares will be outstanding upon the consummation of this Offering (2,981,000 shares if the Underwriters' over-allotment option is exercised in full); 5,000,000 shares of Class B Common Stock, par value $.001 per share, of which 4,600,000 shares will be outstanding upon the consummation of this Offering; and 5,000,000 shares of undesignated Preferred Stock, par value $.001 per share, none of which will be outstanding upon the consummation of this Offering.

     The following summary of certain provisions of the Common Stock, Preferred Stock, Restated Certificate and By-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Restated Certificate and By-laws included as exhibits to the registration statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

     Voting Rights. Except for the election or removal of directors, the amendment of certain provisions of the Restated Certificate and By-laws, and any class votes required by law, holders of both classes of Common Stock vote as a single class on all matters, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having 0.37 of a vote. Upon the consummation of this Offering, Grace will own 4,600,000 shares of Class B Common Stock, which will represent 39.5% of the voting power of all outstanding classes of Common Stock (36.3% if the Underwriters' over-allotment option is exercised in full). Accordingly, Grace will be able to influence the outcome of stockholder votes, including votes concerning the amendment of the Restated Certificate or By-laws and the approval of fundamental corporate changes and significant corporate transactions. Further, under certain circumstances, the 4,600,000 shares of Class B Common Stock held by Grace upon the consummation of this Offering may be converted into an equal number of shares of Class A Common Stock, thereby significantly increasing Grace's voting power, while simultaneously decreasing the voting power of the holders of Class A Common Stock. See "-- Conversion."

     As described below in greater detail, the Restated Certificate provides that the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the Class B Directors. The holders of Class A Common Stock, voting as a separate class, are entitled to elect the Class A Directors, subject to any rights of the holders of any shares of Preferred Stock that may be issued in the future to elect one or more Class A Directors or to vote as a single class with the holders of Class A Common Stock in the election of all Class A Directors. After this Offering, Grace will own all of the outstanding shares of Class B Common Stock and will be entitled to elect the Class B Directors, subject to the conditions discussed below.

     So long as Grace owns Class B Common Stock constituting at least 30% of the Total Common Shares and Preferred Votes, Grace will be entitled to elect a number of Class B Directors equal to 40% of the Company's directors (excluding any directors to be elected exclusively by holders of Preferred Stock). So long as Grace owns Class B Common Stock constituting at least 15% of the Total Common Shares and Preferred Votes, Grace will be entitled to elect a number of Class B Directors equal to 20% of the Company's directors (excluding any directors to be elected exclusively by holders of Preferred Stock). If Grace ceases to own Class B Common Stock constituting at least 15% of the Total Common Shares and Preferred Votes, then all shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock, Grace's right to elect the Class B Directors will terminate, and there will be no Class B Directors. See "- Conversion." In addition, if Grace sells or otherwise transfers beneficial ownership of any shares of Class B Common Stock to a third person or entity (other than a wholly owned subsidiary of Grace), such shares will be automatically converted into shares of Class A Common Stock. Immediately after this Offering, Grace will own 63.8% of the Total Common Shares and Preferred Votes (60.7% if the Underwriters' over-allotment option is exercised in full) and will be entitled to elect Class B Directors constituting 40% of the authorized number of members of the Board. At that time, the Board will consist of five members. Consequently, Grace (as the holder of the Class B Common Stock) will be entitled to elect two directors, and the holders of the Class A Common Stock will be entitled, voting as a separate class, to elect the remaining three directors.

     So long as Grace owns Class B Common Stock constituting at least 15% of the Total Common Shares and Preferred Votes, Grace may remove a Class B Director from office without cause. Class A Directors may be removed from office only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock. A Class A Director may be removed for cause only after such director receives reasonable notice and an opportunity to be heard before the stockholders proposing to remove such director. Vacancies in the office of any class of director may be filled by the remaining directors of that class or, if no directors of that class remain in office, by the vote of the class of shares entitled to elect directors in such class.

     So long as Grace owns Class B Common Stock constituting a majority of the Total Common Shares and Preferred Votes, the Company may not, without the affirmative vote of Grace and a majority of the entire Board, amend the provisions of the By-laws requiring that a majority of the Class B Directors approve certain fundamental corporate changes and significant transactions. See "-- Delaware Law and Certain Charter and By-law Provisions." So long as Grace owns Class B Common Stock constituting at least 15% of the Total Common Shares and Preferred Votes, the Company may not, without the affirmative vote of Grace, amend the provisions of the Restated Certificate relating to the declaration and payment of dividends, the liquidation rights of the Common Stock and the amendment of the Restated Certificate and By-laws.

     Dividends. Holders of record of Class A Common Stock and Class B Common Stock shall be entitled to receive, when, if and as declared by the Board, such dividends of cash, property or stock of the Company as the Board shall from time to time declare, except that (i) no cash dividends shall be declared and paid on one class of Common Stock unless at the same time an equal cash dividend is declared and paid, per share, on the other class of Common Stock; and (ii) no dividend of property (including capital stock of the Company) shall be declared and paid on one class of Common Stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on the other class of Common Stock. The declaration and amount of future dividends will be within the discretion of the Board and may depend, in part, on restrictions that may be contained in agreements to which the Company is a party or by which it is otherwise bound. Further, so long as the Class B Common Stock owned by Grace constitutes a majority of the Total Common Shares and Preferred Votes, the Company may not, without the approval of both a majority of a quorum of the Board and a majority of the Class B Directors, declare or pay a dividend. See "-- Delaware Law and Certain Charter and By-law Provisions" and "Dividend Policy."

     Conversion. If Grace sells or otherwise transfers beneficial ownership of any shares of Class B Common Stock (other than to a wholly owned subsidiary of Grace), each share shall be automatically converted into one share of Class A Common Stock. In addition, if the Class B Common Stock owned by Grace ceases to constitute at least 50% of the Total Common Shares and Preferred Votes, then, at Grace's option, each share of Class B Common Stock may be converted at any time into one share of Class A Common Stock, unless such conversion would result in Grace's ownership of capital stock having more than 50% of the voting power of all of the Company's capital stock. If the Class B Common Stock owned by Grace ceases to constitute at least 15% of the Total Common Shares and Preferred Votes, all shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock. Shares of Class A Common Stock may not be converted into shares of Class B Common Stock.

     Other Rights. Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Upon the liquidation, dissolution, or winding up of the Company, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of either class of Common Stock are subject to redemption. All outstanding shares are, and all shares of Class A Common Stock offered in this Offering will be, when sold, legally issued, fully paid, and nonassessable. The Company may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class. See "-- Preferred Stock" and "-- Delaware Law and Certain Charter and By-law Provisions."

PREFERRED STOCK

     The Restated Certificate permits the Board, without further vote or action by the stockholders, to issue shares of Preferred Stock in one or more series, and to determine the designations, preferences, voting powers, qualifications and special or relative rights and privileges of the shares of each such series, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. These rights and privileges could limit the voting power of holders of Common Stock and restrict their rights to receive dividends or liquidation proceeds.

     The Company has granted the Board sole authority to issue Preferred Stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. The Company believes that this authority will provide flexibility in connection with possible corporate transactions. However, it could also have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Further, the issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. The Board could also use shares of Preferred Stock in order to adopt a stockholders' rights plan (a so-called "poison pill"), which could also have the effect of discouraging or delaying an unsolicited acquisition of the Company. The Company has no present plans to issue any shares of Preferred Stock or to adopt a stockholders' rights plan.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the DGCL ("Section 203"). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the interested stockholder attains such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three prior years owned, 15% or more of the corporation's voting stock. Pursuant to an exception in the DGCL, the provisions of Section 203 will not apply to Grace.

     The Restated Certificate provides that, effective upon the consummation of this Offering, the Class A Directors will be divided into three classes, as nearly equal in number as possible, with Class A Directors at that time serving initial terms expiring at the 1998, 1999 and 2000 annual stockholders' meetings, respectively. Thereafter, Class A Directors in each class will be elected for three-year terms. Each Class A Director will serve until the election and qualification of his or her successor or his or her earlier resignation or removal. See "Management -- Election and Compensation of Directors." The Board is authorized to increase the size of the Board and thereby the number of Class A Directors, subject to the rights of the holders of Class B Common Stock. The Class A Directors have sole authority to fill new Class A Director positions and to determine the class to which any Class A Director may be assigned. In addition, the Class A Directors have sole authority to fill vacancies among the Class A Directors occurring for any reason for the remainder of the term of the vacant position. Further, Class A Directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the Board.

     The By-laws provide that, so long as the number of shares of Class B Common Stock owned by Grace constitutes a majority of the Total Common Shares and Preferred Votes, a majority of the Class B Directors must approve certain fundamental corporate changes and significant transactions, including those involving (i) the issuance and sale of any capital stock or other equity securities of the Company or any subsidiary, subject to certain exceptions; (ii) the incurrence of debt in excess of an aggregate principal amount of $10,000,000 at any time outstanding; (iii) the declaration or payment of dividends or other distributions, or the repurchase or redemption of capital stock; (iv) stock splits, stock combinations or other recapitalizations; (v) the making of capital expenditures in excess of $4,000,000 per project; (vi) business activities other than the research, development, production and commercialization of biomedical devices and systems incorporating synthetic membranes and/or biologically active agents (cells, tissue or biomolecules) for therapeutic, diagnostic or toxicological applications; (vii) any acquisition of, or merger or partnership with, any other entity, unless otherwise permitted by the By-laws and, after such transaction, the Company would continue to be engaged exclusively in the above business activities; (viii) the sale, lease (as lessor), transfer or other disposition of a majority (in either book value or fair market value) of the assets of the Company; (ix) a voluntary plan of liquidation or reorganization; or (x) the cessation of business operations. Even after Grace's percentage equity interest in the Company has decreased to a point that the approval of a majority of the Class B Directors is no longer required to authorize of these transactions, Grace may, by virtue of its ownership of a significant percentage of the voting power of the outstanding Common Stock, be able to influence the outcome of stockholder votes, including votes concerning the amendment of the Restated Certificate or the By-laws and the approval of fundamental corporate changes.

     The Restated Certificate contains provisions eliminating or limiting the personal financial liability of the Company's directors to the fullest extent permitted by the DGCL. The DGCL provides that a director will not be personally liable to a corporation or its stockholders for monetary damages for breach of his or her fiduciary duties as a director, except for liability where there has been a breach of the duty of loyalty, a failure to act in good faith, an act of intentional misconduct, a knowing violation of law, certain unlawful payments of dividends, stock repurchases or redemptions, or any transaction from which the director derives an improper personal benefit. In addition, the Restated Certificate and the By-laws include provisions to indemnify the Company's officers and directors, and persons serving in various other capacities at the request of the Company, to the fullest extent permitted by the DGCL, against expenses, judgments, fines and amounts paid in connection with threatened, pending or completed suits and proceedings against such persons by reason of having served the Company as officers or directors or in other capacities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is State Street Bank & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, the Company will have 7,206,000 shares of Common Stock outstanding. Of these shares, the 2,500,000 shares of Class A Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by the Company's "affiliates," as that term is defined in Rule 144. Of the remaining 4,706,000 shares of Common Stock outstanding upon the consummation of this Offering, 4,600,000 shares will be Class B Common Stock held by Grace and will be "restricted securities," as that term is defined in Rule 144, that may be sold only if registered under the Securities Act or in accordance with an applicable exemption from registration, such as Rule 144. The remaining 106,000 shares will be shares of Class A Common Stock issued pursuant to the Management Stock Awards to the Management Stockholders who are "affiliates" of the Company within the meaning of the Securities Act; these shares will be subject to the resale limitations of Rule 144 (the 4,600,000 shares and the 106,000 shares being collectively referred to as the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Class A Common Stock. Grace has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any securities of the Company owned by Grace for a period of one year after the date of this Prospectus. The Management Stockholders (who will hold the Management Stock Awards and options to purchase 239,000 shares of Class A Common Stock) and the directors of the Company and SAB members (who will hold options to purchase an aggregate of 59,000 shares of Class A Common Stock) have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any securities of the Company owned by them for a period of 180 days after the date of this Prospectus; further, the 106,000 shares of Class A Common Stock to be issued under the Management Stock Awards will be subject to restrictions on transferability and forfeiture until they are vested (in three equal annual installments beginning one year from the consummation of this Offering, subject to the achievement of certain performance objectives). See
"Management -- Employee Benefit Plans," "Relationship with Grace -- Stockholder Agreement," "Description of Capital Stock -- Common Stock" and "Underwriting."

     Upon the expiration of the Grace Lock-Up Period, the 4,600,000 Restricted Shares held by Grace, and 35,333 of the Restricted Shares held by the Management Stockholders (if such shares have vested), will be eligible for sale in the public market, subject to the volume limitations of Rule 144 described below. If and when the remaining 70,667 shares held by the Management Stockholders vest, they may be sold pursuant to the volume limitations of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated with those of others), including any affiliate of the Company, is entitled to sell in brokers' transactions or directly to market makers, within any three-month period, a number of Restricted Shares that does not exceed the greater of (i) 1% of the class of such shares then outstanding or (ii) the average weekly trading volume of the class of such shares in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission, provided that certain current public information concerning the Company is then available, that the seller complies with certain manner-of-sale provisions and notice requirements, and that at least one year has elapsed since the Restricted Shares were fully paid for and acquired from the Company or an affiliate of the Company. A person (or persons whose shares are aggregated with those of others) who is not an affiliate of the Company at any time during the three months preceding any sale by such person, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least two years have lapsed since the Restricted Shares were fully paid for and acquired from the Company or an affiliate of the Company. (However, Rule 144(k) is not expected to be available to Grace or the Management Stockholders for the foreseeable future.) The above is a summary of Rule 144 and is not intended to be a complete description thereof or of the rights of the parties to sell shares of Common Stock thereunder.

     In addition, upon the consummation of this Offering, the Company intends to file a Form S-8 registration statement under the Securities Act to register the 1,050,000 shares of Class A Common Stock reserved for issuance under the Employee Stock Plan, including the 106,000 shares of Class A Common Stock subject to the Management Stock Awards, and the 125,000 shares of Class A Common Stock reserved for issuance under the Outside Director Stock Plan. That registration statement is expected to become effective immediately upon filing. Shares so registered will be eligible for sale in the public market after the effective date of such registration, subject to, if applicable, the Rule 144 limitations applicable to affiliates and the Management Lock-Up Period and, with respect to the Management Stock Awards, the restrictions on transferability and forfeiture referred to above.

     Except as indicated above, the Company is unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. There was no market for the Common Stock prior to this Offering, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market may have an adverse effect on the market price thereof, and could impair the Company's ability to raise capital through the future sale of its equity securities.

     In addition, upon consummation of this Offering and the expiration of the Grace Lock-Up Period, Grace will have certain rights with respect to the registration under the Securities Act of the 4,600,000 shares of Class B Common Stock that it will own. The registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon effectiveness of such registration. See "Relationship with Grace -- Stockholder Agreement."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC and Montgomery Securities are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Class A Common Stock:

                                                                                      NUMBER
                                   UNDERWRITERS                                     OF SHARES
----------------------------------------------------------------------------------  ----------
UBS Securities LLC................................................................
Montgomery Securities.............................................................

                                                                                    -------
          Total...................................................................  2,500,000
                                                                                    =======

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Class A Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriter so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus, and to certain
dealers at such price less a concession not in excess of $          per share.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $          per share to certain other dealers. After the public
offering of the shares of Class A Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Class A Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Class A Common Stock to be purchased by it shown in the above table bears to the total number of shares of Class A Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The directors and executive officers of the Company, who will beneficially own an aggregate of 106,000 shares of Class A Common Stock upon the consummation of this Offering, have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Class A Common Stock, options or warrants to acquire shares of Class A Common Stock or securities exchangeable for or convertible into shares of Class A Common Stock owned by them for a period of 180 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Class A Common Stock, options or warrants to acquire shares of Class A Common Stock or securities exchangeable for or convertible into shares of Class A Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional stock incentives and options under the Employee Stock Plan and the Outside Director Stock Plan, or issue shares upon the exercise of outstanding options.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In the Underwriting Agreement, Grace has agreed that, during the 365 days following the date of this Prospectus, it will not, and will not permit any affiliated company to, sell, offer, or agree to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, except with the prior written consent of UBS Securities LLC. See "Relationship with Grace -- Stockholder Agreement" for information concerning the Stockholder Agreement, which restricts Grace's ability to dispose of its Common Stock and other matters.

     In connection with this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot this Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Class A Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Class A Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in this Offering if the syndicate repurchases previously distributed Class A Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Prior to this Offering, there was no public market for any class of the Company's capital stock. The initial public offering price will be determined by negotiations among the Company, Grace and the Representatives. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market and economic conditions, will be certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present stage of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Class A Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to this Offering at or above the initial offering price.

     The Company has applied for quotation of the Class A Common Stock on the Nasdaq National Market.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, and for the cumulative development stage period from January 1, 1986 (inception) through December 31, 1996, included in this Prospectus have been so included in reliance on the report of

Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements in this Prospectus under the captions "Risk
Factors -- Uncertainties Regarding Patents and Proprietary Rights; Potential Third-Party Claims," other than the first paragraph thereof, and "Business -- Patents and Proprietary Rights," other than the first paragraph thereof, have been reviewed and approved by Fish & Richardson P.C., Boston, Massachusetts, as experts on such matters, and are included in this Prospectus in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1, including amendments thereto (the "Registration Statement"), under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: the New York regional office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago regional office located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material may also be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be accessed electronically at the Commission's Internet home page: (http://www.sec.gov).

     All annual reports containing financial statements audited by the Company's independent public accountants, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information, and such other periodic reports as the Company may determine to be appropriate or as may be required by law, will be made available to the stockholders of the Company at the Company's principal executive offices located at One Ledgemont Center, 128 Spring Street, Lexington, Massachusetts 02173.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Statements of Operations -- For the years ended December 31, 1994, 1995 and 1996, for the cumulative development stage period January 1, 1986 (inception) through December
  31, 1996,
  for the three months ended March 31, 1996 and 1997 (unaudited) and for the cumulative development stage period January 1, 1986 (inception) through March 31,
  1997 (unaudited)....................................................................  F-3
Balance Sheets -- At December 31, 1995 and 1996 and at March 31, 1997 (unaudited).....  F-4
Statements of Cash Flows -- For the years ended December 31, 1994, 1995 and 1996, for the cumulative development stage period January 1, 1986 (inception) through December
  31, 1996, for the three months ended March 31, 1997 (unaudited) and for the cumulative development stage period January 1, 1986 (inception) through March 31,
  1997 (unaudited)....................................................................  F-5
Notes to Financial Statements.........................................................  F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Circe Biomedical, Inc.

The capital restructuring described in Note 14 to the financial statements has not been consummated at June 18, 1997. When it has been consummated, we will be in a position to furnish the following report:

          "In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Circe Biomedical, Inc., a wholly owned development stage subsidiary of W.
     R. Grace & Co., at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, and for the cumulative development stage period from January 1, 1986 (inception) through December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

          As disclosed in the financial statements, the Company has extensive transactions and relationships with W. R. Grace & Co. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties."

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Linthicum, Maryland
June 18, 1997

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    FOR THE CUMULATIVE                        FOR THE CUMULATIVE
                                                        DEVELOPMENT         FOR THE THREE         DEVELOPMENT
                    FOR THE YEARS ENDED DECEMBER       STAGE PERIOD         MONTHS ENDED         STAGE PERIOD
                                31,                   JANUARY 1, 1986         MARCH 31,         JANUARY 1, 1986
                   ------------------------------   (INCEPTION) THROUGH   -----------------   (INCEPTION) THROUGH
                    1994       1995        1996      DECEMBER 31, 1996     1996      1997       MARCH 31, 1997
                   -------    -------    --------   -------------------   -------   -------   -------------------
                                                                             (UNAUDITED)          (UNAUDITED)
Revenues.......... $ --       $ --       $  --           $--              $ --      $ --           $--
                   -------    -------    --------         --------        -------   -------         --------
Expenses:
  Research and
    development...   4,312      5,314       7,125           41,402          1,405     1,730           43,132
  General and
 administrative...   1,207        922       1,394            8,905            206       540            9,445
  Costs allocated
     by Grace.....   2,593      2,541       2,663           18,592            671       681           19,273
                   -------    -------    --------         --------        -------   -------         --------
Net loss.......... $(8,112)   $(8,777)   $(11,182)       $ (68,899)       $(2,282)  $(2,951)       $ (71,850)
                   =======    =======    ========         ========        =======   =======         ========
Net loss per
  share...........                       $  (2.43)                        $  (.50)  $  (.64)
                                         ========                         =======   =======
Weighted average
  shares used in
  computing net
  loss per
  share...........                          4,600                           4,600     4,600
                                         ========                         =======   =======

   The accompanying notes are an integral part of these financial statements.

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,
                                                                  ---------------      MARCH 31,
                                                                  1995      1996         1997
                                                                  ----     ------     -----------
                                                                                      (UNAUDITED)
                                             ASSETS
Current assets:
  Research grant receivable.....................................  $ 24     $   82       $    77
  Prepaid expenses..............................................    97        409           581
                                                                  ----     ------       -------
     Total current assets.......................................   121        491           658
                                                                  ----     ------       -------
  Properties and equipment, net.................................   863        954           931
                                                                  ----     ------       -------
          Total assets..........................................  $984     $1,445       $ 1,589
                                                                  ====     ======       =======
             LIABILITIES, OWNER'S NET INVESTMENT AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and other accrued liabilities................  $335     $1,248       $ 1,614
                                                                  ----     ------       -------
     Total current liabilities..................................   335      1,248         1,614
                                                                  ----     ------       -------
Commitments and contingencies...................................   --        --          --
                                                                  ----     ------       -------
Owner's net investment..........................................   649       --          --
                                                                  ----     ------       -------
Stockholder's equity (deficit):
  Preferred stock, par value $.001 per share -- 5,000,000 shares authorized; no shares issued or outstanding at December 31,
     1996 and March 31, 1997....................................   --        --          --
  Class A common stock, par value $.001 per share -- 15,000,000 shares authorized; no shares issued or outstanding at
     December 31, 1996 and March 31, 1997.......................   --        --          --
  Class B common stock, par value $.001 per share -- 5,000,000 shares authorized; 4,600,000 shares issued and outstanding
     at December 31, 1996 and March 31, 1997....................   --           5             5
  Additional paid-in capital....................................   --         192         2,921
  Accumulated deficit...........................................   --        --          (2,951)
                                                                  ----     ------       -------
     Total stockholder's equity (deficit).......................   --         197           (25)
                                                                  ----     ------       -------
     Total liabilities, owner's net investment and stockholder's
       equity...................................................  $984     $1,445       $ 1,589
                                                                  ====     ======       =======

   The accompanying notes are an integral part of these financial statements.

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                        FOR THE                                      FOR THE
                                                                      CUMULATIVE                                   CUMULATIVE
                                                                      DEVELOPMENT                                  DEVELOPMENT
                                                                     STAGE PERIOD              FOR THE            STAGE PERIOD
                                        FOR THE YEARS ENDED         JANUARY 1, 1986      THREE MONTHS ENDED      JANUARY 1, 1986
                                            DECEMBER 31,              (INCEPTION)             MARCH 31,            (INCEPTION)
                                    ----------------------------        THROUGH        -----------------------       THROUGH
                                     1994      1995       1996     DECEMBER 31, 1996    1996          1997       MARCH 31, 1997
                                    -------   -------   --------   -----------------   -------     -----------  -----------------
                                                                                             (UNAUDITED)           (UNAUDITED)
Cash flows from operating
  activities:
  Net loss......................... $(8,112)  $(8,777)  $(11,182)      $ (68,899)      $(2,282)      $(2,951)       $ (71,850)
  Depreciation.....................     217       202        254           1,478            25            41            1,519
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Changes in net assets and
      liabilities:
      (Increase) decrease in
        research grant
        receivable.................   --          (24)       (58)            (82)           (9)            5              (77)
      (Increase) decrease in
        prepaid expenses...........    (124)       34       (312)           (409)           (4)         (172)            (581)
      Increase (decrease) in
        accounts payable and
        accrued liabilities........      98       (92)       913           1,248            80           366            1,614
                                    -------   -------   --------        --------       -------       -------         --------
Net cash used in operating
  activities.......................  (7,921)   (8,657)   (10,385)        (66,664)       (2,190)       (2,711)         (69,375)
                                    -------   -------   --------        --------       -------       -------         --------
Cash flows from investing
  activities:
  Capital expenditures.............     (77)     (472)      (345)         (2,432)          (47)          (18)          (2,450)
                                    -------   -------   --------        --------       -------       -------         --------
Net cash used in investing
  activities.......................     (77)     (472)      (345)         (2,432)          (47)          (18)          (2,450)
                                    -------   -------   --------        --------       -------       -------         --------
Cash flows from financing
  activities:
  Advances from W. R. Grace &
    Co.............................   7,998     9,129     10,730          69,096         2,237         2,729           71,825
                                    -------   -------   --------        --------       -------       -------         --------
Net cash provided by financing
  activities.......................   7,998     9,129     10,730          69,096         2,237         2,729           71,825
                                    -------   -------   --------        --------       -------       -------         --------
Net change in cash and cash
  equivalents......................   --        --         --           --               --           --             --
                                    -------   -------   --------        --------       -------       -------         --------
Cash and cash equivalents,
  beginning of period..............   --        --         --           --               --           --             --
                                    -------   -------   --------        --------       -------       -------         --------
Cash and cash equivalents,
  end of period.................... $ --      $ --      $  --          $--             $ --          $--            $--
                                    =======   =======   ========        ========       =======       =======         ========

   The accompanying notes are an integral part of these financial statements.

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BUSINESS AND BASIS OF PRESENTATION

     On June 28, 1996, W. R. Grace & Co. ("Grace") formed Circe Biomedical, Inc. ("Circe" or the "Company"), as a wholly owned subsidiary incorporated under the laws of Delaware. Throughout the period covered by the audited financial statements, the Company's operations were conducted by the biomedical division of Grace ("Biomedical Division"). On December 31, 1996, Grace transferred to the Company the assets and liabilities of the Biomedical Division relating to the Company's business to facilitate the sale of, or other strategic alternatives for, the Company, including the possible sale of shares through an initial public offering.

     Circe is engaged in the development, production and commercialization of novel bioartificial organs. The Company's lead product in development, the HepatAssist System, is an extracorporeal, bioartificial liver designed to treat acute and chronic liver failure by temporarily providing essential liver functions. Circe has completed a Phase I/II clinical trial of the HepatAssist System and has submitted to the FDA a proposed protocol for a Phase II/III clinical trial that it expects to begin as early as the third quarter of 1997, subject to FDA approval. The Company's PancreAssist System, which is in preclinical development, is an implantable bioartificial pancreas designed as a novel therapy for the treatment of insulin-dependent diabetes.

     These financial statements present the historical financial position, results of operations and cash flows of the Company previously included in Grace's consolidated financial statements. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55, these financial statements have been adjusted to include all costs directly attributable to the Company, including costs for facilities and services used by the Company at shared sites and costs for certain services provided by Grace to the Company. See Note 11 for a description of the allocation methodologies employed. Although the Company's technologies existed prior to January 1, 1986, the financial statements reflect January 1, 1986 as the date of inception, since no significant costs associated with the technologies transferred to the Company were incurred by Grace prior to such date.

     All charges for and allocations of costs of facilities, functions and services provided by Grace to the Company are settled through intercompany billings and have been reported as part of the owner's net investment.

NOTE 2 -- STAGE OF OPERATIONS

     To date, the Company has been engaged in research and development, preclinical testing and clinical trials. Consequently, the Company's continued financial viability is dependent upon obtaining adequate financing to fund the Company's research and development activities, preclinical testing and clinical trials through technological feasibility and regulatory and commercial acceptance. The Company intends to raise capital through a public offering of the Company's Class A Common Stock (the "Offering"). Grace has represented its intentions to continue to fund the operating cash requirements of the Company through the earlier of (1) mid-1998 or (2) such time as alternative sources of funds are made available through the Offering.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     The Company considers all highly liquid instruments purchased with initial maturities of three months or less to be cash equivalents.

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Properties and Equipment

     Properties and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are depreciated over the shorter of the lease term or useful life, and machinery and equipment over 5 to 20 years.

     The cost and accumulated depreciation of properties and equipment sold or otherwise disposed of are removed from the accounts at the date of disposal, and any resulting gain or loss is reflected in results of operations.

     Maintenance and repairs are charged to operations; replacements and betterments are capitalized.

  Income Taxes

     The Company has been included in Grace's tax returns. As a result, separate income tax returns have not been prepared or filed for the Company.

     For all periods presented, current and deferred income taxes have been calculated as if the Company was a separate taxpayer. Deferred income taxes are determined using the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities reflect the expected future tax consequences of carryforwards and temporary differences between the financial reporting and income tax bases of assets and liabilities. SFAS 109 generally requires that all expected future events, other than changes in tax laws or tax rates, be considered in estimating future tax consequences. A valuation allowance has been established to reduce deferred tax assets by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

  Research and Development

     Research and development costs are expensed as incurred and include costs related to the conceptual formulation and design of products and processes, experimental equipment, preclinical testing, clinical trials and regulatory approval. The Company is a party to certain contracts that provide for the partial funding of its research and development costs by third parties. Funding under these contracts of $24 and $195 for 1995 and 1996, respectively, has been recognized as an offset to research and development expense.

  Net Loss Per Share

     The Company was operated as a division of Grace until December 31, 1996. Accordingly, historical net loss per common share is not considered meaningful and has not been presented herein. As discussed in Note 14, prior to the effective date of the registration statement relating to the Offering, the Company will consummate a capital restructuring which will, among other things, authorize the Class A Common Stock, the Class B Common Stock and shares of undesignated preferred stock. The weighted average shares used in computing net loss per share at December 31, 1996, reflect the retroactive effect of this capital restructuring.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions, based upon all known facts and circumstances, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Interim Financial Statements

     The interim financial statements at March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited and include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for the fair statement of the results for such interim periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

NOTE 4 -- PENSION PLAN

     Grace maintains defined benefit pension plans covering employees of certain units, including the Company, who meet age and service requirements. Benefits are generally based on final average salary and years of service. Grace funds its pension plans in accordance with federal laws and regulations. Plan assets are invested primarily in common stocks and fixed income securities.

     For purposes of these financial statements, all salaried and hourly employees of the Company are considered to have participated in a multiemployer pension plan, as defined in Statement of Financial Accounts Standards No. 87 ("SFAS 87"), "Employer's Accounting for Pensions." For multiemployer plans, employers are required to recognize as net pension expense total contributions for the period. With respect to these plans, the Company recorded expense of $25, $40 and $62 for 1994, 1995 and 1996, respectively. There were no contributions due and unpaid at December 31, 1995 and 1996.

NOTE 5 -- OTHER POSTRETIREMENT BENEFIT COSTS

     Grace provides certain postretirement health care and life insurance benefits for retired employees, including eligible retired employees of the Company. These retiree medical and life insurance plans provide various levels of benefits to employees (depending on their dates of hire) who retire after age 55 with at least 10 years of service. The plans are currently unfunded.

     Effective January 1, 1992, Grace adopted Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions," on the immediate recognition basis, which requires the accrual method of accounting for the future costs of postretirement health care and life insurance benefits over the employees' years of service. The "pay as you go" method of accounting, used prior to 1992, recognized these costs on a cash basis. For the purposes of these financial statements, the Company is considered to have participated in a multiemployer postretirement benefit plan as defined in SFAS 106.

     For multiemployer plans, employers are required to recognize as net postretirement benefit costs the total contributions for the period. With respect to these plans, the Company recorded expense of $15, $21, and $25, for 1994, 1995 and 1996, respectively. There were no contributions due and unpaid at December 31, 1995 and 1996.

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- INCOME TAXES

     The Company has incurred operating losses since inception. Additionally, at least until such time as the Company achieves profitability, the realizability of its deferred tax assets is questionable. As a result, the Statements of Operations do not reflect an income tax provision or benefit associated with the historical results of the Company.

     Deferred tax assets are comprised of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1996
                                                                     --------     --------
    Capitalized research and development costs.....................  $  5,784     $  6,625
    Net operating loss carryforwards (1)...........................    14,417       17,419
                                                                     --------     --------
                                                                       20,201       24,044
    Less: Valuation allowance (1)..................................   (20,201)     (24,044)
                                                                     --------     --------
                                                                     $  --        $  --
                                                                     ========     ========

     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                 1994       1995       1996
                                                                 ----       ----       ----
    Federal income tax rate....................................  (34)%      (34)%      (34)%
    Effects of change in valuation allowance (1)...............   34 %       34 %       34 %
                                                                 ---        ---        ---
                                                                   0 %        0 %        0 %
                                                                 ===        ===        ===

---------------
(1) The Company's net operating losses have been used by Grace, as the Company has been included in Grace's income tax returns. The net operating loss carryforwards are shown solely for determining income taxes under the separate taxpayer approach of SFAS 109 and will not be available to the Company.

NOTE 7 -- PROPERTIES AND EQUIPMENT

     Properties and equipment are comprised of the following:

                                                               DECEMBER 31,
                                                             -----------------      MARCH 31,
                                                              1995       1996         1997
                                                             ------     ------     -----------
                                                                                   (UNAUDITED)
    Leasehold improvements.................................  $   57     $   57       $    75
    Equipment..............................................   1,383      1,659         1,659
    Furniture and fixtures.................................     289        203           203
                                                             ------     ------       -------
                                                              1,729      1,919         1,937
    Less: Accumulated depreciation.........................    (866)      (965)       (1,006)
                                                             ------     ------       -------
    Properties and equipment, net..........................  $  863     $  954       $   931
                                                             ======     ======       =======

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- PREPAID EXPENSES

     Prepaid expenses are comprised of the following:

                                                             DECEMBER 31,          MARCH 31,
                                                            ---------------       -----------
                                                            1995       1996          1997
                                                            ----       ----       -----------
                                                                                  (UNAUDITED)
    Research contracts....................................  $97        $109          $  --
    Royalties.............................................   --         300            300
    Offering costs........................................   --          --            281
                                                            ----       ----           ----
                                                            $97        $409          $ 581
                                                            ====       ====           ====

NOTE 9 -- ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

     Accounts payable and other accrued liabilities are comprised of the following:

                                                            DECEMBER 31,           MARCH 31,
                                                          -----------------       -----------
                                                          1995        1996           1997
                                                          ----       ------       -----------
                                                                                  (UNAUDITED)
    Accounts payable and accrued expenses...............  $191       $  424         $   456
    Accrued research contracts..........................   144          374             427
    BHT settlement liability............................    --          450             450
    Offering costs......................................    --           --             281
                                                          ----         ----            ----
              Total.....................................  $335       $1,248         $ 1,614
                                                          ====         ====            ====

NOTE 10 -- STOCKHOLDER'S EQUITY (DEFICIT) AND OWNER'S NET INVESTMENT

     As discussed in Note 14, after giving retroactive effect to the Company's capital restructuring, at March 31, 1997 the Company had 5,000,000 shares of Preferred Stock, par value $.001 per share, authorized, no shares issued or outstanding; 15,000,000 shares of Class A Common Stock, par value $.001 per share, authorized, no shares issued or outstanding; and 5,000,000 shares of Class B Common Stock, par value $.001 per share, authorized, 4,600,000 shares issued and outstanding. Intercompany transactions and related charges and credits, as well as operating losses funded by Grace through December 31, 1996, have been recorded as part of the owner's net investment in the accompanying balance sheets. No interest has been charged on the

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10 -- STOCKHOLDER'S EQUITY (DEFICIT) AND OWNER'S NET INVESTMENT (CONTINUED)

owner's net investment. The owner's net investment was contributed to the Company's capital by Grace at December 31, 1996. A summary of changes in owner's net investment and stockholder's equity (deficit) is as follows:

                                                   OWNER'S NET   COMMON     ADDITIONAL      ACCUMULATED
                                                   INVESTMENT    STOCK    PAID-IN CAPITAL     DEFICIT
                                                   -----------   ------   ---------------   -----------
Balance at December 31, 1993.....................   $     411
  Net loss.......................................      (8,112)
  Advances from Grace............................       7,998
                                                      -------      ---         ------         -------
Balance at December 31, 1994.....................         297
  Net loss.......................................      (8,777)
  Advances from Grace............................       9,129
                                                      -------      ---         ------         -------
Balance at December 31, 1995.....................         649
  Net loss.......................................     (11,182)
  Advances from Grace............................      10,730
  Contribution of owner's net investment.........        (197)    $  5        $   192
                                                      -------      ---         ------         -------
Balance at December 31, 1996.....................        --          5            192
  Net loss.......................................        --         --            --          $(2,951)
  Advances from Grace............................        --         --          2,729            --
                                                      -------      ---         ------         -------
Balance at March 31, 1997 (unaudited)............   $    --       $  5        $ 2,921         $(2,951)
                                                      =======      ===         ======         =======

NOTE 11 -- RELATED PARTY TRANSACTIONS AND COSTS ALLOCATED BY GRACE

  Cash

     For all periods covered by the financial statements, the Company has used Grace's centralized cash management services, under which disbursements are funded centrally on demand. As a result, the Company carries no cash but records charges to and credits against owner's net investment for cash used and collected.

  Corporate and Divisional Services

     Grace provides the Company with certain services (including human resources, accounting, data processing, patent and legal services) facilities, equipment and supplies for which the Company is charged. Additionally, Grace allocates a portion of its corporate expenses to the Company. These include Grace's expenses for executive management and corporate overhead; postretirement benefits and pensions; benefit administration; risk management/insurance administration; tax and treasury/cash management services; litigation administration services; and other support and executive functions.

     Grace also charges the Company for its share of premiums and claims for Grace's workers' compensation, employee life, medical and dental, and other liability insurance. These charges are based upon a combination of experience and payroll costs. Such allocations and charges are based on either actual costs or allocations based on factors such as management time and headcount.

     Management believes that the basis used for allocating Grace's costs and expenses to the Company is reasonable. However, the amounts charged to the Company may differ from those that would result from transactions among unrelated parties.

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE -- 12 LEASES

     Future minimum lease payments are as follows:

                                                                                 OPERATING
                                                                                  LEASES
                                                                                 ---------
    YEAR ENDED DECEMBER 31,
    ---------------------------------------------------------------------------
           1997................................................................   $   655
           1998................................................................       659
           1999................................................................       581
           2000................................................................       248
           Thereafter..........................................................     --
                                                                                   ------
                     Total minimum lease payments..............................   $ 2,143
                                                                                   ======

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

     Throughout the period covered by these financial statements, the Company entered into various agreements with third parties to perform research and development activities on behalf of the Company. These agreements provide for royalty payments by the Company to these third parties, subject to certain conditions, upon the commercialization and sale of the products as to which the research was performed.

NOTE 14 -- SUBSEQUENT EVENTS

  Offering

     The Company intends to file a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with the Offering. The net proceeds of the Offering are expected to be used for research and development, preclinical testing and clinical trials, working capital and general corporate expenses, as well as the payments discussed in "Litigation Settlement" below. Deferred costs associated with the Offering of $281 at March 31, 1997, which represent legal and accounting costs, will be recorded as a reduction of stockholders' equity if the Offering is consummated. If the Offering is not consummated, the deferred costs will be charged to operations.

  Capital Restructuring

     In June 1997, the Company's Board of Directors approved a capital restructuring which will change the Company's authorized capital stock to 5,000,000 shares of Preferred Stock, par value $.001 per share, and 20,000,000 shares of Common Stock, par value $.001 per share, consisting of 15,000,000 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock. As part of this restructuring, the 1,000 shares of common stock, $1.00 par value per share, currently outstanding will be reclassified into 4,600,000 shares of Class B Common Stock. The anticipated consummation of the capital restructuring has been given retroactive effect in the accompanying financial statements.

  Stock Incentive Plans

     In June 1997, the Board of Directors approved the 1997 Stock Incentive Plan (the "Employee Stock Plan"), effective upon the consummation of the Offering. Stock incentives under the Employee Stock Plan may be granted in the form of stock options, stock awards or a combination of the two, for such consideration and upon such other terms as the Compensation Committee of the Board of Directors may determine from time to time.

                             CIRCE BIOMEDICAL, INC.
       (A WHOLLY OWNED DEVELOPMENT STAGE SUBSIDIARY OF W. R. GRACE & CO.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14 -- SUBSEQUENT EVENTS (CONTINUED)
     Effective upon the consummation of the Offering, certain management personnel (the "Management Stockholders") will be granted an aggregate of 106,000 shares of Class A Common Stock (the "Management Stock Awards"). The Management Stock Awards will vest in three equal annual installments beginning one year following the consummation of the Offering, subject to restrictions on transferability and forfeiture in the event employment with the Company terminates prior to vesting or in the event that certain performance goals are not satisfied. In addition, effective upon the consummation of the Offering, options to purchase an aggregate of 239,000 shares and 286,000 shares of Class A Common Stock will be granted under the Employee Stock Plan to the Management Stockholders and other employees of the Company, respectively. These options will vest in three equal annual installments beginning one year following the consummation of the Offering. Options granted to the Management Stockholders will have a purchase price per share equal to the lower of the price to be paid by the public in the Offering and $11.00. The options granted to other employees of the Company will have a purchase price per share equal to the lower of the price to be paid by the public in the Offering and $10.00.

     In June 1997, the Company's 1997 Outside Director and Consultant Stock Option Plan (the "Outside Director Stock Plan") was also approved by the Board of Directors, effective upon the consummation of the Offering. The Outside Director Stock Plan provides for the grant of stock options to nonemployee directors of, and consultants to, the Company and members of the Company's Scientific Advisory Board ("SAB"). Effective upon the consummation of the Offering, an option covering 5,000 shares will be granted to each SAB member (35,000 total shares) and an option covering 8,000 shares will be granted to each nonemployee director, other than employees of Grace (24,000 total shares). Options will be granted at a purchase price equal to the lower of the price to be paid by the public in the Offering and $11.00, and will become fully exercisable one year following the consummation of the Offering. In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," option grants to SAB members will be treated as compensatory, and the value of these options (estimated at $5.30 for each share subject to the options) will be recognized as expense over the related vesting period.

  Litigation Settlement

     In June 1997, Grace and BioHybrid Technologies, Inc. ("BHT") entered into a Settlement Agreement in order to, among other things, resolve issues arising out of a series of agreements (the "BHT Agreements") relating to the development of the PancreAssist System during the 1985-1993 period. The Settlement Agreement provides that, upon the payment to BHT of a total of $500, the Company will have the exclusive right to use and sublicense the technology developed by the parties under the BHT Agreements (the "New Technology"), as well as certain technology developed by BHT prior to 1985 (the "BHT Background Technology"), in the field of perfusion devices (defined as hybrid artificial organs that have tubular membranes through which blood or other body fluids flow, or that are connected to the circulatory system). The Company's PancreAssist System, as presently configured, is a perfusion device. Of the $500 total payment referred to above, $50 was paid following the execution of the Settlement Agreement and the balance, which includes $300 of prepaid royalties, is to be paid out of the proceeds of the Offering (but no later than November 30, 1997). Both the Company and BHT will have non-exclusive rights to use and sublicense the New Technology in all fields other than perfusion devices, and to use and sublicense the BHT Background Technology for hybrid artificial organs that are not perfusion devices. BHT will have exclusive rights to use and sublicense the BHT Background Technology for all fields other than hybrid artificial organs.

============================================================

     No dealer, salesperson or any other person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, Grace or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus or that there has been no change in the affairs of the Company since such date.

                            ------------------------

                               Table of Contents

                                                  PAGE
                                                  ----
Prospectus Summary..............................    3
Risk Factors....................................    7
Use of Proceeds.................................   17
Dividend Policy.................................   17
Capitalization..................................   18
Dilution........................................   19
Selected Financial Data.........................   20
Pro Forma Statements of Operations..............   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................   22
Business........................................   25
Relationship with Grace.........................   45
Management......................................   48
Principal Stockholders..........................   53
Description Of Capital Stock....................   54
Shares Eligible For Future Sale.................   57
Underwriting....................................   59
Legal Matters...................................   60
Experts.........................................   60
Additional Information..........................   61
Index To Financial Statements...................  F-1

                            ------------------------

     Until                , 1997 (25 days after the date of this Prospectus) all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

============================================================

============================================================

                                2,500,000 SHARES

                            [CIRCE BIOMEDICAL LOGO]

                              CLASS A COMMON STOCK
                         ------------------------------
                                   PROSPECTUS
                                        , 1997
                         ------------------------------

                                 UBS Securities
                             Montgomery Securities

============================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the Registrant's expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee, the amounts listed below are estimates:

    SEC Registration Fee....................................................    $ 11,326
    NASD Filing Fee.........................................................       4,238
    Nasdaq National Market Listing Fee......................................      19,375
    Legal Fees and Expenses.................................................     300,000
    Blue Sky Fees and Expenses..............................................      15,000
    Accounting Fees and Expenses............................................     300,000
    Printing and Engraving Expenses.........................................     150,000
    Transfer Agent and Registrar Fees.......................................      20,000
    Miscellaneous Expenses..................................................      80,061
                                                                                --------
              TOTAL.........................................................    $900,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of the State of Delaware and the Registrant's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant's Form of Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.2 and
3.4 hereto, respectively.

     In addition, the Underwriting Agreement, the form of which is filed as
Exhibit 1.1 hereto, contains provisions for indemnification by the Underwriters of the Registrant and its officers, directors and controlling stockholders against certain liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this Registration Statement, the Corporation has sold the following securities that were not registered under the Securities Act:

     On June 28, 1996, the Registrant sold 1,000 shares of its common stock, par value $1.00 per share, to W. R. Grace & Co.-Conn. for an aggregate purchase price of $1,000. As part of a capital restructuring, such 1,000 shares will be reclassified into 4,600,000 shares of Class B Common Stock upon the filing of the Restated Certificate of Incorporation. No other stock, either preferred or common, has been issued during the three years preceding the date of this Registration Statement. No person acted as an underwriter with respect to the transaction referred to in this Item 15. In the foregoing instance, the Registrant relied on Section 4(2) of the Securities Act for the exemption from the registration requirements of the Securities Act, since no public offering was involved.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  EXHIBIT
  NUMBER                                            DESCRIPTION
-----------       -------------------------------------------------------------------------------
     *(1.1)    -- Form of Underwriting Agreement
      (3.1)    -- Certificate of Incorporation of the Registrant

  EXHIBIT
  NUMBER                                            DESCRIPTION
-----------       -------------------------------------------------------------------------------
      (3.2)    -- Form of Restated Certificate of Incorporation of the Registrant, to be
                  effective prior to the consummation of this Offering
      (3.3)    -- By-laws of the Registrant
      (3.4)    -- Form of Amended and Restated By-laws of the Registrant, to be effective prior to the consummation of this Offering
      (4.1)    -- Article Fourth of the Restated Certificate of Incorporation (see Exhibit 3.2)
     *(4.2)    -- Form of Class A Common Stock Certificate
     *(5.1)    -- Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of the securities being registered
     (10.1)    -- Form of 1997 Stock Incentive Plan
     (10.2)    -- Form of 1997 Outside Director and Consultant Stock Option Plan
     (10.3)    -- Transfer and Assumption Agreement, dated as of December 31, 1996, between the
                  Registrant and W. R. Grace & Co.--Conn.
    *(10.4)    -- Amendment No. 1, dated           1997, to the Transfer and Assumption Agreement
                  dated December 31, 1996, between the Registrant and W. R. Grace & Co.--Conn.
   **(10.5)    -- Lease Agreement, dated as of May 31, 1988, as amended, between W. R. Grace &
                  Co.--Conn. and Ledgemont Realty Trust
   **(10.6)    -- Lease Agreement, dated as of June 16, 1995, between W. R. Grace & Co.--Conn.
                  and Trustees of Tufts College
  **+(10.7)    -- Sponsored Research Agreement, dated as of December 1, 1992, between W. R. Grace
                  & Co.--Conn. and Rhode Island Hospital
  **+(10.8)    -- Research, Technology Development and License Agreement, dated as of August 1,
                  1994, between W. R. Grace & Co.--Conn. and Cedars--Sinai Medical Center
    +(10.9)   --- Settlement Agreement, Mutual Release and Restatement of Rights and Obligations,
                  dated as of June 12, 1997, among the Registrant, W. R. Grace & Co.--Conn.,
                  BioHybrid Technologies Limited Partnership, BioHybrid Technologies Incorporated
                  and BioHybrid Technologies Development Company
   *(10.10)    -- Form of Stockholder Agreement, dated           1997, between the Registrant and
                  W. R. Grace & Co.--Conn.
   *(10.11)    -- Form of Circe Biomedical Transitional Services Agreement, dated           1997,
                  between the Registrant and W. R. Grace & Co.--Conn.
   *(10.12)    -- Form of Tax Sharing and Indemnification Agreement, dated           1997,
                  between the Registrant and W. R. Grace & Co.--Conn.
   *(10.13)    -- Form of Employee Benefits Agreement, dated           1997, between the
                  Registrant and W. R. Grace & Co.--Conn.
   *(10.14)    -- Form of Insurance Procedures Agreement, dated           1997, between the
                  Registrant and W. R. Grace & Co.--Conn.
    (10.15)    -- Employment Agreement and Response Letter, dated November 6, 1996 and November
                  8, 1996, respectively, between Laszlo J. Eger and W. R. Grace & Co.--Conn.
    (10.16)    -- Employment Letters, dated December 20, 1996 and January 3, 1997, from the
                  Registrant to David A. Butler
    *(11.1)    -- Statement Regarding Computation of Per Share Earnings
     (21.1)    -- Subsidiaries of the Registrant
     (23.1)    -- Consent of Price Waterhouse LLP
    *(23.2)    -- Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5)
     (23.3)    -- Consent of Fish & Richardson P.C.
     (23.4)    -- Consent of Timothy J. Barberich, director nominee

  EXHIBIT
  NUMBER                                            DESCRIPTION
-----------       -------------------------------------------------------------------------------
     (23.5)    -- Consent of James J. Mauzey, director nominee
    #(24.1)    -- Power of Attorney
     (27.1)    -- Financial Data Schedule

---------------
 * To be filed by amendment.
** Assigned by W. R. Grace & Co.--Conn. to the Registrant, pursuant to the
   Transfer and Assumption Agreement listed as Exhibit (10.3).
 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.
 # As filed in Part II of this Registration Statement.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on June 20, 1997.

                                          CIRCE BIOMEDICAL, INC.

                                          BY: /s/ LASZLO J. EGER
                                            ------------------------------------
                                            LASZLO J. EGER, PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

     Each person whose signature appears below constitutes and appoints Laszlo
J. Eger, Barry A. Solomon, Ph.D., David A. Butler and Robert B. Lamm, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                              TITLE                         DATE
-------------------------------------  ---------------------------------    ------------------

/s/ LASZLO J. EGER                     President and Chief Executive        June 20, 1997
-------------------------------------  Officer and Director (principal
Laszlo J. Eger                         executive officer)

/s/ DAVID A. BUTLER                    Vice President, Finance              June 20, 1997
-------------------------------------  (principal financial and
David A. Butler                        accounting officer)

/s/ LARRY ELLBERGER                    Director                             June 20, 1997
-------------------------------------
Larry Ellberger

/s/ MARTIN B. SHERWIN                  Director                             June 20, 1997
-------------------------------------
Martin B. Sherwin

                                 EXHIBIT INDEX

                                                                                         SEQUENTIALLY
  EXHIBIT                                                                                  NUMBERED
  NUMBER                                       DESCRIPTION                                   PAGE
-----------       ---------------------------------------------------------------------  ------------
     *(1.1)    -- Form of Underwriting Agreement.......................................
      (3.1)    -- Certificate of Incorporation of the Registrant.......................
                  Form of Restated Certificate of Incorporation of the Registrant, to
      (3.2)    -- be effective prior to the consummation of this Offering..............
      (3.3)    -- By-laws of the Registrant............................................
                  Form of Amended and Restated By-laws of the Registrant, to be
      (3.4)    -- effective prior to the consummation of this Offering.................
                  Article Fourth of the Restated Certificate of Incorporation (see
      (4.1)    -- Exhibit 3.2).........................................................
     *(4.2)    -- Form of Class A Common Stock Certificate.............................
                  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with
     *(5.1)    -- respect to the legality of the securities being registered...........
     (10.1)    -- Form of 1997 Stock Incentive Plan....................................
     (10.2)    -- Form of 1997 Outside Director and Consultant Stock Option Plan.......
                  Transfer and Assumption Agreement, dated as of December 31, 1996,
     (10.3)    -- between the Registrant and W. R. Grace & Co.--Conn. .................
                  Amendment No. 1, dated           1997, to the Transfer and Assumption
                  Agreement dated December 31, 1996, between the Registrant and W. R.
    *(10.4)    -- Grace & Co.--Conn. ..................................................
                  Lease Agreement, dated as of May 31, 1988, as amended, between W. R.
   **(10.5)    -- Grace & Co.--Conn. and Ledgemont Realty Trust........................
                  Lease Agreement, dated as of June 16, 1995, between W. R. Grace &
   **(10.6)    -- Co.--Conn. and Trustees of Tufts College.............................
                  Sponsored Research Agreement, dated as of December 1, 1992, between
  **+(10.7)    -- W. R. Grace & Co.--Conn. and Rhode Island Hospital...................
                  Research, Technology Development and License Agreement, dated as of
                  August 1, 1994, between W. R. Grace & Co.--Conn. and Cedars--Sinai
  **+(10.8)    -- Medical Center.......................................................
                  Settlement Agreement, Mutual Release and Restatement of Rights and
                  Obligations, dated as of June 12, 1997, among the Registrant, W. R.
                  Grace & Co.--Conn., BioHybrid Technologies Limited Partnership,
                  BioHybrid Technologies Incorporated and BioHybrid Technologies
    +(10.9)       Development Company..................................................
              ---
                  Form of Stockholder Agreement, dated           1997, between the
   *(10.10)    -- Registrant and W. R. Grace & Co.--Conn. .............................
                  Form of Circe Biomedical Transitional Services Agreement, dated
                            1997, between the Registrant and W. R. Grace &
   *(10.11)    -- Co.--Conn. ..........................................................
                  Form of Tax Sharing and Indemnification Agreement, dated
                            1997, between the Registrant and W. R. Grace &
   *(10.12)    -- Co.--Conn. ..........................................................
                  Form of Employee Benefits Agreement, dated           1997, between
   *(10.13)    -- the Registrant and W. R. Grace & Co.--Conn. .........................
                  Form of Insurance Procedures Agreement, dated           1997, between
   *(10.14)    -- the Registrant and W. R. Grace & Co.--Conn. .........................
                  Employment Agreement and Response Letter, dated November 6, 1996 and
                  November 8, 1996, respectively, between Laszlo J. Eger and W. R.
    (10.15)    -- Grace & Co.--Conn. ..................................................
                  Employment Letters, dated December 20, 1996 and January 3, 1997, from
    (10.16)    -- the Registrant to David A. Butler....................................
    *(11.1)    -- Statement Regarding Computation of Per Share Earnings................
     (21.1)    -- Subsidiaries of the Registrant.......................................
     (23.1)    -- Consent of Price Waterhouse LLP......................................
                  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
    *(23.2)    -- Exhibit 5)...........................................................

                                                                                         SEQUENTIALLY
  EXHIBIT                                                                                  NUMBERED
  NUMBER                                       DESCRIPTION                                   PAGE
-----------       ---------------------------------------------------------------------  ------------
     (23.3)    -- Consent of Fish & Richardson P.C. ...................................
     (23.4)    -- Consent of Timothy J. Barberich, director nominee....................
     (23.5)    -- Consent of James J. Mauzey, director nominee.........................
    #(24.1)    -- Power of Attorney....................................................
     (27.1)    -- Financial Data Schedule..............................................

---------------
 * To be filed by amendment.
** Assigned by W. R. Grace & Co.--Conn. to the Registrant, pursuant to the
   Transfer and Assumption Agreement listed as Exhibit (10.3).
 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.
 # As filed in Part II of this Registration Statement.